Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of August 7, 2025

by and among

EACH OF THE PERSONS SIGNATORY HERETO AND NAMED ON ANNEX A,

ALLY BANK

for itself as a Lender and as Administrative Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO AS LENDERS

i

ARTICLE 4 COLLATERAL		66

4.1	Grant of Security Interests	66

4.2	Lien on Realty	67

4.3	Representations and Covenants Regarding Collateral	67

ARTICLE 5 CONDITIONS TO CLOSING		68

5.1	Conditions of the Restatement Date Loan	68

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		71

6.1	Organization	71

6.2	Authorization; Enforceability	71

6.3	No Conflicts	71

6.4	Litigation	72

6.5	No Defaults	72

6.6	Restrictive Agreement	72

6.7	Title	72

6.8	No Bankruptcy Filing	73

6.9	Solvency	73

6.10	Full and Accurate Disclosure	73

6.11	Tax Filings	74

6.12	No Plan Assets	74

6.13	Compliance	74

6.14	Contracts	74

6.15	Federal Reserve Regulations; Investment Company Act	74

6.16	Easements; Utilities and Public Access	75

6.17	Physical Condition	75

6.18	Ownership of Borrowers and other Credit Parties	75

6.19	Management Agreements	75

6.20	Compliance with Environmental Laws	75

6.21	Hazardous Materials	76

6.22	Employee Matters	76

6.23	Intellectual Property	76

6.24	Healthcare Authorizations	76

6.25	HIPAA Compliance	77

6.26	Reimbursement; Third-Party Payors	77

6.27	Compliance with Healthcare Laws	77

6.28	Licensed Beds	79

6.29	Name; Principal Place of Business	79

6.30	Material Contracts and Affiliate Agreements	79

6.31	Patriot Act and OFAC Compliance	79

6.32	Federal Employer Identification Number	80

6.33	Survival	80

6.34	Borrowers’ Knowledge	80

ARTICLE 7 AFFIRMATIVE COVENANTS.		80

7.1	Payment of Obligations	80

7.2	Preservation of Existence, Etc.	80

7.3	Maintenance of Properties	81

7.4	Access to Real Property	81

7.5	Insurance	81

7.6	Compliance With Laws	88

7.7	Books and Records	88

7.8	Inspection Rights; Field Audits	89

7.9	Environmental Matters	89

7.10	Management; Subordination of Management Fees	91

7.11	Indemnity	91

7.12	Licenses	92

7.13	Healthcare Operations	93

7.14	Special Purpose Entity	94

7.15	Title to the Real Property	94

7.16	Further Assurances	94

7.17	Notice of Condemnation	94

7.18	Use of Proceeds	95

7.19	Additional Guarantors/Borrowers; Additional Pledgors	95

7.20	Intentionally Omitted	95

7.21	Deposit Account Agreements	95

7.22	Post-Closing Items	95

7.23	Payroll Service	96

7.24	Payroll Tax	96

ARTICLE 8 NEGATIVE COVENANTS		96

8.1	Liens	96

8.2	Investments	96

8.3	Indebtedness	96

8.4	Loans	96

8.5	Asset Dispositions; Settlement of Debts	96

8.6	Distributions	96

8.7	Fundamental Changes; Change to Organization Documents	96

8.8	Transactions With Affiliates	97

8.9	Zoning	98

8.10	No Joint Assessment	98

8.11	Use of Proceeds	98

8.12	Leases; Residency Agreements; Assignments; Subordination	98

8.13	Certain Accounting Changes	99

8.14	Healthcare Matters	99

8.15	ERISA	99

8.16	Management Agreement; Other Material Contracts	100

8.17	Restrictive Agreements	100

8.18	Swap Agreements	100

ARTICLE 9 FINANCIAL COVENANTS		101

9.1	Debt Yield	101

9.2	Hedged Debt Service Coverage Ratio	101

9.3	Debt Service Coverage Ratio	101

9.4	Equity Cure; Cash Sweep	101

ARTICLE 10 NOTICES AND REPORTING		103

10.1	Notices	103

10.2	Required Notices from Credit Parties	105

10.3	Financial Statements, Compliance Certificates and Projections	108

10.4	Accuracy of Information	109

10.5	Protected Health Information	109

ARTICLE 11 DEFAULTS AND REMEDIES		110

11.1	Events of Default	110

11.2	Remedies	114

11.3	Application of Payments After Event of Default or Exercise of Remedies	115

11.4	Rights to Appoint Receiver	116

11.5	Assistance and Cooperation	117

11.6	License	117

11.7	Injunctive Relief	117

ARTICLE 12 PARTICIPATIONS AND ASSIGNMENTS.		118

12.1	Participations and Assignments	118

ARTICLE 13 MISCELLANEOUS		120

13.1	Financial Advisors	120

13.2	Administrative Agent’s Discretion	120

13.3	Governing Law	120

13.4	Modification, Waiver in Writing	121

13.5	Waiver of Trial by Jury	123

13.6	Waiver of Consequential Damages, Etc.	123

13.7	Headings/Exhibits	123

13.8	Severability	123

13.9	Preferences	123

13.10	Waiver of Notice	124

13.11	Remedies of Borrowers	124

13.12	Prior Agreements	124

13.13	Offsets, Counterclaims and Defenses	124

13.14	Publicity	124

13.15	Survival	125

13.16	No Usury	125

13.17	Conflict; Construction of Documents	125

13.18	No Third Party Beneficiaries	126

13.19	Assignment	126

13.20	Set-Off	126

13.21	Treatment of Certain Information; Confidentiality	126

13.22	Patriot Act Compliance	127

13.23	Counterparts	128

13.24	Borrower Representative	128

13.25	Joint and Several	128

13.26	Release of Claims	136

13.27	Acting Through Agents	136

13.28	Qualified ECP Keepwell	136

13.29	Effect of Amendment and Restatement	137

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13.30	Waiver of Existing Events of Default	137

ARTICLE 14 AGENCY		138

14.1	Appointment and Authorization	138

14.2	Delegation of Duties	139

14.3	Exculpation of Administrative Agent	139

14.4	Reliance by Administrative Agent	140

14.5	Notice of Default	140

14.6	Credit Decision	141

14.7	Indemnification	141

14.8	Administrative Agent in Individual Capacity	142

14.9	Successor Administrative Agent	142

14.10	Collateral Matters; Restriction on Lenders	143

14.11	Administrative Agent May File Proofs of Claim	144

14.12	Return of Payments	145

14.13	Sharing of Payments by Lenders	145

14.14	No Advisory or Fiduciary Responsibility	146

14.15	Defaulting Lender	146

14.16	Defaulting Lender Cure	147

14.17	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	147

14.18	Erroneous Payments	148

ANNEX A	-	List of Borrowers
ANNEX B	-	Term Loan Commitments

EXHIBIT A	-	Form of Compliance Certificate
EXHIBIT B	-	Form of Promissory Note
EXHIBIT C	-	Form of Assignment and Assumption Agreement
EXHIBIT D	-	Form of Special Compliance Certificate
EXHIBIT E	-	Delayed Draw Loan Advance Request

SCHEDULE 1	-	Supplements to Specific Definitions
SCHEDULE 2.7	-	Allocated Amount
SCHEDULE 3.2	-	Payment Accounts; Other Deposit Accounts
SCHEDULE 3.3	-	Required Repairs
SCHEDULE 6.4	-	Litigation
SCHEDULE 6.14	-	Contracts
SCHEDULE 6.18	-	Ownership of Borrowers and Guarantor

SCHEDULE 6.22	-	Employee Matters
SCHEDULE 6.23	-	Intellectual Property
SCHEDULE 6.28	-	Licensed Beds
SCHEDULE 6.29	-	Healthcare Facilities
SCHEDULE 6.30	-	Material Contracts and Affiliate Agreements
SCHEDULE 6.32	-	Federal Employer Identification Number
SCHEDULE 7.14	-	Special Purpose Entity Provisions
SCHEDULE 7.22	-	Post-Closing Items
SCHEDULE 8.8	-	Affiliate Transactions
SCHEDULE 12	-	Owners; Real Property Locations

AMENDED AND RESTATED TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED TERM LOAN AGREEMENT is dated as of August 7, 2025 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) by and among each of the Persons signatory hereto and named on Annex A hereto, as initial borrowers (each, an “Initial Borrower” and, collectively, the “Initial Borrowers” and, collectively with each other Person made party as a “Borrower” hereunder by execution and delivery of an Omnibus Joinder Agreement, “Borrowers”, and each, individually, a “Borrower”), the lenders from time to time party hereto (each, a “Lender” and collectively the “Lenders”) and ALLY BANK, a Utah state chartered bank (“Ally Bank”), in its capacity as Administrative Agent for Lenders (together with its successors and assigns, the “Administrative Agent”).

RECITALS

WHEREAS, Administrative Agent, Lenders, and Borrowers have previously entered into that certain Term Loan Agreement dated as of March 10, 2022, as amended by that certain Omnibus Joinder Agreement and First Amendment to Term Loan Agreement and Other Loan Documents dated as of December 13, 2022, as amended by that certain Second Amendment to and Waiver Under Term Loan Agreement dated as of June 29, 2023, as amended by that certain Omnibus Joinder Agreement and Third Amendment to Term Loan Agreement and Other Loan Documents dated as of February 2, 2024, as affected by that certain Consent Under Term Loan Agreement dated as of February 28, 2024, and as amended by that certain Fourth Amendment to Term Loan Agreement dated as of May 22, 2024 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Existing Loan Agreement”) pursuant to which Lenders extended one or more term loans to Borrowers in the aggregate amount of up to $122,955,000 (the “Existing Loan”) as evidenced by one or more promissory notes dated as of May 22, 2024 (the “Existing Notes”);

WHEREAS, among other things, the Borrowers have requested that the Lenders make an additional term loan to the Borrowers, and the Lenders have agreed to such requests subject to the terms and conditions provided in this Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement amend and restate in its entirety the Existing Loan Agreement and this Agreement does not and shall not constitute a novation of the obligations and liabilities of the parties under the Existing Loan Agreement or Existing Notes;

WHEREAS, the parties hereto acknowledge and agree that the Obligations (as defined in the Existing Loan Agreement) under the Loan Documents (as defined in the Existing Loan Agreement) shall continue in full force and effect, except as specifically amended and restated herein, and that, from and after the date hereof, all references to the “Loan Agreement” and “Loan Documents” contained therein shall be deemed to refer to this Agreement and the Loan Documents (as defined herein);

WHEREAS, the parties hereto acknowledge and agree that (a) the Collateral Documents (as defined in the Existing Loan Agreement) and the collateral pledged thereunder shall secure,

without interruption or impairment of any kind, all Obligations (as defined in the Existing Loan Agreement) together with all Obligations (as defined herein), (b) all Liens evidenced by the Collateral Documents (as defined in the Existing Loan Agreement) are hereby ratified, confirmed, and continued, and (c) the Loan Documents (as defined herein) executed in connection with this Agreement shall restate, renew, extend, consolidate, amend and/or modify the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreements) executed in connection therewith; and

WHEREAS, the parties hereto intend that (a) the provisions of the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement) executed in connection therewith, to the extent restated, renewed, extended, consolidated, amended and/or modified hereby, are hereby superseded and replaced by the provisions hereof and of the Loan Documents (as defined herein); and (b) the Promissory Notes (as hereinafter defined) shall amend, renew, extend, modify, replace, serve as a substitute for and supersede in their entirety, but not extinguish the indebtedness arising under, the Existing Notes issued pursuant to the Existing Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Specific Definitions. The following terms set forth in this Agreement and in the foregoing recitals have the meanings set forth below:

“Acceptable Entity”: means an Affiliate of Borrowers that satisfies each of the following conditions: (a) the beneficial ownership of such Person is the same or substantially the same as the Initial Borrowers; (b) such Person has been formed for the sole purpose of acquiring, owning and operating a Healthcare Facility, which facility has been approved by Administrative Agent, which is or will be owned by such Joinder Borrower at the time the applicable Increase Loan is funded; and (c) such Person complies with the representations, warranties and covenants of this Agreement and the other Loan Documents applicable to Borrowers.

“Acceptable Project”: a Healthcare Facility that, upon acquisition thereof by the applicable Joinder Borrower, (a) will be owned by such Joinder Borrower; (b) will be managed by the Manager or such other manager approved by Administrative Agent pursuant to a management agreement in form and substance reasonably acceptable to Administrative Agent; and (c) complies with the representations, warranties and covenants of this Agreement and the other Loan Documents applicable to the Properties, as applicable.

“Account”: any and all “Accounts” (as that term is defined in Article 9 of the UCC) whether now existing or hereafter arising.

“Account Debtor”: any Person obligated on any Account.

“Administrative Agent”: the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account”: the following deposit account of Administrative Agent:

JPMorgan Chase Bank, N.A.
New York, New York
Wire ABA No.:	021-000-021
Account Name:	Ally Bank
Account No.:	361-324-984
Attention:	Loan Operations
Reference:	Sonida 19 Pack

“Administrative Agent’s Consultant”: the meaning set forth in Section 7.9(a).

“Advance” means each advance of Term Loan proceeds made pursuant to Section 2.1 hereof, including, for the avoidance of doubt, each advance of the proceeds of an Incremental Loan pursuant to Section 2.15.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person, and includes in any event with respect to any Borrower, each Manager, each member of such Borrower, and each other Person which is an Affiliate of any such member of such Borrower. For the avoidance of doubt, each Borrower Party and Guarantor shall be deemed an Affiliate of Borrowers.

“Agent Parties”: the meaning set forth in Section 10.1(c).

“Agreement”: the meaning set forth in the preamble to this Agreement.

“Allocated Amount”: means, with respect to each Property, the amount of the Original Term Loan and Restatement Date Loan allocated to such Property as set forth on Schedule 2.7, as increased by the amount of any subsequent Advance (such as, e.g., a Delayed Draw Loan Advance) made with respect to such Property and by the amount of any Protective Advances made with respect to such Property.

“Ally Bank”: the meaning set forth in the preamble to this Agreement.

“Alpharetta Project” means the Healthcare Facility located at 3675 Old Milton Pkwy., Alpharetta, Georgia 30005.

“ALTA”: the meaning set forth in Section 5.1(j).

“Amortization Payment”: the meaning set forth in Section 2.3(b).

“Anti-Terrorism Law”: any Law related to money laundering or financing terrorism including the Patriot Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§

5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001).

“Applicable Law”: all Laws applicable to any Credit Party or any other Person, or any conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin”: initially, 2.65% per annum, and thereafter, the Applicable Margin will be reduced to 2.45% per annum (the “Performance Pricing Reduction”) if, subject to no Default or Event of Default, either (A) following the initial Delayed Draw Loan Advance, as of any Test Date (calculated for the Test Period ending on each such Test Date), the Debt Yield is not less than twelve percent (12.00%) and the Debt Service Coverage Ratio is not less than 1.35 to 1.00, in all cases, as evidenced by the Compliance Certificate most recently delivered pursuant to Section 10.3(a) hereof, or (B) the outstanding principal balance of the Term Loans equal or exceed $150,000,000 as of any Test Date, as a result of Incremental Loans made pursuant to Section 2.15 hereof. The foregoing (A) and (B) are each a “Performance Pricing Reduction Condition” and collectively, the “Performance Pricing Reduction Conditions”. The Applicable Margin will remain at the Performance Pricing Reduction level for so long as any of the Performance Pricing Reduction Conditions are met. If the Borrowers subsequently fail to meet at least one of the Performance Pricing Reduction Conditions, the Applicable Margin shall automatically revert to 2.65% per annum. If at any time the Borrowers meet all of the Performance Pricing Reduction Conditions, and subject to No Default or Event of Default, Administrative Agent shall further reduce the Applicable Margin to 2.25% per annum (the “Relationship Pricing Reduction”). If the Applicable Margin is so reduced to the Relationship Pricing Reduction level, the Applicable Margin shall remain at such level for so long as all of the Performance Pricing Reduction Conditions are met. If at any time following a reduction in pricing under this definition the Borrowers fail to subsequently meet the applicable reduction conditions, the Applicable Margin shall automatically revert to the pricing level under which all reduction conditions have been met, and if none, the Applicable Margin shall automatically revert to 2.65% per annum.

If the Borrowers shall fail to timely deliver a Compliance Certificate as required under Section 10.3(a) of this Agreement, the Applicable Margin shall be conclusively presumed to equal 2.65% per annum for the period commencing on the required delivery date of such Compliance Certificate until the delivery thereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of the Borrowers or for any other reason, Administrative Agent determines that (a) the Debt Yield and Debt Service Coverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Debt Yield and Debt Service Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Debt Yield and Debt Service Coverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Administrative Agent, promptly upon demand by Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Debt Yield and Debt Service Coverage Ratio would have resulted in lower pricing for such period, neither Administrative Agent nor the Lenders shall have any obligation to repay interest to Borrower; provided, that, if as a result of any restatement or other event a proper calculation of the Debt Yield and Debt Service Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods, then the amount payable by Borrowers pursuant to the immediately preceding clause (i) shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

Notwithstanding anything to the contrary contained herein, for purposes of determining the Applicable Margin, Consolidated Total Debt Service (for purposes of determining the Debt Service Coverage Ratio) shall be calculated to exclude any Swap Agreement Benefit Amount.

“Approved Cash Management Obligations”: any obligations to Administrative Agent, any Lender or any Affiliate of any of the foregoing pursuant to any Cash Management Agreement of which (a) if such cash management obligations were established prior to the date of this Agreement, the Lender or its Affiliate has provided written notice to Administrative Agent executed by an authorized signatory of such Lender disclosing the existence of such Cash Management Agreement and the maximum liability of Borrowers or (b) if such Cash Management Agreement is established following the date of this Agreement, then (i) such Lender or its Affiliate (which in no case may be a Defaulting Lender) shall have provided written notice to Administrative Agent executed by an authorized signatory of such Lender disclosing the existence of such Cash Management Agreement and the maximum liability of Borrowers thereunder and (ii) as of the date of delivery of such notice to Administrative Agent, no Event of Default shall have occurred and be continuing. In all events, the Approved Cash Management Obligations shall not exceed the maximum liability so disclosed in the notice to Administrative Agent.

“Approved Counterparty”: a bank or other financial institution which has (a) (i) a long-term unsecured debt rating of “A-” or higher by S&P and (ii) a long-term senior unsecured debt rating of at least “A-3” from Moody’s, or (b) such other counterparty approved by Administrative Agent in writing.

“Asset Disposition”: a sale, lease, license, consignment, transfer or other disposition of any property or assets (or any interest therein) of any Borrower, including a disposition in connection with a sale-leaseback transaction or synthetic lease.

“Assignee”: the meaning set forth in Section 12.1(b).

“Assignment Agreement”: an Assignment and Assumption Agreement in the form attached hereto as Exhibit C.

“Assignment of Leases and Rents”: each of, and the collective reference to, each Assignment of Leases, Rents and Property Income, Assignment of Leases and Rents or similar document executed by any Borrower in favor of Administrative Agent (for the benefit of itself and the Lenders), as amended, restated, supplemented, or otherwise modified from time to time, by which such Borrower assigns all Leases and Rents to Administrative Agent (for the benefit of itself and the Lenders) as security for the Obligations.

“Authorized Officer”: the chief executive officer, president, chief financial officer, chief operating officer or, treasurer or authorized signatory of a Credit Party and, solely for purposes of notices given pursuant to Article 2, any other officer, authorized signatory or employee of the applicable Credit Party so designated by any of the foregoing officers in a written notice to Administrative Agent. Any document delivered hereunder that is signed by an Authorized Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Award”: the meaning set forth in Section 7.5(d)(ii).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, requirement or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute or similar federal or state Laws for the relief of debtors.

“Base Rate”: for any day, a floating interest rate per annum equal to the greatest of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the “Bank Prime Loan” rate in Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent, or (b) the sum of one half of one percent (0.5%) and the Federal Funds Effective Rate in effect on such day (which shall not be less than the Floor). Any change in the Base Rate due to a change in any of the rates described in the immediately preceding sentence shall become effective on the effective date of such change in the Bank Prime Loan rate or the Federal Funds Effective Rate.

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(a).

“Benchmark Replacement”: the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities plus (ii) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement Rate as so determined would be less than the Floor, the Benchmark Replacement Rate will be deemed to be the Floor for purposes of this Agreement.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Blocked Person”: any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which Administrative Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” or “Borrowers”: the meaning set forth in the preamble to this Agreement, together with any other Person that becomes a Borrower hereunder pursuant to Section 7.19 or otherwise.

“Borrower Party” or “Borrower Parties”: the meaning set forth in Section 13.25(n).

“Borrower Representative”: CSL CE Arlington, LLC, as the same may be changed from time to time pursuant to the provisions of Section 13.24(a).

“Business Day”: any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close by law or executive order.

“Capital Expenditures”: for any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

“Capitalized Lease Obligations”: any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CARES Act”: the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136) (H.R. 748), as amended from time to time, and all results, requirements, regulations, and administrative guidance related to the same.

“Carve-Out Guaranty”: that certain Amended and Restated Carve-Out Guaranty, dated as of February 2, 2024, executed by Guarantor in favor of Administrative Agent (for the benefit of itself and the Lenders), as amended, restated, supplemented, or otherwise modified from time to time, in form and substance satisfactory to Administrative Agent.

“Cash Equivalents”: (i) readily marketable obligations issued or fully guaranteed by the United States of America or any agency thereof having maturities of not more than twelve (12) months from the date of acquisition thereof, (ii) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of the highest rating attainable by a Rating Agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities, in each case of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) such bank’s debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than Aa (or the equivalent rating) by a Rating Agency, and (iv) U.S. money market funds that invest solely in obligations issued or fully guaranteed by the United States of America or an agency thereof.

“Cash Management Agreements”: any and all cash management, overdraft, treasury, foreign exchange, lockbox, sweep-to-line, controlled disbursement, credit or debit card, EFT, ACH and other agreements entered into from time to time between any Borrower and Administrative Agent or any Lender or any Lender Affiliate.

“Cash Sweep Period”: the meaning set forth in Section 9.4(b).

“Casualty”: the meaning set forth in Section 7.5(c)(i).

“Casualty/Condemnation Account”: the Subaccount in which any Borrower shall deposit all Proceeds or Awards due to any Casualty or Condemnation for Administrative Agent, for the benefit of itself and Lenders.

“CCP”: the meaning set forth in Section 6.27(i).

“Census Report” means, with respect to a Healthcare Facility, a report which records the number of licensed beds for the Healthcare Facility, as well as the number of patients and patient census days by Third Party Payor sources.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Administrative Agent or any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental

Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control”: an event or series of events which results in (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all voting stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock of the Guarantor (or other securities convertible into or exchangeable for such voting stock) representing 49% or more of the combined voting power of all voting stock of the Guarantor (on a fully diluted basis), (ii) the Guarantor failing to be listed as a publicly traded company on the New York Stock Exchange or such other nationally recognized stock exchange, (iii) the Guarantor owning (beneficially, legally or otherwise), in the aggregate, less than one hundred percent (100%) of any class of the issued and outstanding Equity Interests of Pledgors, (iv) Pledgors owning (beneficially, legally or otherwise), in the aggregate, less than one hundred percent (100%) of any class of the issued and outstanding Equity Interests of Borrowers, or (v) the pledge, hypothecation or encumbrance of any direct or indirect Equity Interest in any Borrower. For the avoidance of doubt, an increase in Conversant Capital’s or its Affiliates’ voting stock of the Guarantor will not constitute a “Change of Control” hereunder.

“Closing”: the meaning set forth in Section 5.1.

“Closing Date”: March 10, 2022.

“CMS”: the Centers for Medicare & Medicaid Services or any Governmental Authority succeeding to any of its principal functions.

“Code”: the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral”: any and all assets and rights and interests in or to property, whether real or personal, tangible or intangible, now or hereafter acquired, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents as security for all or any portion of the Obligations or any obligation arising under any Loan Document.

“Collateral Assignment of Swap Agreement”: the meaning set forth in the definition of Interest Rate Cap Agreement.

“Collateral Documents”: all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement that are intended to create, perfect or evidence Liens in Collateral to Administrative Agent for the benefit of Lenders to secure all or part of the Obligations each in form and substance satisfactory to Administrative Agent, including the Security Agreement, Pledge Agreement, the Mortgages, the Assignments of Leases and Rents, the Collateral Assignment of Swap Agreement and the Deposit Account Control Agreements.

“Collections”: with respect to any Account of any Borrower, all cash collections on such Rents or Account.

“Commitment” or “Commitments”: as to any Lender, such Lender’s commitment to make its share of the Loan hereunder.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate executed by an Authorized Officer of Borrower Representative with respect to the compliance by the Borrowers with the terms, conditions and covenants set forth in this Agreement as of the date of such certificate, which certificate shall be substantially in the form of Exhibit A.

“Condemnation”: the meaning set forth in Section 7.5(d)(i).

“Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is commercially reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDAR”: for any period, Consolidated Net Income plus, to the extent deducted in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for income taxes paid or accrued, (c) depreciation, (d) amortization, (e) non-recurring expenses as determined by Administrative Agent in its sole discretion, (f) Management Fees, and (g) non-cash extraordinary losses (as determined in accordance with GAAP) as approved by Administrative Agent in its reasonable discretion, minus, to the extent not already deducted in the determination of Consolidated EBITDAR, (i) Capital Expenditures of $400 per unit per annum, (ii) the greater of (A) a management fee equal to five percent (5%) of net revenues per annum or (B) the Management Fees actually paid, and (iii) to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with GAAP).

“Consolidated Interest Expense”: for any period, (a) total interest expense (including expense attributable to Capitalized Lease Obligations in accordance with GAAP), and (b) fees with respect to all outstanding Indebtedness including capitalized interest, but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements, all calculated for one or more Persons and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”: for any period, the net income (or loss) of Borrowers and their Subsidiaries, on a consolidated basis, calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated Total Debt Service”: for any period, the sum of: (a) all payments of principal made or required to be made in respect of Consolidated Total Indebtedness, (b) Consolidated Interest Expense and (c) all fees payable with respect to Consolidated Total Indebtedness, all calculated for Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP, plus, during any Interest Only Period, the principal payment that would be due and payable during such period for a hypothetical, amortizing loan in the principal amount of the Term Loan outstanding as of the applicable Test Date, calculated using a thirty (30) year amortization schedule with an assumed interest rate equal to six percent (6.0%) per annum. If Consolidated Total Debt Service for a period of twelve (12) months (or other calculation period) is not available, Administrative Agent shall annualize Consolidated Total Debt Service for such period of time as is available. The inclusion or exclusion of any Swap Agreement Benefit Amount for purposes of determining the Consolidated Total Debt Service shall be as expressly provided for in each applicable section of this Agreement.

“Consolidated Total Indebtedness”: as of any date, the aggregate principal amount of all Indebtedness (including Capitalized Lease Obligations) of Borrowers and their Subsidiaries on a consolidated basis as of such date.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any Indebtedness of any other Person, or the granting of a Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the guaranteeing Person in good faith.

“Contract Rate”: (a) initially, a floating rate of interest equal to Term SOFR plus the Applicable Margin, and (b) during any period in which the Benchmark is not Term SOFR, a floating rate of interest equal to the Benchmark Replacement (or, if applicable, the Base Rate) plus, in each case, the Applicable Margin.

“Control”: with respect to any Person, either (i) ownership directly or indirectly of more than 50% of all Equity Interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

“Cottonwood Project” means the Healthcare Facility located at 201 East Mingus Ave., Cottonwood, AZ 86326.

“Credit Party”: each Borrower and each Guarantor and “Credit Parties” means all such Persons, collectively.

“Debt Service Coverage Ratio”: for any Test Period, the ratio of (i) Consolidated EBITDAR for such Test Period, to (ii) Consolidated Total Debt Service for such Test Period.

“Debt Service Coverage Ratio ECF Threshold”: the meaning set forth in Section 9.3.

“Debt Service Reserve”: the meaning set forth in Section 3.4.

“Debt Subordination Agreement”: that certain Debt Subordination Agreement, dated as of March 10, 2022, by and among Administrative Agent (for the benefit of itself and the Lenders), Sonida Senior Living, Inc., and the Borrowers (including any Joinder Borrowers made a party thereto), as amended by that certain Joinder and First Amendment to Debt Subordination Agreement dated as of May 22, 2024, that certain Joinder and Second Amendment to Debt Subordination Agreement dated as of August 7, 2025, and as further amended, restated, supplemented, or otherwise modified from time to time.

“Debt Yield”: the quotient, expressed as a percentage, as of any date of determination, of (a) Consolidated EBITDAR for the applicable Test Period then ended (or most recently ended) to (b) the outstanding principal balance of the Term Loans as of such date. For the purposes of determining compliance with the Debt Yield covenant in Section 2.1(b)(i) to obtain a Delayed Draw Loan, the calculation and all components thereof shall assume such Delayed Draw Loan has been disbursed and the full amount of the Loan is outstanding.

“Debt Yield Covenant Threshold”: means the Debt Yield set forth under the heading “Minimum Debt Yield Covenant Threshold” in the table in Section 9.1.

“Debt Yield ECF Threshold”: means the Debt Yield set forth under the heading “Minimum Debt Yield ECF Threshold” in the table in Section 9.1.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect and affecting the rights of creditors generally.

“Default”: the occurrence of any event, fact or circumstance which, with the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate”: at any time, a rate per annum equal to the lesser of (i) the maximum rate permitted by Applicable Law, or (ii) the per annum effective rate of interest otherwise applicable at such time to the Term Loans plus an additional four percent (4%).

“Defaulting Lender”: subject to Section 14.16, any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans are required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrowers and Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund the Term Loans hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrowers, to confirm in writing to Administrative Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 14.16) upon delivery of written notice of such determination to Borrowers and each Lender.

“Delayed Draw Loans”: the meaning set forth in Section 2.1(b).

“Delayed Draw Loan Advance”: the meaning set forth in Section 2.1(b).

“Deposit Account”: a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Deposit Account Bank”: the meaning set forth in Section 3.2(a).

“Deposit Account Control Agreement”: a control agreement, in form and substance satisfactory to Administrative Agent, among a Deposit Account Bank, Borrower and Administrative Agent.

“Derivative Obligations”: every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

“Distributions”: any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to any Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Documents”: any and all of the “documents” (as that term is defined in the UCC), whether now existing or hereafter arising.

“Dollars” and “$”: lawful money of the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Great Britain, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Indemnity Agreement”: that certain Environmental Indemnity Agreement executed by each Credit Party on or about March 10, 2022, in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws”: any and all Laws pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or cleanup that apply to any Borrower or otherwise in connection with the Real Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource

Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Environmental Notice”: a notice (whether written or oral) from any Governmental Authority or other Person of any possible material noncompliance with, investigation of a possible material violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any material Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release”: a release as defined in or under any Environmental Law.

“Environmental Reports”: the meaning set forth in Section 5.1(j).

“Equipment”: all of Borrowers’ present and hereafter acquired equipment (as defined in the UCC) including all machinery, equipment, rolling stock, furnishings and fixtures, leasehold improvements, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of any of the foregoing.

“Equity Cure”: the meaning set forth in Section 9.4(a).

“Equity Cure Fund”: the meaning set forth in Section 9.4(a).

“Equity Interests”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in, including membership interests in) such Person, whether voting or non-voting, and all warrants, options or other rights (regardless of how designated) for the purchase or acquisition from such Person of such shares of capital stock of (or other ownership or profit interests in, including membership interests in or beneficial interest in a trust of) such Person.

“Equity Issuance”: any issuance by any Borrower to any Person of its Equity Interests.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate”: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with each Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

“Erroneous Payment”: the meaning set forth in Section 14.18(a).

“Erroneous Payment Deficiency Assignment”: the meaning set forth in Section 14.18(d)(i).

“Erroneous Payment Return Deficiency”: the meaning set forth in Section 14.18(d)(i).

“Erroneous Payment Subrogation Rights”: the meaning set forth in Section 14.18(e).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: the meaning set forth in Section 11.1.

“Excess Cash Flow”: means, for each monthly period, Consolidated EBITDAR received by the Borrowers minus Consolidated Total Debt Service.

“Excess Cash Flow Release Date”: the date on which (i) Administrative Agent has determined that Borrowers have met the minimum Debt Yield ECF Threshold for two (2) consecutive Test Dates (in each case without giving effect to any amounts in the Equity Cure Fund, the balance of any Special Letter of Credit or any other amounts previously delivered in connection with any Cash Sweep Period or Equity Cure), (ii) the Term Loan has a minimum Debt Service Coverage Ratio ECF Threshold for the most recently ended two (2) consecutive Test Dates (calculated for the most recently ended twelve (12) month period on a pro forma basis) of not less than 1.10 to 1.00, and (iii) no Default or Event of Default exists; provided, for purposes of clause (ii), Consolidated Total Debt Service shall be calculated to exclude any Swap Agreement Benefit Amount.

“Excess Cash Flow Termination Date”: the date on which (i) Administrative Agent has determined that Borrowers have met the minimum Debt Yield ECF Threshold (in each case giving effect to any amounts in the Equity Cure Fund and the balance of any Special Letter of Credit) for two (2) consecutive Test Dates, (ii) the Term Loan has a minimum Debt Service Coverage Ratio ECF Threshold for the most recently ended two (2) consecutive Test Dates (calculated for the most recently ended twelve (12) month period on a pro forma basis) of not less than 1.10 to 1.00, and (iii) no Default or Event of Default exists; provided, for purposes of clause (ii), Consolidated Total Debt Service shall be calculated to exclude any Swap Agreement Benefit Amount.

“Excluded Swap Obligation”: any and all of each Credit Party’s Swap Obligations if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by the other Credit Parties) at the time the guarantee of such Credit Party, or grant by such Credit Party of a Lien, becomes effective with respect to such Swap Obligation.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loans or Term Loan Commitments (other than pursuant to an assignment request by the Borrowers under Section 12.1) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expenses”: (i) any and all costs, fees and expenses of Administrative Agent in connection with the analysis, negotiation, preparation, execution, administration, syndication, delivery and termination of this Agreement, the other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, restatement, supplement, waiver or consent is executed or becomes effective, (ii) any and all costs, fees and expenses of Administrative Agent and each Lender in connection with the enforcement of Administrative Agent’s and Lenders’ rights hereunder (including, without limitation, field examination expenses), or the collection of any payments owing from, the Credit Parties hereunder and/or under the other Loan Documents or the protection, preservation or defense of the rights of Administrative Agent and Lenders hereunder and under the other Loan Documents, and (iii) any and all costs, fees and expenses of Administrative Agent and each Lender in connection with any refinancing or restructuring of the credit arrangements provided hereunder and under the other Loan Documents in the nature of a “work-out” or of any Insolvency Proceedings, or otherwise, and including with respect to clauses (i), (ii) and (iii) of this definition, any Lien, litigation and other search costs, the reasonable fees, expenses and disbursements of legal counsel for Administrative Agent and Lenders, including the charges of internal legal counsel when the Administrative Agent has not otherwise used outside counsel, any fees or expenses incurred by Administrative Agent under Section 7.8 for which any Borrower or any other Credit Party are obligated thereunder, appraisals and other real estate diligence expenses, and charges of any expert, appraiser, auditor or other consultant to Administrative Agent and Lenders.

“Extension Period”: the meaning set forth in Section 2.10 hereof.

“Extraordinary Receipts” any cash received by or paid to or for the account of any Borrower consisting of purchase price and other monetary adjustments made in connection with the acquisition of any Property, indemnification payments made in connection with the acquisition of any Property, and/or the return to any Borrower of all or part of any “holdback” or other amounts escrowed in connection with the acquisition of any Property; provided that Extraordinary Receipts shall exclude (a) amounts received in an aggregate amount less than $50,000 per annum, and (b) indemnification payments received by any Borrower to the extent that the amounts so received are applied (within one hundred eighty (180) days of receipt) for the purpose of remedying the condition giving rise to the claim for indemnification.

“FATCA”: Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Ally Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of June 5, 2025, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“First Priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject other than Permitted Liens that are non-consensual Permitted Liens or those purchase money Liens expressly permitted hereunder.

“Fiscal Quarter”: the fiscal period of each Borrower and the other Credit Parties ending on March 31, June 30, September 30 and December 31 in each Fiscal Year.

“Fiscal Year”: the fiscal year of each Borrower and the other Credit Parties ending on December 31 in each calendar year.

“Fitch”: the meaning set forth in the definition of “Rating Agency”.

“Floor”: On and after the Restatement Date, the Floor is 1.00%.

“Foreign Lender”: (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“GAAP”: generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied, as modified for non-cash straight line rent and recognition of depreciation on an income tax basis (or such other accounting basis reasonably acceptable to Administrative Agent).

“Government Account Debtor”: an Account Debtor of a Borrower that is a Government Reimbursement Program.

“Government Lists”: (a) the Specially Designated Nationals and Blocked Persons lists maintained by Office of Foreign Assets Control (“OFAC”), (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Administrative Agent notified Borrowers in writing is now included in “Governmental Lists”, or (c) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Administrative Agent notified Borrowers in writing is now included in “Governmental Lists”.

“Government Receivables Account”: a deposit account maintained by a Borrower with the Deposit Account Bank into which all Collections of Accounts on which Government Account Debtors are obligated are paid directly.

“Government Reimbursement Program”: (i) Medicare, (ii) Medicaid, (iii) TRICARE, (iv) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (v) the Civilian Health and Medical Program of the Department of Veteran Affairs, (vi) any other Federal, state or local health care reimbursement program, and (vii) any agent, administrator, intermediary or carrier for any of the foregoing.

“Governmental Approvals”: collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Healthcare Facilities.

“Governmental Authority”: any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, administrative tribunal, or public body.

“Governmental Authorization”: any permit, license, registration, authorization, certificate, accreditation, plan, directive, consent order or consent decree of or from, or notice to, any Governmental Authority.

“Ground Lease” means a lease between a Ground Lessor and a Borrower, as tenant.

“Ground Lease Project” means each Project that is subject to a Ground Lease.

“Ground Lessor” means a Person who owns fee title a parcel of real property that leases such real property to a Borrower, as tenant.

“Guaranties”: collectively, (a) the Limited Payment Guaranty, (b) the Carve-Out Guaranty, and (c) each other guaranty agreement executed by any Guarantor in favor of Administrative Agent (for the benefit of itself and the Lenders), pursuant to which such Guarantor guarantees the payment and performance of the Obligations, in form and substance satisfactory to Administrative Agent, in each case as the same may be amended, restated, replaced or otherwise modified from time to time.

“Guarantor”: collectively, Sonida Senior Living, Inc., a Delaware corporation, and each other Person who on or after the Restatement Date guarantees the payment and performance of the Obligations.

“Guarantor Compliance Certificate”: the meaning set forth in the Limited Payment Guaranty.

“Hazardous Materials”: any and all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Authorizations”: any and all Governmental Authorizations and other permits, licenses, authorizations, certificates, certificates of need, accreditations and plans of third-party accreditation agencies (such as the Joint Commission) and Non-Government Payors, in each case that, (a) with respect to the operations conducted at the Healthcare Facilities, are (i) necessary to enable the Operators to provide the Healthcare Services or otherwise continue to conduct their business as it is conducted on the Closing Date, (ii) required to be held by the applicable Operator under any Applicable Law relating to any Government Reimbursement Program in which such Operator may participate, (iii) required to be held by the applicable Operator under any Applicable Law with respect to any payments received by it from HMOs, PPOs, healthcare-related insurance companies or (iv) otherwise applicable to Persons engaged in the provision of Healthcare Services; or (b) issued to, or required to be held by, the Owners under Healthcare Laws applicable to the ownership of a Healthcare Facility.

“Healthcare Facility”: each facility set forth on Schedule 6.29 and each other facility owned or leased by a Borrower which is subject to any Healthcare Authorization and from which any Operator or any other Person provides or furnishes Healthcare Services.

“Healthcare Laws”: any and all Applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including (a) all federal and state fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. §1320a 7) and the Civil Monetary Penalties Act (42 U.S.C. §1320a 7a), (b) HIPAA, (c) Medicare, (d) Medicaid, (e) quality of medical care and accreditation standards and requirements of all applicable state Laws or regulatory bodies, (f) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Authorizations are issued, and (g) any and all other applicable healthcare laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (g) as may be amended from time to time.

“Healthcare Services”: providing or arranging to provide or administering, managing or monitoring healthcare goods and services including physician services, nurse and therapist services, hospital services, skilled nursing facility services, assisted living or independent living services, comprehensive outpatient rehabilitation services, long-term care or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Hedged Debt Service Coverage Ratio”: for any Test Period, the ratio of (i) Consolidated EBITDAR for such Test Period, to (ii) Consolidated Total Debt Service for such Test Period. For purposes of this definition, the calculation of Consolidated Total Debt Service shall include any Swap Benefit Agreement Amount.

“Hedged Debt Service Coverage Ratio Covenant Threshold”: the meaning set forth in Section 9.2.

“HIPAA”: the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009, and any state and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HHS”: the U.S. Department of Health and Human Services and any Person succeeding to the functions thereof.

“Hypothetical Debt Yield”: as of any Test Date, the Debt Yield that would exist on such date if the outstanding principal balance of the Term Loans on such date was reduced by (a) amounts on deposit in the Debt Service Reserve, (b) amounts on deposit in the Equity Cure Fund on such date, and (c) the face amount of any Special Letter of Credit outstanding on such date.

“Hypothetical DSCR”: as of any Test Date, the Debt Service Coverage Ratio that would exist on such date if the outstanding principal balance of the Term Loans on such date was reduced by (a) amounts on deposit in the Debt Service Reserve, (b) amounts on deposit in the Equity Cure Fund on such date, and (c) the face amount of any Special Letter of Credit outstanding on such date. For purposes of this definition, the calculation of Consolidated Total Debt Service shall include any Swap Agreement Benefit Amount.

“Improvements”: all buildings, structures and fixtures of every kind and nature situated upon the Real Property, including the Healthcare Facilities.

“Incremental Loan”: the meaning set forth in Section 2.15(a).

“Indebtedness”: without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all Capitalized Lease Obligations of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Derivative Obligations of such Person, (g) all Contingent Obligations, (h) all liabilities of any partnership or joint venture of which such Person is a general partner or joint venturer, (i) all obligations of such Person to make any payment in connection with any warrants or any other Equity Interests including any put, redemption and mandatory dividends, of such Person or any Affiliate thereof, (j) “earnouts” and similar payment obligations of such Person once such obligation becomes a liability on the balance sheet of such Person as determined in accordance with GAAP, and (k) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests (excluding in all circumstances regular distributions of cash flow from operations or from the sale of property in accordance with such Person’s governing documents).

“Indemnified Liabilities”: the meaning set forth in Section 7.11.

“Indemnified Party”: the meaning set forth in Section 7.11.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Assignee”: (a) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) any Credit Party or any of its Affiliates, and (c) any Defaulting Lender or any Affiliate of any Defaulting Lender or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or an Affiliate thereof.

“Initial Borrowers”: the meaning set forth in the introductory paragraph hereof.

“Initial Interest Rate Cap Period”: the meaning set forth in Section 2.5(a)(i).

“Initial Maturity Date”: the earlier of (i) August 7, 2028, or (ii) the date on which Administrative Agent accelerates the maturity of the Term Loan after an Event of Default.

“Insolvency Proceeding”: with respect to any Person, (a) a case, action or proceeding with respect to such Person: (i) before any court or any other Governmental Authority under any Debtor Relief Law, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Insurance Premiums”: all insurance premiums and other similar charges in connection with the insurance required to be carried by each Borrower pursuant to this Agreement or the other Loan Documents.

“Insured Casualty”: the meaning set forth in Section 7.5(c)(ii).

“Insured Condemnation”: the meaning set forth in Section 7.5(d)(ii).

“Intellectual Property”: all intellectual and similar property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

“Interest Only Period”: the period commencing on the Restatement Date and ending on (and including) August 7, 2028.

“Interest Rate Cap Agreement”: shall mean the ISDA Master Agreement (together with the confirmation and schedules relating thereto) or similar agreement, dated on or about the date hereof, between the Approved Counterparty and Borrowers, obtained by Borrowers and collaterally assigned to Administrative Agent (the “Collateral Assignment of Swap Agreement”). The Interest Rate Cap Agreement and Collateral Assignment of Swap Agreement shall each be in form and substance satisfactory to Administrative Agent.

“Inventory”: any and all “inventory” (as that term is defined in Article 9 of the UCC) of any Person, whether now existing or hereafter arising.

“Investment”: as to any Person, (a) any direct or indirect acquisition or investment by such Person, whether by means of the purchase or other acquisition of the properties and assets or Equity Interests or other securities of another Person, including the acquisition, operation, management or lease of any Healthcare Facility other than the Healthcare Facilities operated by Borrowers as of the Restatement Date, or (b) any loan, advance or capital contribution to, assumption of debt of, or purchase or other acquisition of any other debt or Equity Interests in, another Person, including any partnership, membership or joint venture interest in such other Person and any arrangement pursuant to which the investor provides a Contingent Obligation for such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Investment Property”: any and all “investment property” (as that term is defined in Article 9 of the UCC).

“IRS”: the United States Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“Joinder Borrower”: a Person that, following the Restatement Date, becomes a Borrower hereunder pursuant to a joinder.

“Joinder Documents” collectively, the following documents to be executed in connection with each Incremental Loan made pursuant to the terms of Section 2.15 hereof, in each case, in form and substance satisfactory to Administrative Agent: (a) an Omnibus Joinder Agreement, executed by the applicable Joinder Borrower, Borrowers and Guarantors; (b) amended and restated Notes and/or joinders to the existing Notes executed by Joinder Borrowers and each of the other Borrowers; (c) a first priority Mortgage, executed by the applicable Joinder Borrower with respect to the Joinder Project, as the case may be; (d) if the Joinder Project is a Ground Lease Project, an estoppel and recognition agreement from the Ground Lessor; (e) if requested by Administrative Agent, an Assignment of Leases and Rents, executed by the applicable Joinder Borrower with respect to the applicable Joinder Project; (f) such UCC financing statements as Administrative Agent may require; (g) a Management Fee Subordination Agreement with respect to the Joinder Project, as the case may be; (h) a fee letter, executed by Joinder Borrower and each of the other Borrowers; (i) Deposit Account Control Agreements or amendments to existing Deposit Account Control Agreements, executed by Joinder Borrower (or Borrowers, as the case may be), (j) a loan disbursement statement with respect to funding the requested Incremental Loan, in substantially the form delivered on the Restatement Date in connection with the Restatement Date Loan; (k) any required updated exhibits and schedules to the Loan Documents, including a revised Annex B (which shall be deemed to replace the then existing Annex B hereunder), and (l) such other deliverables, documents, amendments, instruments, certificates, and information as Administrative Agent may require in its sole discretion.

“Joinder Project”: the meaning set forth in Section 2.15(a).

“Joint Commission”: the Joint Commission for Accreditation of Healthcare Organizations or other similar agency.

“Late Payment Charge”: the meaning set forth in Section 2.8(b).

“Laws”: collectively, all international, foreign, federal, state and local statutes, laws (including common law), treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, authorities, rulings, decrees, judgments, writs, injunctions, orders, awards or opinions, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, in each case having the force of law.

“Leases”: all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof (to the extent expressly permitted hereunder) and all additional remainders, reversions and other rights and estates appurtenant thereunder.

“Legal Requirements”: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Borrower, any other Credit Party, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to any Borrower, at any time in force affecting all or part of the Property.

“Lender Affiliate”: with respect to any Lender, any Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with such Lender.

“Lenders”: the meaning set forth in the introductory paragraph hereto.

“Lien”: any interest, or claim thereof, in the Healthcare Facilities securing an obligation owed to, or a claim by, any Person other than the owner of the Healthcare Facilities, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed to secure debt, deed of trust, mortgage, assignment, encumbrance, pledge, assignment, deposit arrangement, charge, security agreement, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Healthcare Facilities.

“Limited Payment Guaranty”: that certain Fourth Amended and Restated Limited Payment Guaranty, dated as of August 7, 2025, executed by Guarantor in favor of Administrative Agent (for the benefit of itself and the Lenders), as amended, restated, supplemented, or otherwise modified from time to time, in form and substance satisfactory to Administrative Agent.

“Loan Documents”: collectively, this Agreement, the Collateral Documents, the Pledge Agreement, the Management Fee Subordination Agreement, any Subordination and Attornments, any Promissory Note, the Guaranties, the Environmental Indemnity Agreement, the Joinder Documents, the Debt Subordination Agreement, the Reaffirmation Agreement, and all other documents, agreements and instruments now or hereafter evidencing, securing, or delivered to Administrative Agent or any Lender in connection with the Term Loans or transactions contemplated by this Agreement, including Swap Agreements between Lenders and any Borrower and Cash Management Agreements, as each may be amended, restated or otherwise modified from time to time, but specifically excluding any Swap Agreement entered into with an Approved Counterparty other than Administrative Agent.

“Loan Year”: (a) for the first Loan Year, the period commencing on the Restatement Date and ending on the last day of the month in which the first anniversary of the Restatement Date occurs (unless the Restatement Date is on the first day of a month, in which case the first Loan Year shall commence on such Restatement Date and end on the date twelve (12) months after the last day of the month immediately preceding the Restatement Date) and (b) each consecutive twelve month calendar period after the first Loan Year until the Scheduled Maturity Date.

“LTV Ratio”: the ratio, determined by Administrative Agent, of the Outstanding Amount to the “as-is” or “as-stabilized”, as applicable, appraised value of the Healthcare Facilities, in the aggregate as of the date of determination.

“Management Agreements”: collectively, any management agreement between any Borrower and Manager entered into in accordance with Section 7.10, pursuant to which such Manager is to manage the day-to-day operations of the Healthcare Facilities, in each case, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 7.10.

“Management Fees”: the management fees and leasing commissions set forth in each Management Agreement.

“Management Fee Subordination Agreement”: each Collateral Assignment of Management Agreement and Subordination of Management Fees executed by each Manager in favor of Administrative Agent (on behalf of itself and the Lenders), as amended, restated, supplemented, or otherwise modified from time to time, in form and substance satisfactory to Administrative Agent.

“Manager”: each of the managers set forth on Schedule 6.29 hereto, and any successor or replacement manager appointed by any Borrower in accordance with Section 7.10.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the business, operations, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Healthcare Facility, any Borrower and the other Credit Parties taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Liens on any material Collateral in favor of Administrative Agent (for the benefit of itself and the Lenders); (b) a material inability of any Credit Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect (i) upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party or (ii) on the ability of any Credit Party to perform any material obligation required of it under any Loan Document to which it is a party.

“Material Citation”: any operational or physical plant deficiency with respect to any Healthcare Facility of which any Borrower or any other Credit Party is notified in writing by any Governmental Authority or Government Reimbursement Program, and with respect to which the potential penalty for such deficiency is a loss of licensure, decertification of such Healthcare Facility from participation in any Government Reimbursement Program, the appointment of a temporary manager for such Healthcare Facility, the denial of payment for new admissions to such Healthcare Facility, the initiation of state monitoring of such Healthcare Facility, or the closure of such Healthcare Facility.

“Material Contract”: each Management Agreement, the Interest Rate Cap Agreement, and any other contract or other arrangement to which any Borrower or any Operator is a party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect or (b) that has total obligations of any Borrower in an amount in excess of $100,000.00, but specifically excluding all Residency Agreements.

“Medicaid”: collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, all state statutes and plans for medical assistance enacted in connection with such program, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare”: collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Minor Casualty”: the meaning set forth in Section 7.5(c)(ii).

“Minor Condemnation”: the meaning set forth in Section 7.5(d)(ii).

“Moody’s”: the meaning set forth in the definition of “Rating Agency”.

“Mortgage”: individually and collectively, each deed of trust, mortgage, deed to secure debt, or comparable document executed by any Borrower in favor of Administrative Agent (for the benefit of itself and the Lenders), as amended, restated, supplemented, or otherwise modified from time to time, by which such Borrower has granted to Administrative Agent, as security for the Obligations, a Lien upon all or any portion of the Real Property of such Borrower.

“Net Proceeds”: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by any Borrower in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Administrative Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

“Notice”: the meaning set forth in Section 10.1.

“Obligations”: any and all Term Loans and other existing and future debts, liabilities and obligations of every kind or nature at any time owing by any Borrower and any other Credit Party to Administrative Agent, Lenders or any Lender Affiliate arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due, and whether constituting principal, interest, fees, indemnification obligations or Expenses (and specifically including any interest, fees or expenses accruing after the commencement of any Insolvency Proceeding with respect to any Borrower or any other Credit Party, whether or not a claim for such post-commencement interest, fees or expenses is allowed); any amount payable by any Borrower or any other Credit Party under any Swap Agreement entered into in accordance with Section 2.5 permitted hereunder pursuant to which Administrative Agent or any Lender or any Lender Affiliate is the counterparty, any Approved Cash Management Obligations; and the payment of all Protective Advances and other amounts advanced by Administrative Agent, any Lender or any Lender Affiliate to preserve, protect and enforce rights hereunder and in the Collateral; provided that the Obligations of any Credit Party shall not include Excluded Swap Obligations of such Credit Party.

“OFAC”: the meaning set forth in the definition of “Government Lists”.

“Omnibus Joinder Agreement” means an Omnibus Joinder Agreement in form and substance acceptable to Administrative Agent.

“Operator” or “Operators”: collectively, the Manager or operator under any Operators’ Agreement, approved by Administrative Agent and any successor to such Operator approved by Administrative Agent.

“Operators’ Agreements”: each Management Agreement, or other similar agreements regarding the management and operation of the Healthcare Facilities between any Borrower and Manager.

“Organization Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Term Loan”: the meaning set forth in Section 2.1(a).

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of any interest in any Term Loan or Loan Document.

“Outstanding Amount”: with respect to the Term Loans on any date, the sum of the aggregate outstanding principal amount of the Term Loans as of such date, after giving effect, without duplication, to any borrowings and prepayments or repayments of the Term Loans occurring on such date.

“Owner”: each Borrower listed as an Owner on Schedule 12 hereto in its capacity as the owner of the applicable Healthcare Facility designated on Schedule 12. “Owners”: each Owner, collectively.

“Partial Release”: the meaning set forth in Section 2.7.

“Partial Release Parcel”: each Healthcare Facility identified by Borrowers to Administrative Agent as a “Partial Release Parcel” from time to time, in each case, taken as a whole and at no time divided into separate units, suites, condos, or any other individual parcel; provided¸ that no more than five (5) Healthcare Facilities in total may be identified as Partial Release Parcels.

“Participant”: the meaning set forth in Section 12.1(d).

“Participant Register”: the meaning set forth in Section 12.1(d).

“Patriot Act”: the meaning set forth in Section 13.22.

“Patriot Act Offense”: any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Account”: the Deposit Accounts identified as “Payment Accounts” on Schedule 3.2 hereof.

“Payment Date”: the eighth (8th) of each calendar month during the term of the Term Loans.

“Payment in Full”: the meaning set forth in Section 2.10.

“Payroll Tax”: Social Security taxes (as such term is defined in Section 3111(A) of the Code) deferred pursuant to Section 2303 of the CARES Act.

“PBGC”: the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions.

“PDF”: the meaning set forth in Section 13.23.

“Performance Pricing Reduction”: the meaning set forth in the definition of “Applicable Margin”.

“Performance Pricing Reduction Conditions”: the meaning set forth in the definition of “Applicable Margin”.

“Periodic Term SOFR Determination Day”: the meaning specified in the definition of “Term SOFR”.

“Permitted Asset Disposition”: as long as no Default or Event of Default exists, an Asset Disposition that is (a) a sale of Inventory in the ordinary course of business; (b) a disposition of any equipment that is replaced with equipment of similar utility and value; (c) a disposition of equipment that, in the aggregate during any twelve (12) month period, has a fair market or book value (whichever is more) of $50,000 or less for each Healthcare Facility; (d) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the ordinary course of business; (e) termination of a lease of real or personal property (other than any Lease constituting a Material Contract or for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect) that is (A) not necessary for the ordinary course of business, (B) could not reasonably be expected to have a Material Adverse Effect and (C) not the result of a default by any Borrower; (f) entering into and terminating any Residency Agreement in ordinary course of business pursuant to the terms of such Residency Agreement; (g) entering into leases of real or personal property with unaffiliated third parties that are reasonably necessary to provide services to residents, are on arm’s-length terms and in the aggregate the leased premises of all such leases including those existing on the Closing Date and specified on Schedule 1 are not in excess of 3,000 square feet for each Healthcare Facility; or (h) approved in writing prior to such Asset Disposition by Required Lenders.

“Permitted Contingent Obligations”: (a) Guaranties of Indebtedness hereunder made by the Guarantors, (b) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (c) Contingent Obligations incurred in the ordinary course of business with respect to surety, appeal or performance bonds or other similar obligations, and (d) unsecured guarantees of Permitted Indebtedness by a Borrower on behalf of another Borrower.

“Permitted Distributions”: Distributions by any Borrower in cash (but specifically excluding, so long as no Default or Event of Default is then in existence nor are Borrowers required to deposit Excess Cash Flow into the Equity Cure Fund, any movement of cash as part of Guarantor’s ordinary course cash management system), provided, that each of the following conditions must be satisfied both prior to and after giving effect to such Distribution:

(a)	no Default or Event of Default exists;

(b)	Borrowers are not under a Cash Sweep Period nor are Borrowers required to deposit Excess Cash Flow into the Equity Cure Fund;

(c)

the Borrowers demonstrate to the satisfaction of Administrative Agent that, as of the most recent Test Date for which financial statements were required to be delivered pursuant to Section 10.3(a), calculated for the most recently ended twelve (12) consecutive calendar months, the Debt Yield is not less than eleven (11) percent (11.00%) (without giving effect to any amount on deposit in the Equity Cure Fund);

(d)	Borrowers have given not less than ten (10) days prior written notice of such Distribution to Administrative Agent before such Distribution is made;

(e)

Borrowers deliver to Administrative Agent a certificate signed by an Authorized Officer of Borrowers certifying that all conditions specified in this definition and in Section 5.1 have been satisfied; and

(f)

The first such Distribution under this definition may not be made until after the date on which the Borrowers deliver quarterly financial statements pursuant to Section 10.3(a) for the first full Fiscal Quarter ending September 30, 2025.

“Permitted Encumbrances”: (a) the Liens created by the Loan Documents and any Swap Agreement, (b) all Liens and other matters disclosed in the Title Insurance Policies, (c) Liens, if any, for Taxes or other charges not yet due and payable and not delinquent, (d) any workers’, mechanics’ or other similar Liens on the Real Property provided that any such Lien is bonded or discharged within thirty (30) days after any Borrower first receives notice of such Lien, (e) the Residency Agreements, (f) the leases permitted under subclause (g) of the definition of Permitted Asset Disposition, and (g) such other title and survey exceptions as Administrative Agent approves in writing in Administrative Agent’s discretion.

“Permitted Indebtedness”: (a) Indebtedness to Administrative Agent and Lenders in connection with the Term Loans or otherwise pursuant to the Loan Documents; (b) Indebtedness under Swap Agreements permitted pursuant to Section 8.18; (c) unsecured trade payables incurred in the ordinary course of a Borrower’s business and which do not remain unpaid more than ninety (90) days after the due date thereof; (d) purchase money Indebtedness (including Capitalized Lease Obligations) incurred by any Borrower to finance the purchase of fixed assets, provided that (i) such Indebtedness outstanding for any Borrower in the aggregate at any time shall not exceed $100,000 per Borrower or $1,000,000 for all Borrowers in the aggregate, (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing, (e) Indebtedness existing on the Restatement Date that is identified and described under the heading “Permitted Indebtedness” on Schedule 1 hereto, and (f) Permitted Contingent Obligations.

“Permitted Investments”: (a) Investments existing on the Restatement Date that are disclosed under the heading “Permitted Investments” on Schedule 1 hereto, (b) Cash Equivalents; (c) any Swap Agreements made pursuant to Sections 2.5 or 8.17 hereto, and (d) any loans permitted under Section 8.4 hereto.

“Permitted Liens”: (a) Liens securing taxes, assessments or governmental charges or levies not delinquent; (b) Liens incurred or deposits made in the ordinary course of business by any Operator, or deposits made in the ordinary course of business by Manager on behalf of any Operator, in each case, in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided that, (i) such Lien attached to such assets concurrently, or within twenty (20) days after the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Administrative Agent; (d) Liens existing on the Restatement Date and disclosed under the heading “Permitted Liens” on Schedule 1 hereto; and (e) Liens in favor of Administrative Agent (for the benefit of itself and the Lenders) securing the Obligations.

“Person”: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, Governmental Authority or other entity, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan”: (a) an employee benefit or other plan established or maintained by any Borrower or any ERISA Affiliate or any such Plan pursuant to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions and (b) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Platform”: any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Pledge Agreements”: collectively, (a) that certain Pledge Agreement, dated as of March 10, 2022, executed by each Pledgor in favor of Administrative Agent (for the benefit of itself and the Lenders), and (b) each other pledge agreement executed by any Pledgor in favor of Administrative Agent (for the benefit of itself and the Lenders), in each case as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

“Pledgor”: each of Capital Senior Living Properties, Inc., a Texas corporation and Capital Senior Living Properties 4, Inc., a Delaware corporation, and any other Person who executes a Pledge Agreement and grants a security interest in any Equity Interests of a Borrower or another Credit Party that are owned by such Person to secure the Obligations.

“Policies”: all policies of insurance.

“Premium Finance Agreement”: the meaning set forth in Section 7.5(b).

“Prepayment Premium”: except as expressly provided in this Agreement, with respect to any prepayment or acceleration occurring (a) on or prior to August 7, 2026, an amount equal to two percent (2.00%) of the principal amount of the Term Loans being prepaid or accelerated, (b) on or between August 8, 2026, and February 7, 2027, an amount equal to one percent (1.00%) of the principal amount of the Term Loans being prepaid or accelerated, (c) on or between February 8, 2027, and August 7, 2027, an amount equal to one-half of one percent (0.50%) of the principal amount of the Term Loans being prepaid or accelerated, and (d) after August 7, 2027, zero percent (0.0%) of the principal amount of the Term Loans being prepaid or accelerated; provided that if the Term Loans are prepaid in full after August 7, 2026, pursuant to corporate credit refinancing that is unsecured or that is solely secured by an equity pledge, then the Prepayment Premium shall be zero percent (0.0)%.

“Pro Rata Share”: with respect to a Lender’s obligation to make its share of the Term Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage set forth opposite such Lender’s name on Annex B attached hereto, and for all other purposes (including the indemnification obligations arising under Section 14.7) with respect to any Lender, the percentage obtained by dividing (x) such Lender’s then outstanding principal amount of the Term Loans by (y) the then outstanding principal amount of the Term Loans of all Lenders.

“Proceeds”: the meaning set forth in Section 7.5(c)(ii).

“Promissory Note”: any of those certain notes in the form of Exhibit B attached hereto, delivered by Borrowers to a Lender to evidence such Lender’s Pro Rata Share of the Term Loans made to Borrowers pursuant to this Agreement.

“Properly Contested” and “Properly Contest”: with respect to any obligation of any Borrower, (a) the obligation is subject to a bona fide dispute regarding amount or such Borrower’s liability to pay; (b) the obligation is being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to result in a Material Adverse Effect, nor result in forfeiture or sale of any Real Property of such Borrower pending resolution of such contested proceedings and the payment of any liabilities resulting therefrom; (e) no Lien (other than a Permitted Lien) is imposed on assets of such Borrower; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property”: the parcels of Real Property and Improvements thereon owned by any Borrower and encumbered by the Mortgages; together with all rights pertaining to such Real Property and Improvements, and all other collateral for the Term Loans as more particularly described in the Mortgages.

“Property Condition Reports”: the meaning set forth in Section 5.1(j).

“Proposed Release Date”: the meaning set forth in Section 2.7(a).

“Protective Advances”: the meaning set forth in Section 2.2(h).

“Qualified Carrier”: the meaning set forth in Section 7.5(a)(xi).

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rating Agency”: each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”) or any other nationally-recognized statistical rating organization.

“Real Property”: collectively, each parcel of real property and the Improvements thereon owned by any Borrower and located at the locations described on Schedule 12.

“Reaffirmation Agreement” means that certain Omnibus Joinder and Reaffirmation Agreement dated as of the Restatement Date, executed by the Borrowers, the Guarantor, and each

Pledgor in favor of Administrative Agent (for the benefit of itself and the Lenders), as amended, restated, supplemented, or otherwise modified from time to time.

“Recipient”: the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of any Credit Party hereunder or under any other Loan Document.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relationship Pricing Reduction”: the meaning set forth in the definition of “Applicable Margin”.

“Relationship Pricing Reduction Conditions”: the meaning set forth in the definition of “Applicable Margin”.

“Remedial Work”: the meaning set forth in Section 7.9(b).

“Rents”: all rents from Leases, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of any Borrower, Manager or any of its agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by any Borrower, Manager or any of its agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement”: an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective during a Replacement Interest Rate Cap Period; provided, that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement as otherwise approved in writing by Administrative Agent.

“Replacement Interest Rate Cap Period”: the meaning set forth in Section 2.5(a)(ii).

“Required Insurance”: insurance maintained in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to Administrative Agent and with respect to coverage limits, the limits and coverages as in effect on the Restatement Date, which insurance shall be on all properties and assets of each Borrower covering the repair and replacement costs of all such property (including the perils of flood and earthquake) and coverage for business interruption and professional liability and comprehensive general liability insurance with such insurance companies.

“Required Lenders”: as of any date of determination, (a) if there are two (2) or fewer Lenders, Lenders holding one hundred percent (100%) of the sum of the outstanding principal balance of the Term Loans (and the Term Loan Commitment), or (b) if there are more than two (2) Lenders, at least two (2) Lenders that are not Affiliates holding more than 66 2/3% or more of the sum of the outstanding principal balance of the Term Loans (and the Term Loan Commitment), provided, that the commitment of, and the portion of the liabilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Repairs”: the meaning set forth in Section 3.3.

“Reserves”: the meaning set forth in Section 3.1(b).

“Residency Agreements”: all “residency agreements,” leases of units, resident services agreements and similar agreements entered into by and between any Borrower or the Manager acting solely as agent of any Borrower and any resident of any Healthcare Facility, each of which shall be on a standard form approved by Administrative Agent on or before the Closing Date, with no material modifications (other than in the ordinary course of business, as required by Applicable Law, or as otherwise approved in writing by Administrative Agent, which approval will not be unreasonably withheld or delayed).

“Resize Amount”: an amount, as calculated by Administrative Agent upon the occurrence of any Resize Event, that, if applied to the outstanding principal balance of the Term Loans as of the most recent Test Date, would have resulted in, as applicable, a Hypothetical Debt Yield of at least 9.50%, or a Hypothetical DSCR of at least 1.30 to 1.00.

“Resize Event”: as of any Test Date, the minimum Debt Yield Covenant Threshold or minimum Hedged Debt Service Coverage Ratio Covenant Threshold for such Test Date is less than the percentage or ratio set forth in Sections 9.1 and 9.2.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Date”: means August 7, 2025.

“Restatement Date Loan”: means a term loan in the amount of $9,080,800.00.

“Restoration”: the meaning set forth in Section 7.5(e)(i).

“Restrictive Agreement”: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower to incur or repay Indebtedness, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.

“Rose Arbor Litigation”: the meaning set forth in Section 13.30.

“Rose Arbor Reserve”: the meaning set forth in Section 3.5.

“S&P”: the meaning set forth in the definition of “Rating Agency”.

“Scheduled Maturity Date”: the earlier of (a) August 7, 2028 (or if such date is not a Business Day, on the next Business Day after such date); provided, however, Borrowers shall have the option to extend such date for two (2) additional periods of twelve (12) months each as set forth in Section 2.10, or (b) the date on which the maturity date of the Term Loans accelerates after or upon an Event of Default.

“Security Agreement”: that certain Security Agreement, dated as of March 10, 2022, executed by each Borrower in favor of Administrative Agent (for the benefit of itself and the Lenders), and each other security agreement executed by any Borrower or any other Credit Party in favor of Administrative Agent (for the benefit of itself and the Lenders), in each case as the same may be amended, restated or otherwise modified from time to time.

“Significant Casualty”: the meaning set forth in Section 7.5(c)(ii).

“Significant Condemnation”: the meaning set forth in Section 7.5(d)(ii).

“SOFR”: for any SOFR Business Day, a rate equal to the secured overnight financing rate as published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time) on the immediately succeeding SOFR Business Day.

“SOFR Business Day”: any ay other than a Saturday, Sunday, or a public holiday or the equivalent for banks under the holiday schedule recommended by the Securities Industry and Financial Markets Association (“SIFMA”) for the applicable year. If SIFMA ceases to publish such holiday schedule or an equivalent on a regular basis, the term “SOFR Business Day” shall be determined on any day by reference to such other regularly published holiday schedules for such date applicable to commercial banks in the United States as determined by Administrative Agent in its reasonable discretion.

“Solvent”: with respect to any Person on a particular date, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person does not intend to, and does not believe (nor should such Person reasonably believe) that it will, incur debts or liabilities, including contingent liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is “solvent” or not “insolvent”, as applicable, within the meaning given those terms and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Compliance Certificate”: a compliance certificate in the form of Exhibit D.

“Special Letter of Credit”: a letter of credit in form and substance satisfactory to Administrative Agent, issued to Administrative Agent, as beneficiary, for the account of any Borrower, as customer, issued by a depository institution acceptable to Administrative Agent in its sole discretion, that includes an “evergreen” provision providing for automatic renewal, and that permits one or more drawings at any time by Administrative Agent.

“Special Purpose Entity”: the meaning set forth on Schedule 7.14.

“Strike Price”: an interest rate for Term SOFR or the Benchmark Replacement, as applicable, equal to the lesser of (i) 5.50% per annum, or (ii) the rate necessary to result in a Debt Service Coverage Ratio of 1.30 to 1.00 when giving effect to the Swap Agreement Benefit Amount, calculated based upon the Consolidated EBITDAR set forth in the Compliance Certificate most recently delivered pursuant to Section 10.3(a) hereof.

“Subaccount”: a subaccount, which may be ledger or book entry accounts and not actual accounts.

“Subordination and Attornments”: each of, and Subordination and Attornments shall mean the collective reference to, each Subordination and Attornment Agreement by each applicable Owner, each applicable Operator or tenant, and Administrative Agent, and all other similar agreements among any Owner, any Operator or tenant, and Administrative Agent, whether entered into on or prior to the date hereof or from time to time hereafter, in each case together with all modifications, amendments and restatements of any of the foregoing.

“Subsidiary”: of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Swap Agreement”: a swap agreement (as defined in 11 U.S.C. § 101, as in effect from time to time, and including the Interest Rate Cap Agreement, a Replacement Interest Rate Cap Agreement and any other interest rate cap agreement), between any Borrower and Administrative Agent, any Lender, any Lender Affiliate or an Approved Counterparty.

“Swap Agreement Benefit Amount”: the amount of any reduction in Consolidated Total Debt Service resulting from a Swap Agreement, provided no default or event of default is then in existence under such Swap Agreement.

“Swap Obligations”: with respect to any Borrower or any other Credit Party, any obligation to pay or perform under any Swap Agreement.

“Tax and Insurance Account”: the meaning set forth in Section 3.6.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment”: as to any Lender, the sum of (a) the funded portion of the Term Loans held by such Lender plus (b) the obligation of such Lender to make future advances of principal under Section 2.1. The aggregate amount of each Lender’s commitment shall not exceed the amount set forth opposite the name of such Lender on Exhibit C attached hereto or, in the case of a Person that becomes a lender pursuant to an Assignment Agreement, the amount specified in the respective Assignment Agreement pursuant to which such assignment is effected, in either case, as such amounts and percentages may be modified by any Omnibus Joinder Agreement or Assignment Agreement. For the avoidance of doubt, as of the Restatement Date, Lenders do not have a Commitment to make Incremental Loans pursuant to Section 2.15, and no Lender shall have any Commitment to make an Incremental Loan until such time as such Lender executes and delivers an Omnibus Joinder Agreement with respect to such Incremental Loan and each of the other conditions precedent set forth in Section 2.15 have been satisfied with respect to such Incremental Loan.

“Term Loans”: the loans to be made by Lenders to Borrowers under and on the terms and subject to the conditions set forth in this Agreement, whether in the form of the Original Term Loan, Delayed Draw Loans, Restatement Date Loan, or Incremental Loans, in an aggregate principal amount of up to $177,000,000.00, together with all other amounts evidenced or secured by the Loan Documents. For the avoidance of doubt, the Term Loans include any Incremental Loan, and the funded portion of any Delayed Draw Loan made available hereunder.

“Term SOFR”: for any SOFR Business Day, the Term SOFR Reference Rate for a one-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) SOFR Business Days prior to the Restatement Date and, thereafter, the first SOFR Business Day of each month, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, however, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Terrorism Premium Cap”: the meaning set forth in Section 7.5(a)(xi).

“Test Date”: the last day of the most recently ended Fiscal Quarter as more particularly set forth in the definition of “Test Period”.

“Test Period”: the Test Period (taken as one accounting period) set forth opposite such Test Date in the table below:

Test Date:	Test Period:
September 30, 2025, and each Test Date thereafter	The twelve (12) most recent calendar months ended on the Test Date set forth opposite hereto (trailing twelve month period)

“Third-Party Payor”: (i) any commercial medical insurance company having its principal office in the United States and licensed as an insurer in the state in which the Healthcare Services giving rise to any Account were rendered, (ii) a Blue Cross/Blue Shield Plan, (iii) any Government Account Debtor making payments under a Government Reimbursement Program, and (iv) any HMO, PPO, managed care plan or other institutional Person or entity having its principal office in the United States that reimburses providers for Healthcare Services.

“Third-Party Payor Programs”: all payment and reimbursement programs, sponsored by a Third-Party Payor, in which any Borrower participates.

“Title Insurance Policies”: collectively, the ALTA mortgagee title insurance policies in the form acceptable to Administrative Agent issued with respect to the Real Property and insuring the Lien of each Mortgage.

“Toxic Mold”: toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property.

“Transfer” means any direct or indirect sale, transfer, conveyance, mortgage, grant of lien or other interest, bargain, installment sale, master lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in, (a) any Healthcare Facility or any part thereof (other than personal property disposed of in the ordinary course of business) or (b) any Borrower Party including any agreement to transfer or cede to another Person any voting management or approved rights, or any other rights, appurtenant to such legal or beneficial ownership or other interest.

“TRICARE”: the program administered pursuant to 10 U.S.C. Section 1071 et seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UCC”: the Uniform Commercial Code as in effect in the state of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: the meaning set forth in Section 2.12(g)(ii)(B)(3).

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” and the word “shall” will be construed to have the same meaning and effect. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, renewed, supplemented or otherwise modified in writing from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, clauses, Sections, Exhibits and Schedules shall be construed to refer to Articles, clauses and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) unless otherwise specified, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. As used hereunder or in the other Loan Documents, the phrase “to Borrowers’ knowledge” or “to the best of Borrowers’ knowledge” or similar phrases, means each Borrower’s and each other Credit Party’s knowledge after due and diligent inquiry.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrowers or Administrative Agent shall so request, Administrative Agent and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Administrative Agent); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Administrative Agent and Lenders financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 Rounding. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

1.6 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.7 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

GENERAL LOAN TERMS

2.1 The Term Loans.

(a) Original Term Loan. Prior to the Restatement Date, the Lenders (or their predecessors in interest) made term loans to the Borrowers (collectively, the “Original Term Loan”) pursuant to the Existing Term Loan Agreement. As of the Restatement Date, the aggregate principal amount of the Original Term Loan outstanding is $112,919,200.00.

(b) Delayed Draw Term Loans. A portion of the Term Loans in the aggregate amount of Fifteen Million Dollars ($15,000,000) (the “Delayed Draw Loans”) will not be advanced on the Restatement Date and shall be available for advance in two (2) advances of Seven Million Five Hundred Thousand Dollars ($7,500,000) (each a “Delayed Draw Loan Advance”) subject to satisfaction of the conditions precedent specified in this Section 2.1(b), provided that the Administrative Agent shall have the right to proportionately reduce the Term Loan Commitment to fund the Delayed Draw Loans in accordance with Section 2.7 hereof. The amount of each Delayed Draw Loan Advance shall increase the outstanding principal of the Term Loan, shall accrue interest from the date of advancement and shall reduce the proceeds available under the Delayed Draw Loans. No Borrower shall have the right to reborrow any Delayed Draw Loan that is repaid or prepaid from time to time and the aggregate of all Delayed Draw Loan Advances shall not exceed $15,000,000.

(i) Each Delayed Draw Loan Advance shall be subject to satisfaction of the following conditions (and upon Borrowers’ satisfaction of the general conditions for advances described in Section 5.1):

(A) Borrowers are not under a Cash Sweep Period;

(B) no Default or Event of Default shall exist at the time of the effective date of the proposed Delayed Draw Loan Advance both before and after giving effect thereto;

(C) For the first Delayed Draw Loan Advance, Administrative Agent shall have determined that, both before and after giving effect to the proposed Delayed Draw Loan Advance, (1) the Debt Yield for the most recently ended two (2) consecutive Test Dates (calculated for the most recently ended twelve (12) month period on a pro forma basis) is not less than 12.00%, (2) the Term Loan has a Debt Service Coverage Ratio of not less than 1.35 to 1.00 for the most recently ended two (2) consecutive Test Dates (calculated for the most recently ended twelve (12) month period on a pro forma basis), and (3) the LTV Ratio is not greater than sixty-two and five tenths percent (62.5%) of the appraised “as is” fair market value of the Property, each as determined pursuant to FIRREA-compliant MAI appraisals acceptable to Administrative Agent in its sole and absolute discretion;

(D) For the second Delayed Draw Loan Advance, Administrative Agent shall have determined that, both before and after giving effect to the proposed Delayed Draw Loan Advance, (1) the Debt Yield for the most recently ended two (2) consecutive Test Dates (calculated for the most recently ended twelve (12) month period on a pro forma basis) is not less than 13.0%, (2) the Term Loan has a Debt Service Coverage Ratio of not less than 1.45 to 1.00 for the most recently ended two (2) consecutive Test Dates (calculated for the most recently ended twelve (12) month period on a pro forma basis), and (3) the LTV Ratio is not greater than sixty-six and one tenth percent (66.1%) of the appraised “as is” fair market value of the Property, each as determined pursuant to FIRREA-compliant MAI appraisals acceptable to Administrative Agent in its sole and absolute discretion;

(E) The requested Delayed Draw Loan Advance, taken collectively with all other Delayed Draw Loan Advances made with respect to the applicable Property, shall not exceed the total allocation for Delayed Draw Loans for such Property as more specifically set forth on Schedule 2.7;

(F) Administrative Agent has determined that there are no voluntary or involuntary bans upon (A) admissions, (B) in person sales tours or (C) visitation of family or guests, then existing at any Property and there have been no such restrictions at any Property for a period of not less than sixty (60) consecutive days prior to the making of a Delayed Draw Loan by Lenders (such sixty (60) day period ending on the date of the proposed Delayed Draw Loan Advance);

(G) At the time of the Delayed Draw Loan Advance, Borrowers will reimburse Administrative Agent for all Expenses of Administrative Agent in connection with the advance from the Delayed Draw Loan Advance or otherwise owing hereunder, including reasonable attorneys’ fees and expenses, title insurance premium charges and recording fees;

(H) The representations and warranties of each Borrower contained herein or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date;

(I) The request for a Delayed Draw Loan Advance must be accompanied by a completed Delayed Draw Loan Advance Request in the form attached hereto as Exhibit E;

(J) The first Delayed Draw Loan Advance may not be requested prior to August 8, 2026, and the second Delayed Draw Loan Advance may not be requested until after the funding of the first Delayed Draw Loan Advance. No Delayed Draw Loan Advance may be made on or after the date that is six (6) months prior to the Scheduled Maturity Date.

(K) At Borrowers’ expense, and upon Administrative Agent’s reasonable request, Administrative Agent shall have been provided with evidence satisfactory to Administrative Agent, in the form of an updated title search and shall provide a date down endorsement to the Title Insurance Policy for the applicable Property for which Delayed Draw Loan Advances have been requested from the Restatement Date or the most recent date down endorsement, confirming that there are no additional exceptions to title other than those permitted by the terms of the Loan Documents or consented to by Administrative Agent and to ensure that the Title Insurance Policy provides Administrative Agent with title insurance for the amount advanced to date for that Property. Notwithstanding the foregoing, subject to compliance with clause (L) below, Administrative Agent shall not require a date down endorsement for those jurisdictions in which such endorsement is not available, if any. Each date down endorsement shall be in a form reasonably acceptable to Administrative Agent, will ensure that the Mortgage is a valid lien on the applicable Property and is prior and superior to all other Liens except Permitted Encumbrances (provided that any workers’, mechanics’ and similar Liens shall have been bonded or discharged) and any involuntary Liens that are being Properly Contested in accordance with the terms of the Loan Documents; and

(L) In each jurisdiction in which a date down endorsement is not available (1) Administrative Agent shall have been provided a title commitment, title ownership and encumbrance report or such other updated title information with respect to any updates or changes to any Title Policy in lieu of an actual date down endorsement (in each case, as applicable, a “Title Update”); and (2) at Administrative Agent’s request, Borrowers shall provide to Administrative Agent Title Updates on the Property on an annual basis or more frequently as Administrative Agent shall reasonably require. Notwithstanding the limitation set forth in this clause (L), Administrative Agent in its discretion reserves the right to require Title Updates and/or actual date down endorsements with respect to specific Delayed Draw Loan Advances in accordance with the preceding clause (K).

For purposes of calculating the Debt Service Coverage Ratio and Debt Yield pursuant to this Section 2.1(b), (A) the calculation period for Consolidated Total Debt Service and Consolidated EBITDAR shall be calculated for the twelve (12) month period (annualized, if applicable) ending on the last day of the month preceding the month in which the advance is made, and shall be calculated, on a proforma basis, as if the full outstanding principal balance of the Term Loan (including the amount of the requested advance) were outstanding as of the first day of such period; and (B) the Consolidated Total Debt Service shall be calculated to exclude any Swap Agreement Benefit Amount.

(c) Restatement Date Loan. Subject to the terms and conditions set forth herein, each Lender severally, but not jointly, agrees to make the Restatement Date Loan, which shall mature on the Scheduled Maturity Date. Borrowers shall not have any right to reborrow any portion of the Restatement Date Loan that is repaid or prepaid from time to time.

2.2 Interest; Monthly Payments; Protective Advances.

(a) Interest Rate. The Term Loan shall bear interest at a per annum rate equal to the Contract Rate. Interest on the Term Loan shall be paid in arrears on each Payment Date and on the maturity of the Loan, whether by acceleration or otherwise.

(b) Default Rate.

(i) After the occurrence and during the continuance of an Event of Default hereunder, Administrative Agent may, in its sole discretion, or upon the request of the Required Lenders shall, increase the per annum effective rate of interest applicable to the Term Loans to the Default Rate. All such increases may be applied retroactively to the date of the occurrence of the Event of Default. Each Borrower agrees that the Default Rate payable to Lenders is a reasonable estimate of Lenders’ damages and is not a penalty.

(ii) All contractual rates of interest chargeable on outstanding principal under the Term Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity (other than a Late Payment Charge), acceleration, judgment, Insolvency Proceedings or the happening of any other event or occurrence.

(c) [Intentionally Omitted].

(d) Computation of Interest and Related Fees. All computations of interest and fees under the Loan Documents shall be made on the basis of a year of three hundred sixty (360) days and calculated for actual days elapsed. The date of funding of any Term Loans shall be included in the calculation of interest while the date of payment of the Term Loans shall be excluded from the calculation of interest.

(e) Payments Generally. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made in Dollars immediately available to Administrative Agent, on behalf of Lenders, by 2:00 p.m. (New York City time), on the date such payment is due, to Administrative Agent by deposit to the Administrative Agent’s Account or to such other deposit account as Administrative Agent may designate by written notice to Borrower Representative. All payments received by Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall become due on a day other than a Business Day, payment shall be made on the next following Business Day. Each Borrower hereby grants to Administrative Agent the right, in Administrative Agent’s discretion, without notice to any Borrower, to make (i) the Term Loans and (ii) withdrawals from deposit accounts of any Borrower with Administrative Agent to make payments on the Obligations, including any and all fees and Expenses, as and when due hereunder. Each Borrower acknowledges that such Borrower’s failure to maintain sufficient funds in any Deposit Account for payment of any of the Obligations, or Administrative Agent’s failure to withdraw from any deposit account shall not relieve such Borrower of any payment obligation hereunder or any other Loan Document. All payments of principal and interest shall be paid to Administrative Agent, for the benefit of Lenders in accordance with their Pro Rata Shares.

(f) Breakage Indemnity. Borrowers shall indemnify Lenders against any loss or expense which any Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Term Loans or any part thereof as a consequence of (i) any payment or prepayment of the Term Loans or any portion thereof made on a date other than a Payment Date and/or (ii) any default in payment or prepayment of the principal of the Term Loans or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise). The applicable Lender shall deliver to Borrower Representative a statement for any such sums which it is entitled to receive pursuant to this Section 2.2(f), which statement shall be binding and conclusive absent manifest error. Borrowers’ obligations under this Section 2.2(f) are in addition to Borrowers’ obligations to pay any Prepayment Premium applicable to a payment or prepayment of principal of the Term Loans.

(g) Payment Method. Borrowers shall make each payment under any Loan Document by wire transfer to Administrative Agent’s Account or to such other deposit account as Administrative Agent may designate by written notice to Borrower Representative. Not in limitation of the foregoing, each Borrower hereby authorizes Administrative Agent to automatically debit any or all of the Payment Accounts (in the manner mutually agreed to by the Borrower Representative and the Administrative Agent, so long as no Default or Event of Default is in existence) for the payment of any amounts due hereunder, or under the Mortgages, or under any other Loan Documents or under any Swap Agreement and hereby authorizes Administrative

Agent to automatically debit from such account all amounts due hereunder. Debits for monthly interest payments shall be made on each Payment Date unless other arrangements are agreed to in writing. In the event that the funds maintained by Borrowers in such account are insufficient for any payment due hereunder, Administrative Agent may charge any other Account of any Borrower with Administrative Agent for any such payment due.

(h) Protective Advances. Borrowers and Lenders authorize Administrative Agent, from time to time and in its sole discretion, to make term loans (“Protective Advances”) (i) in such amounts as Administrative Agent deems reasonably necessary to (A) pay any Taxes required to be paid by any Borrower hereunder (and for which evidence of actual payment by the applicable Borrower is not provided to Administrative Agent within thirty (30) days prior to the date such payment is due) and (B) preserve or protect any Collateral, and (ii) to pay any other amounts chargeable to Borrowers under any Loan Documents and for which evidence of actual payment by the applicable Borrower is not provided to Administrative Agent on or before the date such payment is due, including fees, Expenses, assessments, repairs, maintenance, storage and other charges and expenditures upon, against or otherwise relating to the a Collateral; provided, however, that the aggregate amount of Protective Advances outstanding at any time shall not exceed five percent (5.00%) of the aggregate principal amount of the Term Loans without the consent of the Borrowers and all of the Lenders. Each Lender severally agrees to reimburse Administrative Agent its Pro Rata Share of any Protective Advances in the event Borrowers fail to do so within one Business Day of the making of such Protective Advance. All Protective Advances constitute Obligations, are secured by the Collateral, and shall be treated for all purposes as part of the Term Loans. Administrative Agent shall provide notice to Borrowers of any Protective Advance promptly after disbursement of such Protective Advance.

2.3 Term Loan Repayment. Borrowers shall repay principal and interest hereunder as follows:

(a) In addition to interest payable in accordance with the provisions of Section 2.2(a), Borrowers shall repay principal and interest of the Term Loan as follows:

(i) all times during the Interest Only Period, all accrued and unpaid interest on the outstanding principal balance of the Term Loan calculated at the Contract Rate; and

(ii) the entire outstanding principal balance of the Term Loan and all other Obligations, together with accrued and unpaid interest and any other amounts due under the Loan Documents, shall be due and payable on the Scheduled Maturity Date.

(b) Notwithstanding the foregoing, in the event that the term of the Term Loan is extended pursuant to Section 2.10 hereof, the Borrowers shall repay principal and interest of the Term Loan as follows during the Extension Period:

(i) beginning on August 8, 2028, and continuing on each Payment Date thereafter during the Extension Period, all accrued and unpaid interest on the outstanding principal balance of the Term Loan calculated at the Contract Rate; and

(ii) in addition to the payment of interest described in subparagraph (i) above, beginning on August 8, 2028, and continuing on each Payment Date thereafter during the Extension Period, a principal payment only (each, an “Amortization Payment”) based on a 30-year amortization schedule and an assumed interest rate of six percent (6.0%), which amortization schedule shall be provided by Administrative Agent to Borrowers upon the effectiveness of the Extension Period; and

(iii) the entire outstanding principal balance of the Term Loan and all other Obligations, together with accrued and unpaid interest and any other amounts due under the Loan Documents, shall be due and payable on the Scheduled Maturity Date.

2.4 Prepayments.

(a) Optional Prepayments. Any Borrower, at its option, may prepay the Term Loans at any time in whole (or in part) on at least thirty (30) days (or such shorter period as Administrative Agent may otherwise permit in writing) advance written notice, provided that on the date of such prepayment, there shall be due and payable (i) accrued interest on the principal so prepaid to the date of the next Payment Date and (ii) the Prepayment Premium, if applicable.

(b) Mandatory Prepayments. No later than the third (3rd) Business Day following the date of receipt by any Borrower of any Extraordinary Receipts, Borrowers shall prepay the Term Loans in an amount equal to the aggregate cash proceeds of such Extraordinary Receipts received by Borrowers, net of the reasonable direct costs relating thereto.

(c) Application of Prepayments. Except during the existence of an Event of Default, all proceeds of any prepayment under this Section 2.4 shall be applied by Administrative Agent to any remaining Amortization Payments in inverse order of maturity until the Term Loans are paid in full and then to the other remaining Obligations in the order determined by Administrative Agent.

(d) Prepayment on a SOFR Business Day. Any prepayment made under this Section 2.4 may be made only on a SOFR Business Day (and, if tendered on a day other than a SOFR Business Day, shall be applied on the immediately succeeding SOFR Business Day).

2.5 Interest Rate Cap Agreement; Swap Agreements.

(a) (i) Within thirty (30) days following the Restatement Date (or such later date as agreed to in writing by the Administrative Agent in its sole discretion), Borrowers shall have in effect the Interest Rate Cap Agreement, which shall (A) be for a term of at least one (1) year (the “Initial Interest Rate Cap Period”), (B) have a notional amount that shall not at any time be less than one hundred percent (100%) of the Outstanding Amount, and (C) have a strike rate equal to the Strike Price, all upon terms and subject to such conditions as shall be reasonably acceptable to Administrative Agent; and (ii) on or prior to the expiration of the Initial Interest Rate Cap Agreement and for each Loan Year thereafter, Borrowers shall have in effect a Replacement Interest Rate Cap Agreement, which shall (A) have a term expiring no earlier than the last day of the subsequent Loan Year (each such period, a “Replacement Interest Rate Cap Period”), (B) have a notional amount that shall not at any time be less than one hundred percent (100%) of the Outstanding Amount, and (C) have a strike rate equal to the Strike Price, all upon terms and subject to such conditions as shall be reasonably acceptable to Administrative Agent, together with accrued and unpaid interest thereon.

(b) In order for a Swap Agreement entered into with another financial institution to be approved by Administrative Agent in writing, Borrowers’ interest in such Swap Agreement must have been collaterally assigned to Administrative Agent pursuant to a Collateral Assignment of Swap Agreement, in form and substance acceptable to Administrative Agent, and the Approved Counterparty to such Swap Agreement must have executed and delivered to Administrative Agent an acknowledgment of such assignment, which acknowledgment includes such Approved Counterparty’s agreement to pay directly into one or more of the Payment Accounts all sums payable by such Approved Counterparty pursuant to the Swap Agreement and shall otherwise be reasonably satisfactory to Administrative Agent in form and substance.

(c) Borrowers shall promptly execute and deliver to Administrative Agent such confirmations and agreements as may be requested by Administrative Agent in connection with such Swap Agreement.

(d) Each Borrower agrees that Administrative Agent shall not have any obligation, duty or responsibility to any Borrower or any other Person by reason of, or in connection with, any Swap Agreement (including any duty to provide or arrange any such Swap Agreement), to consent to any mortgage or pledge of the Collateral or any portion thereof as security for such Borrower’s performance of its obligations under any such Swap Agreement, or to provide any credit or financial support for the obligations of Borrowers or any other Person thereunder or with respect thereto. No Swap Agreement entered into with respect to the Term Loans shall alter, impair, restrict, limit or modify in any respect the obligation of Borrowers to pay interest on the Term Loans as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

(e) All payments made by the Approved Counterparty to any Swap Agreement entered into with any financial institution other than Administrative Agent or any Lender, and approved by Administrative Agent in writing, shall be deposited into one or more of the Payment Accounts.

(f) Any Swap Agreement entered into in connection with the Term Loans is an independent agreement governed by the written provisions thereof, which shall remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Term Loans, except as otherwise expressly provided in such Swap Agreement, and any payoff statement from Administrative Agent relating to the Term Loans shall not apply to such Swap Agreement except as otherwise expressly provided in such payoff statement.

(g) Any Default or Event of Default under any of any Borrower’s or its Affiliates’ Swap Agreements shall constitute a Default hereunder.

2.6 Evidence of Indebtedness. The Term Loans made by any Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the existence and amounts of the Term Loans and shall be conclusive absent manifest error with respect to the amount of the Term Loans and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. The Borrowers shall, upon the written request of any Lender, execute and deliver to the Administrative Agent a Promissory Note for such Lender, which Promissory Note shall evidence such Lender’s Term Loan Commitment in addition to such accounts or records. Each Lender may attach schedules to its Promissory Note and endorse thereon the date, amount and maturity of its Term Loan Commitment and payments with respect thereto.

2.7 Partial Release. In the event Borrowers desire to sell a Partial Release Parcel and in connection therewith release such Partial Release Parcel from the Lien of the Mortgage (each, a “Partial Release”), then, upon not less than thirty (30) days’ prior written request, Administrative Agent (on behalf of Lenders) will release the lien of the Mortgage against such Partial Release Parcel upon satisfaction of each of the following conditions:

(a) As of the date of Borrowers’ request for release and as of the date of the proposed release (the “Proposed Release Date”), no Default or Event of Default under any of the Loan Documents has occurred and is then continuing and Borrowers are not under a Cash Sweep Period;

(b) Borrowers shall have delivered to Administrative Agent and Lenders with respect to a Partial Release, (i) a copy of the sale contract and all amendments thereto, (ii) a copy of the proposed closing statement to be executed by Borrowers and the purchaser(s), and (iii) such information regarding the purchaser(s) as Administrative Agent may reasonably request;

(c) Administrative Agent shall have received on the Proposed Release Date a prepayment of the Term Loans in the amount equal to one hundred five percent (105%) of the Allocated Amount attributable to such Partial Release Parcel; provided, further, that any payment pursuant to this Section 2.7(c) shall be treated as a partial prepayment under Section 2.4 in which case the applicable proportionate amount of the Prepayment Premium shall be due and payable;

(d) Borrower shall deliver, together with such request for the Partial Release, a pro forma Compliance Certificate showing that both before and after giving effect to such Partial Release (i) the Debt Yield (calculated for the most recently ended twelve (12) month period prior to the Proposed Release Date on a pro forma basis) shall be at least twelve percent (12.00%) and (ii) the Debt Service Coverage Ratio (calculated for the most recently ended twelve (12) month period prior to the Proposed Release Date on a pro forma basis) is not less than 1.35 to 1.00, provided, that for purposes of this clause (d), Consolidated Total Debt Service shall be calculated to exclude any Swap Agreement Benefit Amount.

(e) The sale shall be to a bona fide purchaser that is not an Affiliate of a Borrower in a bona fide cash sale transaction for not less than fair market value.

(f) Borrowers and Guarantor shall have executed and delivered to Administrative Agent such reaffirmations and amendments to the Loan Documents as Administrative Agent may reasonably require in connection with such release; and

(g) No more than five (5) Healthcare Facilities (taken in the aggregate with all other Partial Releases hereunder) shall be released during the term of this Agreement (without Administrative Agent’s prior written consent in its discretion).

(h) Upon receipt of the amounts set forth in clause (c) of this Section 2.7, the Administrative Agent shall have the right to proportionately reduce the Term Loan Commitment to fund the Delayed Draw Loans under Section 2.1(b) hereof by one hundred five percent (105%) of the unfunded portion of the Delayed Draw Loans allocated to such Partial Release Parcel so released as set forth on Schedule 2.7.

2.8 Fees and Charges.

(a) Fees. Borrowers shall pay to Administrative Agent, for Administrative Agent’s own account, fees in the amounts and at the times set forth in the Fee Letter.

(b) Late Payment Charge. Unless waived by Administrative Agent in writing, if any principal, interest or other sum due under any Loan Document is not paid by Borrowers on the date on which it is due (other than the Outstanding Amount as of the Scheduled Maturity Date), Borrowers shall pay to Administrative Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Administrative Agent and Lenders in handling and processing such delinquent payment and to compensate Administrative Agent and Lenders for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.

(c) Prepayment Premium. Upon any repayment (other than required scheduled Amortization Payments) or prepayment of principal of the Term Loans (including in connection with an acceleration of the Term Loans, but excluding any repayment or prepayment that is the result of (i) a Casualty or Condemnation; (ii) the exercise of an Equity Cure or (iii) in connection with a Partial Release, provided that any prepayments made in connection with a Partial Release during the term of the Loan are, in the aggregate, less than or equal to $35,000,000), Borrowers shall pay to Administrative Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, on the date of such repayment or prepayment the Prepayment Premium applicable thereto. All Prepayment Premiums hereunder shall be deemed to be earned by Administrative Agent and Lenders upon the funding of the Term Loans. In addition, all Prepayment Premiums are payable as liquidated damages, are a reasonable pre-estimate of the losses, costs and expenses that Administrative Agent and Lenders would incur in the event of any prepayment or acceleration of the Term Loans, are not a penalty, will not require claim for, or proof of, actual damages, and Administrative Agent’s determination thereof shall be conclusive and binding in the absence of manifest error.

(d) Fee Computation. All fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed in each calculation period, as applicable. All fees hereunder shall be non-refundable and deemed fully earned when due and payable.

2.9 Expenses. Each Borrower shall reimburse Administrative Agent or any Lender upon receipt of notice for all Expenses. Any Expenses due and payable by any Borrower hereunder which are not paid within five (5) days after demand shall accrue interest at the Default Rate. The obligations and liabilities of Borrowers under this Section 2.9 shall survive the payment in full of the Obligations and the termination of this Agreement and the exercise by Administrative Agent or any Lender of any of its rights or remedies under the Loan Documents.

2.10 Effective Date and Termination.

(a) This Agreement shall become effective on the Restatement Date and shall continue in full force and effect until Payment in Full (as defined below). Borrowers may terminate this Agreement with at least thirty (30) Business Days’ prior written notice thereof to Administrative Agent, upon (i) the payment in full of the Outstanding Amount, together with accrued and unpaid interest thereon, (ii) the payment in full of the Prepayment Premium, and (iii) the payment in full of all fees, Expenses and other Obligations together with accrued and unpaid interest thereon (clauses (i), (ii) and (iii), collectively, “Payment in Full”).

(b) The Borrowers shall have the option to extend the Scheduled Maturity Date for two (2) additional periods of twelve (12) months each (each an “Extension Period”), but only if the following conditions are satisfied with respect to each such option to extend: (i) Borrower Representative has previously delivered notice to Administrative Agent of its election to extend the Scheduled Maturity Date no less than thirty (30) days but no more than ninety (90) days prior to the then-effective Scheduled Maturity Date; (ii) Administrative Agent has determined, in its sole and absolute discretion, that as of the then-effective Scheduled Maturity Date: (A) no Default or Event of Default exists, (B) (1) the Debt Yield (calculated for the most recently ended twelve (12) month period) is not less than twelve percent (12.00%) and (2) the Debt Service Coverage Ratio (calculated for the most recently ended twelve (12) month period) is not less than 1.35 to 1.00, provided, that for purposes of this clause (B), the calculation of Consolidated Total Debt Service may be calculated to include any Swap Agreement Benefit Amount, (3) Borrowers are not under a Cash Sweep Period, and (4) Borrowers have executed a Swap Agreement satisfactory to Administrative Agent for the full extension period; and (iii) Borrowers shall have paid to Administrative Agent, for the benefit of itself and the other Lenders, an extension fee equal to 0.25% of the outstanding principal balance of the Term Loans as of such date, within three (3) days prior to the then-effective Scheduled Maturity Date. If the conditions set forth above are satisfied, the Scheduled Maturity Date shall be extended to the twelve-month anniversary of the then-effective Scheduled Maturity Date.

2.11 Effect of Termination. The termination of this Agreement shall not affect any Credit Party’s, Administrative Agent’s, any Lender’s or any Lender Affiliate’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. Accordingly, each Credit Party waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and the Administrative Agent shall not be required to send such termination statements to each Credit Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and Payment in Full.

2.12 Taxes.

(a) Defined Terms. For purposes of this Section 2.12, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document or any Swap Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Credit Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so, if any), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Article 12 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.12, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

1. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2. executed copies of IRS Form W-8ECI;

3. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in form reasonably acceptable to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

4. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form reasonably acceptable to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form reasonably acceptable to Administrative Agent on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.12(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.13 Increased Costs; Alternate Rate of Interest.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining the Term Loans or of maintaining its obligation to make the Term Loans, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, or other Recipient, Borrowers will pay to such Lender, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.13(a) or (b) and delivered to Borrowers, and shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. Notwithstanding anything to the contrary contained herein (but subject to the terms of Section 2.14), if after the Restatement Date, (i) any change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain its Term Loan Commitment bearing interest computed by reference to the then current Benchmark, or (ii)

the then current Benchmark is discontinued or is otherwise no longer available, then (A) with respect to the occurrence described in subsection (i) above, unless such Lender is able to make or to continue to fund or to maintain its Term Loan Commitment at another office of such Lender without, in such Lender’s opinion, adversely affecting it or its Term Loan Commitment or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrowers, (1) the obligation of such Lender to agree to make or to make or to continue to fund or maintain its Term Loan Commitment shall terminate and (2) Borrowers shall prepay in full such Lender’s Pro Rata Share of the Term Loan, together with interest accrued thereon, but without payment of any Prepayment Premium, within ninety (90) days following such Lender’s demand for payment unless such Lender elects to use the Base Rate as a replacement index, plus an Applicable Margin (which may be negative) to approximate the Contract Rate before such change in law or regulation and (B) with respect to the occurrence described in subsection (ii) above, Administrative Agent will use the Base Rate as a replacement index, plus an Applicable Margin (which may be negative) to approximate the Contract Rate. If any Lender elects to use the Base Rate as contemplated by subsection (A) above or if subsection (B) above is applicable, Administrative Agent will notify Borrowers of the Base Rate and the Applicable Margin to be used and the same shall be applied to the Term Loan effective as of the date such Lender or Administrative Agent determined that the then current Benchmark was no longer available, as applicable.

(f) Automatic Conversion to Base Rate. After the occurrence and during the continuance of an Event of Default hereunder, each Lender may, in its sole discretion, provide Administrative Agent and Borrowers notice of its election to charge interest rates at the Base Rate, and Administrative Agent promptly shall transmit the notice to each other Lender and during the continuance of such Event of Default, the portion of the Term Loans held by such Lender shall be converted from accruing interest at a per annum rate equal to the Contract Rate to accruing interest at a per annum rate equal to the Base Rate plus such applicable margin as will result in the same effective rate of interest applicable immediately prior to such conversion.

2.14 Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) No Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.14.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. During the existence of a Benchmark Unavailability Period, the Loan will bear interest at the Base Rate, plus the Applicable Margin.

2.15 Incremental Facility.

(a) Subject to the conditions set forth in this Section 2.15(a), from time to time following the Restatement Date, Lenders may elect to make additional loans (each an “Incremental Loan”) in an aggregate principal amount not to exceed $40,000,000.00 available to Borrowers (including the applicable Joinder Borrower) in the amount requested by Borrower Representative for the acquisition of one or more Properties that shall secure such Incremental Loan and the other Obligations (each such Property, a “Joinder Project”), for payment of associated closing costs in connection therewith and for establishing such reserves (such as reserves to fund immediate repairs) as Lenders may require. Any and all Incremental Loans shall rank pari passu with each other and all other advances of the Term Loan, shall constitute part of the Term Loan, shall be secured by each of the Mortgages and, for the avoidance of doubt, shall be due and payable in full on the Scheduled Maturity Date. The decision of any Lender to provide an Incremental Loan shall be at such Lender’s sole discretion, shall be made in writing, and shall be subject to receipt by such Lender of all required credit approvals. No Lender shall have an obligation to provide or advance any Incremental Loan.

(b) The obligation of Lenders to fund an Incremental Loan shall be subject to satisfaction of the following conditions and such other conditions that may be imposed by Administrative Agent or the Lenders at the time the request for the Incremental Loan is made:

(i) At least forty-five (45) days prior to the desired funding date of the applicable Incremental Loan, Borrower Representative shall have delivered a written request to Administrative Agent requesting disbursement of such Incremental Loan;

(ii) As of the date on which the notice described in clause (a) above is made, and as of the date on which the requested Incremental Loan is made, both before and after giving pro forma effect thereto (1) no Default or Event of Default shall have occurred and be continuing, and no Material Adverse Effect shall have occurred or be continuing with respect to Borrowers, the Guarantor, the Properties or the Term Loan and (2) all representations and warranties with respect to the Joinder Borrower and the Joinder Project set forth in the Loan Agreement, the other Loan Documents, and the Environmental Indemnity Agreement are true and correct in all material respects (or, if any such representation or warranty is, by its terms, qualified by concepts of materiality, such representation or warranty is true and correct in all respects) except that those that by their terms relate exclusively to a specific earlier date need only be true and correct in all material respects as of such earlier date;

(iii) The aggregate amount of the Term Loan Commitments, as increased by the requested Incremental Loan, do not exceed $177,000,000.00;

(iv) The applicable Joinder Borrower is an Acceptable Entity approved by Lenders in their sole and absolute discretion;

(v) The applicable Joinder Project is an Acceptable Project approved by Lenders in their sole and absolute discretion;

(vi) The requested Incremental Loan has been approved by Lenders in their sole and absolute discretion;

(vii) Borrowers and Guarantor have delivered to Administrative Agent the documents, and shall have satisfied all of the requirements, set forth in Section 5.1, and delivered all other reports, documents and agreements as would have been required if the Joinder Borrower had been included as a Borrower on the Restatement Date and the Joinder Project had been included as a Property, on the Restatement Date, including a Title Policy and all required quality of earnings report, rent roll and lease diligence, tenant review, business due diligence, insurance review, flood compliance review, legal due diligence and other diligence deemed relevant by the Lenders;

(viii) The Borrowers (including the proposed Joinder Borrower), Guarantor, and any other parties thereto have executed and delivered the Joinder Documents;

(ix) Borrowers have (1) paid all fees required to be paid to Administrative Agent and Lenders in connection with the requested Incremental Loan and (2) reimbursed Administrative Agent and Lenders for their respective expenses incurred in connection with evaluating and/or making the requested Incremental Loan, including reasonable legal fees and expenses; and

(x) Unless otherwise agreed by Lenders, the requested Incremental Loan will be funded on or before August 7, 2028.

ARTICLE 3

RESERVES AND CASH MANAGEMENT.

3.1 Reserves.

(a) Borrowers agree to establish and maintain all of the reserves and escrows required in this Article 3. All sums so reserved or escrowed may be commingled with the general funds of Administrative Agent and no such sums shall be deemed to be held in trust for the benefit of Borrowers. No interest shall be payable on any funds so reserved or escrowed. All sums so reserved or escrowed shall be part of the Collateral and shall stand as additional security for all of the Obligations. If Administrative Agent at any time determines that the amount on deposit in any reserve or escrow pursuant to this Article 3 is insufficient for its intended purposes, Borrowers shall, within twenty (20) days following notice from Administrative Agent, deposit such additional sums as may be required by Administrative Agent. After the occurrence of an Event of Default, Administrative Agent may, at its discretion, apply amounts on hand in the reserves or escrows to cure such Event of Default. Upon demand of Administrative Agent, Borrowers shall replenish the applicable reserve or escrow to restore any sums so applied by Administrative Agent.

(b) As additional security for the payment and performance of the Obligations, each Borrower hereby unconditionally and irrevocably assigns, conveys, pledges, mortgages,

transfers, delivers, deposits, sets over and confirms unto Administrative Agent, and hereby grants to Administrative Agent, for the benefit of itself and Lenders, a security interest in all sums on deposit or due under the Loan Documents including, (i) The Tax and Insurance Account, the Debt Service Reserve, and the Rose Arbor Reserve (collectively, the “Reserves”), (ii) the accounts into which the Reserves have been deposited, (iii) all insurance on said accounts, (iv) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto, (v) all sums now or hereafter therein or represented thereby, (vi) all replacements, substitutions or proceeds thereof, (vii) all instruments and documents now or hereafter evidencing the Reserves or such accounts, (viii) all powers, options, rights, privileges and immunities pertaining to the Reserves (including the right to make withdrawals therefrom), and (ix) all proceeds of the foregoing. Each Borrower hereby authorizes and consents to the account into which the Reserves have been deposited being held in Administrative Agent’s name or the name of any entity servicing the Term Loans for Administrative Agent and hereby acknowledges and agrees that Administrative Agent, or at Administrative Agent’s election, such servicing agent, shall have exclusive control over said account. Upon the occurrence of an Event of Default, Administrative Agent may, without notice or demand on any Borrower, at its option: (A) withdraw any or all of the funds (including interest) then remaining in the Reserves and apply the same, after deducting all costs and expenses of safekeeping, collection and delivery (including, but not limited to, reasonable attorneys’ fees, costs and expenses) to the Obligations in such manner as Administrative Agent shall deem appropriate in its discretion, and the excess, if any, shall be paid to Borrowers, (B) exercise any and all rights and remedies of a secured party under any applicable UCC, or (C) exercise any other remedies available at law or in equity. No such use or application of the funds contained in the Reserves shall be deemed to cure any Default or Event of Default. Upon demand of Administrative Agent, Borrowers shall, within ten (10) days following such demand, replenish the applicable Reserve to restore any sums so applied by Administrative Agent.

(c) The Reserves are solely for the protection of Administrative Agent (for the benefit of itself and the Lenders) and entail no responsibility on Administrative Agent’s part beyond the payment of the respective costs and expenses in accordance with the terms of this Agreement and beyond the allowing of due credit for the sums actually received. Upon Payment in Full in accordance with the terms of this Agreement or at such earlier time as Administrative Agent may elect in its sole discretion, the balance in the Reserves then in Administrative Agent’s possession shall be paid over to Borrowers and no other party shall have any right or claim thereto.

3.2 Cash Management. Subject to Section 7.21, each Borrower covenants and agrees that it will comply with the following terms and conditions:

(a) Each Borrower shall have established a separate Payment Account with a United States depository institution acceptable to Administrative Agent (the “Deposit Account Bank”). Until the occurrence of an Event of Default, Borrowers may give instructions regarding the disposition of funds in such Payment Account for any purpose not prohibited by the terms and conditions of this Agreement or the other Loan Documents. Each Borrower shall ensure that all Collections of amounts due (other than from Government Reimbursement Programs) under Residency Agreements and Accounts on which Non-Governmental Payors are obligated are paid directly into or deposited into such Borrower’s Payment Account. In addition, each Borrower shall ensure that the Net Proceeds from any Asset Disposition and any proceeds of insurance or condemnation awards paid in respect of any Casualty are paid directly into such Borrower’s Payment Account.

(b) To the extent any Government Account Debtor exists, Borrowers shall establish and maintain one or more Government Receivables Accounts for the collection of Accounts on which any such Government Account Debtor is obligated. Borrowers shall ensure that all Collections of Accounts on which Government Account Debtors are obligated are paid directly into and deposited in the Government Receivables Account, and that all funds deposited into the Government Receivables Account are immediately transferred into a Payment Account.

(c) On or prior to the Restatement Date, and within thirty (30) days (or such longer period as the Administrative Agent may agree in writing in its sole discretion) after opening any new Deposit Account of any Borrower after the Restatement Date, each Borrower shall maintain at all times a valid and enforceable (i) Deposit Account Control Agreement with respect to each Payment Account and any other Deposit Account of such Borrower (other than Government Receivables Accounts, payroll accounts, escrow accounts, resident accounts, and other restricted accounts) and (ii) to the extent any Government Account Debtor exists, an account instruction agreement in form and substance acceptable to Administrative Agent with respect to each Government Receivables Account.

(d) All of the Borrowers’ Payment Accounts and any other Deposit Accounts existing on the Restatement Date are set forth on Schedule 3.2 together with a description of who maintains or will maintain such account and the purpose of such Deposit Account.

(e) In the event that any Borrower receives any Collections that should have been sent to a Payment Account or a Government Receivables Account, such Borrower shall promptly upon receipt (and in any event within one (1) Business Day of receipt) forward such Collections directly to such Borrower’s Payment Account or a Government Receivables Account, as applicable, in the form received, and promptly notify Administrative Agent of such event. Until so forwarded, such Collections not generated from Government Account Debtors shall be held in trust for the benefit of Administrative Agent and Lenders.

(f) Notwithstanding anything in any deposit account agreement to the contrary, each Borrower agrees that it shall be liable for any fees and charges in effect from time to time and charged by the Deposit Account Bank in connection with its Deposit Accounts, and that neither Administrative Agent nor any Lender shall have any liability therefor. Each Borrower further acknowledges and agrees that, to the extent such fees and charges are not paid by such Borrower directly but are satisfied using Collections or other funds in the Deposit Accounts, such fees and charges shall be immediately (upon notice) due and payable from such Borrower to Administrative Agent, for the benefit of itself and the Lenders. Each Borrower agrees to indemnify and hold Administrative Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including the reasonable fees and disbursements of legal counsel for Administrative Agent, including the reasonable charges of internal legal counsel when the Administrative Agent has not otherwise used outside counsel, arising from or relating to actions of Administrative Agent, the Deposit Account Bank or any other depository institution pursuant to this Section 3.2 or any deposit account agreement.

3.3 Completion of Required Repairs. Each Borrower shall perform and complete each item of the repairs and environmental remedial work at the Real Property as set forth on Schedule 3.3 (the “Required Repairs”) within the time period specified therein (or such later date as agreed to in writing by the Administrative Agent in its sole discretion).

3.4 Debt Service Reserve. Borrowers shall direct the title company to fund at Closing (which funds may be proceeds of the Restatement Date Loan or otherwise) a reserve of $1,920,426.00 (the “Debt Service Reserve”). The Debt Service Reserve shall be held in a separate Deposit Account, subject to a Deposit Account Control Agreement in favor of Administrative Agent, which such Deposit Account Control Agreement shall provide that the Deposit Account Bank shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower. The Debt Service Reserve may be released to the Borrowers subject to the following:

(a) no Default or Event of Default exists and Borrowers are not under a Cash Sweep Period;

(b) the Borrowers demonstrate to the satisfaction of Administrative Agent that, calculated as of the most recently ended Fiscal Quarter for which financial statements were required to be delivered pursuant to Section 10.3(a), the Debt Yield (calculated for the most recently ended twelve (12) month period) is not less than twelve percent (12.00%);

(c) the Borrowers demonstrate to the satisfaction of Administrative Agent that, calculated as of the most recently ended Fiscal Quarter for which financial statements were required to be delivered pursuant to Section 10.3(a), the Debt Service Coverage Ratio (calculated as of whichever is lesser (i) the most recently ended twelve (12) month period, annualized, or the most recently ended three (3) month period, annualized) is not less than 1.35 to 1.00, provided, that for purposes of this clause (c), Consolidated Total Debt Service shall be calculated using a thirty (30) year amortization schedule with an assumed interest rate equal to six percent (6.0%) per annum and shall exclude any Swap Agreement Benefit Amount;

(d) Administrative Agent has determined that there are no voluntary or involuntary bans upon (A) admissions, (B) in person sales tours or (C) visitation of family or guests, then existing at any Property and there have been no such restrictions at any Property for a period of not less than sixty (60) consecutive days (such sixty (60) day period ending on the date of the proposed Debt Service Reserve release); and

(e) No Premium Finance Agreement is in place with respect to any of the Healthcare Facilities.

3.5 Rose Arbor Reserve. Borrowers shall direct the title company to fund at Closing (which funds may be proceeds of the Restatement Date Loan or otherwise) a reserve of $298,781.00 (the “Rose Arbor Reserve”). The Rose Arbor Reserve shall be held in a separate Deposit Account, subject to a Deposit Account Control Agreement in favor of Administrative Agent, which such Deposit Account Control Agreement shall provide that the Deposit Account Bank shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower. The Rose Arbor Reserve may be released to the Borrowers subject to the following:

(a) no Default or Event of Default exists and Borrowers are not under a Cash Sweep Period;

(b) the Borrowers deliver to Administrative Agent documentation sufficient to evidence, in Administrative Agent’s sole and absolute discretion, that (i) a settlement agreement has been entered into for resolution of all outstanding claims under the Rose Arbor Litigation, (ii) the Rose Arbor Litigation has been dismissed with prejudice, or (iii) a non-appealable judgment has been entered into in favor of the plaintiff under the Rose Arbor Litigation.

3.6 Tax and Insurance Reserve. After a Default or an Event of Default, if required by Administrative Agent in its sole discretion, Borrowers shall establish and maintain reserves in an amount reasonably determined by Administrative Agent to pay at least thirty (30) days prior to their respective due dates all (x) Taxes of Borrowers and (y) Insurance Premiums that are allocable to the Real Property. Such amounts will be deposited into a separate account with Administrative Agent or transferred by Administrative Agent to a Subaccount (in either event, the “Tax and Insurance Account”). Provided that no Default or Event of Default has occurred and is continuing, Administrative Agent will:

(a) apply funds in the Tax and Insurance Account to payments of Taxes and Insurance Premiums required to be made by Borrowers pursuant to Sections 2.12 and 7.5, provided that Borrowers have promptly supplied Administrative Agent with notices of all Taxes and Insurance Premiums due, or

(b) reimburse Borrowers for such amounts upon presentation of evidence of payment; subject, however, to Borrowers’ rights to contest Taxes in accordance with Section 2.12. In making any payment relating to Taxes and Insurance Premiums, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Notwithstanding anything in Section 3.1(a) to the contrary, if Administrative Agent at any time reasonably determines that the amount on deposit in the Tax and Insurance Account pursuant to this Section 3.6 is insufficient for its intended purposes, Borrowers shall, within ten (10) days following notice from Administrative Agent, deposit such additional sums as may be required by Administrative Agent.

ARTICLE 4

COLLATERAL.

4.1 Grant of Security Interests. Pursuant to the Collateral Documents, as security for the performance and prompt payment in full in cash of all Obligations, and as further security for the payment and performance by Borrowers, each Borrower has pledged, granted, conveyed and transferred to Administrative Agent (for the benefit of Administrative Agent and Lenders), a First Priority Lien upon, and security interest in the Collateral. No Credit Party shall, without obtaining the prior written consent of Administrative Agent, pledge, assign or grant any security interest in the Collateral, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC financing statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC.

4.2 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Liens created by the Mortgages upon the real property of such Borrower described therein. If any Borrower shall acquire at any time or times hereafter any fee simple interest in other real property, such Borrower agrees promptly to execute and deliver to Administrative Agent, as additional security and Collateral for the Obligations, a Mortgage satisfactory in form and substance to Administrative Agent covering such real property. Each Mortgage shall be duly recorded (at Borrowers’ sole expense) in each office where such recording is required to constitute a valid First Priority Lien on the real property covered thereby. In respect to any Mortgage, Borrowers shall deliver to Administrative Agent, at sole Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Administrative Agent or an endorsement to the applicable Title Insurance Policy, which policies shall be in form and substance satisfactory to Administrative Agent and shall insure a valid First Priority Lien in favor of Administrative Agent (for the benefit of itself and the Lenders) on the property covered thereby, subject only to Permitted Encumbrances and those other exceptions acceptable to Administrative Agent. Borrowers shall also deliver to Administrative Agent such other usual and customary documents, including ALTA surveys of the real property described in the Mortgage and, except to the extent Administrative Agent has obtained appraisals of such real property on the behalf of and at the sole expense of Borrowers, appraisals of such real property, as Administrative Agent may request relating to the real property subject to any Mortgage.

4.3 Representations and Covenants Regarding Collateral.

(a) Representations and Warranties. Each Borrower represents and warrants to Administrative Agent and Lenders that except for the Permitted Encumbrances, (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Agreement and the other Collateral Documents creates a valid, perfected, First Priority and exclusive security interest in all personal property of such Borrower constituting Collateral as to which perfection may be achieved by filing UCC financing statements, (ii) Administrative Agent’s security interests in the Collateral constitute, and will at all times constitute, First Priority and exclusive Liens on the Collateral, and (iii) such Borrower is, or will be at the time additional Collateral is acquired by such Borrower, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or Liens other than Permitted Encumbrances.

(b) Covenants. Borrowers, at their expense, agree to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.

(c) Subordination of Liens and Security Interests. Each Owner hereby acknowledges, agrees, represents and warrants that, until Payment in Full and the Loan Agreement and the Term Loan Commitments have been terminated hereunder, any Liens and security interests of Owners in the Collateral (including any Liens and security interests granted under any other security agreement, collateral document, instrument or other agreement now existing or hereafter entered into, in each case, as the same may be amended, modified, restated, renewed, extended or refinanced) shall be and hereby are subordinated for all purposes and in all respects to the Liens and security interests of Administrative Agent and Lenders in the Collateral, regardless of the time, manner or order of perfection of any such Liens and security interests and regardless of any failure, whether intervening or continuing, of Administrative Agent and Lenders’ Liens and security interests to be valid or perfected for any reason.

ARTICLE 5

CONDITIONS TO CLOSING.

5.1 Conditions Precedent. The obligation of Lenders to make certain of the Term Loans hereunder on the Restatement Date (the “Closing”) is subject to satisfaction of each of the following conditions precedent:

(a) Administrative Agent shall have received all of the following deliverables, each in form and substance satisfactory to Administrative Agent:

(i) duly executed counterparts of this Agreement and the other Loan Documents required by Administrative Agent to be executed on the Restatement Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Credit Party as Administrative Agent may require;

(iii) such Organization Documents and certifications as Administrative Agent may require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(iv) a certificate signed by an Authorized Officer of each Credit Party either (A) certifying that all consents, licenses and approvals required in connection with the execution, delivery and performance by the Credit Parties and the validity against the Credit Parties of the Loan Documents are in full force and effect and have been delivered to Administrative Agent, or (B) stating that no such consents, licenses or approvals are so required;

(v) a certificate signed by an Authorized Officer of the Borrower Representative certifying: (A) that the representations and warranties of each Credit Party contained in Article 6 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the Restatement Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.1(a)(v), the representations and warranties contained in Section 6.10 shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1(e), (B) that there has been no event or circumstance since April 30, 2025, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that no event or circumstance has occurred or exists that constitutes a Default or an Event of Default, (D) as to the solvency of Borrowers, taken as a whole, and the other Credit Parties as of the Restatement Date and after giving effect to the Restatement Date Loan made on the Restatement Date, and (E) that the conditions specified in Section 5.1 have been satisfied;

(vi) correct and complete copies of (A) each Lease (but specifically excluding Residency Agreements), (B) each Management Agreement, (C) each Material Contract, and (D) the independent living (if applicable), assisted living, memory care, or other licenses of each Borrower, in each case, together with all applicable amendments thereto, all of which shall be acceptable to Administrative Agent in its sole and absolute discretion; and

(vii) evidence that all Required Insurance has been obtained and is in effect.

(b) Administrative Agent, for the benefit of itself and the Lenders, as applicable, shall have received payment in full of all fees and Expenses required to be paid hereunder on or before the Restatement Date;

(c) Administrative Agent shall have received Lien searches (including UCC, tax Lien, and judgment searches) demonstrating the absence of Liens on the Collateral other than Permitted Liens or Liens satisfied as of the Restatement Date to the satisfaction of Administrative Agent;

(d) Administrative Agent shall have received: (i) copies of all filing receipts and acknowledgments issued by the appropriate Governmental Authority to evidence recordation or filing necessary to perfect the Lien of Administrative Agent (for the benefit of itself and the other Lenders) on the Collateral or other satisfactory evidence of such recordation and filing, and (ii) evidence that such Lien constitutes a First Priority Lien in favor of Administrative Agent (for the benefit of itself and the other Lenders), other than Liens to be satisfied as of the Restatement Date to the satisfaction of Administrative Agent;

(e) Administrative Agent shall have received such financial statements, reports, certifications, and other operational information required to be delivered hereunder or otherwise required by Administrative Agent, which shall include financial statements of the type required to be delivered under Section 10.3(b) for (i) the three (3) Fiscal Years preceding the Restatement Date and (ii) for the immediately preceding twelve (12) month period most recently ended at least thirty (30) days prior to the Restatement Date;

(f) Each Borrower shall have established the Payment Accounts and, if applicable, the Government Receivables Accounts with the Deposit Account Bank;

(g) The existing obligations of each Borrower in connection with any existing Indebtedness not permitted hereunder shall be terminated and paid in full at Closing pursuant to satisfactory payoff letters or otherwise to the satisfaction of Administrative Agent, and all Liens encumbering the Collateral (other than Permitted Liens) shall be terminated and/or released upon such payment to the satisfaction of Administrative Agent;

(h) Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and Lenders and dated the Restatement Date) of legal counsel for Borrowers and the other Credit Parties, including any local counsel and regulatory legal opinions reasonably requested by Administrative Agent, in each case, in form and substance acceptable to Administrative Agent in its sole discretion;

(i) Each Borrower and each other Credit Party shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service;

(j) Administrative Agent shall have received all of the following, each of which shall be in form and substance satisfactory to the Administrative Agent (i) the Title Insurance Policies with no exceptions except those approved by Administrative Agent, and including all endorsements thereto reasonably required by Administrative Agent, (ii) surveys of the Properties meeting American Land Title Association (“ALTA”) standards, with such optional ALTA Table A requirements as Administrative Agent deems appropriate, and prepared by a licensed surveyor reasonably acceptable to Administrative Agent and the title company, who shall certify to Administrative Agent and the title company that each such survey meets ALTA standards, together with a surveyor certification in form and substance satisfactory to Administrative Agent duly executed by the applicable surveyor, (iii) evidence that each of the Mortgages executed and delivered as of the Restatement Date constitutes a valid First Priority Lien upon the Real Property and is prior and superior to all other liens and encumbrances thereon except the Permitted Encumbrances, (iv) FIRREA-compliant MAI appraisals of the Properties addressed to Administrative Agent, (v) zoning and property condition reports with respect to the Properties (collectively, the “Property Condition Reports”), (vi) Phase I environmental reports with respect to the Properties, in each case, prepared by an environmental engineering firm acceptable to Administrative Agent (collectively, “Environmental Reports”), and any other environmental audit report required by Administrative Agent, (vii) flood zone certificates with respect to the Properties, and (viii) such other usual and customary reports, surveys, and diligence materials related to the Real Property as may be requested by the Administrative Agent;

(k) Administrative Agent shall be satisfied in its sole and absolute discretion that there are no existing environmental liabilities that might, individually or in the aggregate, have a Material Adverse Effect;

(l) [Intentionally Omitted].

(m) Administrative Agent shall have received satisfactory background checks on any Credit Party, any Pledgor, and any direct or indirect holder of the Equity Interests of any Credit Party as Administrative Agent shall request;

(n) Administrative Agent shall be satisfied with the results of its review of a quality of earnings report, a field examination, site visits, lease roll, rent cash collection trends, market diligence, business due diligence, legal due diligence and other third party diligence with respect to the Credit Parties and Operators including healthcare and regulatory diligence materials;

(o) At least five (5) days prior to the Restatement Date, (i) each Credit Party shall have provided the documentation and other information to Administrative Agent that are required by Governmental Authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, as requested by Administrative Agent, which shall, in each case, evidence that each Credit Party is in compliance with the representations and warranties contained in Section 6.31 (Patriot Act and OFAC Compliance) and (ii) any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower; and

(p) Administrative Agent shall have received such other assurances, certificates, documents, consents, opinions, or diligence materials as Administrative Agent reasonably may require.

Upon the execution of this Agreement and the disbursement of the Term Loans hereunder on the Restatement Date, all of the above conditions precedent shall have been deemed satisfied, except as Administrative Agent and Borrowers shall otherwise agree in a separate writing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES.

Each Borrower and each other Credit Party that is a party hereto represents and warrants to Administrative Agent and Lenders that, as of the Restatement Date and as of the date of the making of any Term Loan or other extension of credit hereunder (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date):

6.1 Organization. Each Borrower and each other Credit Party has been duly organized and is validly existing and in good standing under the Laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact its business in every state in which it is now engaged. Each Borrower and each other Credit Party is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations.

6.2 Authorization; Enforceability. Each Borrower and each other Credit Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents have been duly executed and delivered by each Borrower and each other Credit Party and constitute legal, valid and binding obligations of each Borrower and each other Credit Party enforceable against such Borrower and such other Credit Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar Laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and neither Borrower nor any other Credit Party has asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury.

6.3 No Conflicts. The execution, delivery and performance of the Loan Documents or any Swap Agreement by each Borrower and each other Credit Party and the transactions contemplated thereby will not (a) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents or any Swap Agreement) upon any of the properties and assets of any Borrower or any other Credit Party pursuant to the terms of, any agreement or instrument to which such Borrower or such other Credit Party is a party or by which its property is subject or (b) result in any violation in any material respect of any Applicable Laws relating to any Borrower, any Credit Party or the property or assets of the foregoing. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by each Borrower and each other Credit Party of the Loan Documents or any Swap Agreement has been obtained and is in full force and effect.

6.4 Litigation. As of the Closing Date, there are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority pending or, to Borrowers’ Knowledge, threatened against or affecting any Borrower, any other Credit Party, any Manager, any Property, or any Healthcare Facility or otherwise relating to the operations of any Healthcare Facility, except as set forth on Schedule 6.4 hereto. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority against or affecting any Credit Party relating to any Healthcare Law affecting any Healthcare Facility. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or, to Borrowers’ Knowledge, threatened against or affecting any Borrower, any other Credit Party, any Property, any Manager, or any Healthcare Facility, which, if adversely determined, might individually or in the aggregate have a Material Adverse Effect.

6.5 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default by any Borrower under any Material Contract or in the payment of any Permitted Indebtedness. There is no existing default by any Borrower under any Material Contract pursuant to which any party (other than a Borrower) could terminate a Material Contract prior to its scheduled termination date.

6.6 Restrictive Agreement. No Borrower is a party to any Restrictive Agreement (other than a Restrictive Agreement entered into in connection with a purchase or lease of fixed or capital assets, including real property, that prohibits Liens on such fixed or capital assets, including real property).

6.7 Title. Each Owner has good and indefeasible fee simple title to its respective Real Property and good title to the balance of its respective Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Borrower or any other Person under applicable Legal Requirements in connection with the transfer of the Real Property to such Borrower have been paid. Each Mortgage when properly recorded in the appropriate records, together with any UCC financing statements required to be filed in connection therewith, will create (i) a valid, perfected First Priority Lien on the applicable Borrower’s interest in the applicable Real Property and (ii) valid and perfected First Priority security interests in and to, and perfected collateral assignments of, all applicable personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by such Borrower or any other Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid. The Permitted Encumbrances do not materially adversely affect the value, operation or use of any Real Property, or any Borrower’s ability to repay the Term Loan. No condemnation or other proceeding has been commenced or is contemplated with respect to all or part of the Real Property or for the relocation of roadways providing access to any of the Real Property. There are no claims for payment for work, labor or materials contracted by any Borrower affecting any of the Real Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. Other than Permitted Encumbrances, there are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Real Property. The surveys of the Real Property delivered to Administrative Agent do not fail to reflect any material matter affecting any Real Property or the title thereto. All of the Improvements included in determining the appraised value of the Real Property lie wholly within the boundaries and building restriction lines of the Real Property and no improvement on an adjoining property encroaches upon the Real Property and no easement or other encumbrance upon the Real Property encroaches upon any of the improvements except those insured against by the Title Insurance Policies. Each parcel comprising the Real Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the applicable Real Property. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Real Property, or any contemplated improvements to the Real Property that may result in such special or other assessments.

6.8 No Bankruptcy Filing. No Borrower, nor any other Credit Party, nor any Manager is contemplating either the filing of any Insolvency Proceeding or has any knowledge of any Person contemplating the filing of any such petition against any such Borrower, any such Credit Party, or Manager.

6.9 Solvency. Each Borrower and each other Credit Party is Solvent. No Credit Party has entered into the transactions contemplated by this Agreement and the other Loan Documents with the intent to hinder, delay, or defraud any creditor.

6.10 Full and Accurate Disclosure. No statement of fact made by any Borrower or any other Credit Party in any Loan Documents or any Swap Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to any Borrower or any other Credit Party that has not been disclosed to Administrative Agent and Lenders which materially adversely affects, or, as far as any Borrower or any other Credit Party can foresee, might materially adversely affect, the Healthcare Facilities or the business, operations or condition (financial or otherwise) of any Borrower or any other Credit Party. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent and Lenders in respect of each Borrower, each other Credit Party and the Healthcare Facilities (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of each Borrower, each other Credit Party and the Healthcare Facilities as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. No Credit Party has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the financial statements delivered to Administrative Agent and the Lenders as of December 31, 2021, in each case, there has been no material adverse change in the financial condition, operations or business of any Borrower, any other Credit Party or the Healthcare Facilities set forth in such financial statements.

6.11 Tax Filings. To the extent required, each Borrower and each other Credit Party has filed or has caused to be filed on its behalf (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by each Borrower and each other Credit Party. The tax returns of each Borrower and each other Credit Party (if any) properly reflect the income and taxes of such Borrower and such other Credit Party for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

6.12 No Plan Assets. As of the Restatement Date and at all times thereafter (i) no Borrower is and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of any Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) no Borrower is nor will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrowers are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither any Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

6.13 Compliance. Each Borrower and each other Credit Party is in compliance with the requirements of all Applicable Laws and all Governmental Approvals applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being reasonably contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.14 Contracts. There are no service, maintenance, repair or property management contracts (other than the Management Agreements) affecting the Real Property that are not terminable on one (1) months’ notice or less without cause and without penalty or premium other than such contracts with total obligations of $100,000 or less, unless approved by Administrative Agent in writing or as set forth on Schedule 6.14. All service, maintenance or repair contracts affecting the Real Property have been entered into at arms-length in the ordinary course of Borrowers’ business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

6.15 Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Term Loans will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Applicable Laws or any Loan Document. No Credit Party is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (iii) subject to any other Laws which purport to restrict or regulate its ability to borrow money.

6.16 Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the full utilization of the improvements for their intended purposes have been obtained, are described in the Title Insurance Policies and are in full force and effect without default thereunder. The Real Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Real Property are located in easements or the public right-of-way abutting the Real Property, and all such utilities are connected so as to serve the Real Property without passing over other property absent a valid easement. All roads necessary for the use of the Real Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

6.17 Physical Condition. Except as disclosed in the Property Condition Reports provided to Administrative Agent prior to the Restatement Date, the Real Property, including all improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects and there exists no structural or other material defect or damages to the Real Property, whether latent or otherwise. No Borrower has received notice from any insurance company or bonding company of any defect or inadequacy in the Real Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. Except for a portion of the Cottonwood Project, no portion of the Real Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

6.18 Ownership of Borrowers and other Credit Parties. A list of (i) the holders of the Equity Interests of each Borrower and (ii) the holders of more than twenty percent (20%) of the Equity Interests of Guarantor, each as of the Restatement Date, is set forth on Schedule 6.18 attached hereto, and no other Person has any rights and/or claim to any issued or unissued Equity Interest of any Borrower as of the Restatement Date, except as set forth on said Schedule 6.18.

6.19 Management Agreements. The Management Agreements are in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto. No Borrower may enter into or cancel, modify, amend or supplement any Management Agreement, without the prior written consent of Administrative Agent in its sole and absolute discretion.

6.20 Compliance with Environmental Laws. Except as disclosed in the Environmental Reports provided to the Administrative Agent prior to the Restatement Date, the Healthcare

Facilities are not subject to any investigation of any Governmental Authority to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material or environmental clean-up nor subject to any investigation of any Governmental Authority to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material or environmental clean-up. No Borrower has received any Environmental Notice related to the Healthcare Facilities. No Borrower has any contingent liability with respect to any Environmental Release, environmental pollution or Hazardous Materials on any Healthcare Facility.

6.21 Hazardous Materials. Except as disclosed in the Environmental Reports provided to the Administrative Agent prior to the Restatement Date, (i) Neither the Real Property nor any portion thereof is in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including under any Environmental Laws; (ii) the Real Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to Hazardous Materials; (iii) no Hazardous Materials are or have been (including, to Borrowers’ knowledge, the period prior to such Borrower’s acquisition of the Real Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Real Property other than in material compliance with all Environmental Laws; (iv) to Borrowers’ knowledge, no Hazardous Materials are present in, on or under any nearby real property which could migrate to or otherwise affect the Real Property; (v) no Toxic Mold is on or about the Real Property which requires remediation; (vi) no underground storage tanks exist on the Real Property and the Real Property has never been used as a landfill; and (vii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of any Borrower which have not been provided to Administrative Agent.

6.22 Employee Matters. Except as set forth on Schedule 6.22, (a) as of the Restatement Date, no Credit Party nor any of its Subsidiaries nor any of their respective employees is subject to any collective bargaining agreement, (b) as of the Restatement Date, no petition for certification or union election is pending with respect to the employees of any Credit Party or any of its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of its Subsidiaries and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of its Subsidiaries and their respective employees (other than employee grievances arising in the ordinary course of business), in each case as to this clause (c), which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.23 Intellectual Property. Neither Borrower nor Guarantor have any Intellectual Property, except for trademarks and tradenames set forth in Schedule 6.23 hereto.

6.24 Healthcare Authorizations. Each Borrower (a) as applicable, has, or has made timely application for in accordance with Applicable Laws, all Healthcare Authorizations and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the Healthcare Facilities as presently conducted, and (b) except as set forth in Section 13.30 hereof, has not received a Material Citation, nor has any knowledge that any Governmental Authority is considering limiting, suspending or revoking any Healthcare Authorization. All of such Healthcare Authorizations are valid and in full force and effect and each Borrower is in material compliance with the terms and conditions of all such material Healthcare Authorizations.

6.25 HIPAA Compliance. To the extent and for so long as any Borrower or any other Credit Party is a “covered entity” or “business associate” as either term is defined under HIPAA, such Borrower and such Credit Party and, with respect to the Healthcare Facilities, Manager (a) is in compliance in all material respects with HIPAA, (b) has undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and (c) has in place the policies and procedures necessary for HIPAA compliance and is in material compliance with such policies and procedures. Neither the Borrower nor any other Credit Party has received any request to make available to the Secretary of the U.S. Department of Health and Human Services or any other Governmental Authority any of its internal practices, books and records relating to the use and disclosure of protected health information. To Borrower’s knowledge, there has not been any Breach of PHI as defined at 45 C.F.R. §164.402, requiring a report to a Governmental Authority, or violations of any security policy regarding, or any unauthorized access of, any data or information used by any Borrower or any other Credit Party.

6.26 Reimbursement; Third-Party Payors. Each Borrower has provided to Administrative Agent copies of all participation agreements with Third-Party Payors, if any, with respect to the business operations of such Borrower. The Healthcare Facilities and the Healthcare Services provided at such Healthcare Facilities are qualified for participation in the Government Reimbursement Programs in which they participate, and the applicable Borrower or Operator is entitled to reimbursement under the applicable Government Reimbursement Programs for Healthcare Services rendered at such Healthcare Facilities to qualified beneficiaries, and each Borrower and Operator complies with the conditions of participation in all Government Reimbursement Programs and related contracts in which it participates. Each Borrower and each Operator is in compliance in all material respects with contracts with Non-Government Payors and is entitled to reimbursement under such contracts. Without limitation, there are no material conditions not complied with that could reasonably be expected to jeopardize participation by any Operator in any Government Reimbursement Program or related contracts for which such Operator is eligible to participate in or otherwise could reasonably be expected to have a Material Adverse Effect.

6.27 Compliance with Healthcare Laws.

(a) Each Borrower has timely filed or caused to be timely filed, all material cost reports and other reports of every kind whatsoever required by a Government Reimbursement Program, to have been filed or made with respect to the business operations of any such Borrower. There are no claims, actions or appeals filed, pending or threatened (and none of the Borrowers has filed any claims or reports which should result in any such claims, actions or appeals) before any Governmental Authority pertaining to any such Borrower’s business operations including any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of CMS, with respect to any Medicare or Medicaid cost reports or claims filed by any Borrower or any

Operator or any disallowance by any Governmental Authority in connection with any audit of such cost reports;

(b) Each Borrower has obtained or has timely applied to obtain all necessary accreditations to operate its business as now conducted, and currently is in compliance with all statutory and regulatory requirements applicable to it, except where any such failure could not reasonably be expected to result in a Material Adverse Effect;

(c) No Borrower, Credit Party, Operator or, to Borrowers’ Knowledge, Manager (i) has been served with or received any written search warrant, subpoena or civil investigative demand or contact letter (except for ordinary course regulatory healthcare survey citations or ordinary course requests for information or records received by Borrowers) from any Governmental Authority related to its business operations or any Healthcare Facility or (ii) is currently (nor has been) subject to: (1) any investigation, inspection or inquiry by any Governmental Authority related to any license or licensure standards applicable to any Borrower or any other Credit Party; (2) any civil or criminal investigations, inquiries or audits involving and/or related to any federal, state or private payor healthcare fraud and abuse provisions or contractual prohibitions of healthcare fraud and abuse; or (3) any federal, state or private payor inquiry, investigation, inspection or audit regarding any Borrower or any other Credit Party or their activities, including any federal, state or private payor inquiry or investigation of any Person having “ownership, financial or control interest” in any Borrower or any other Credit Party (as that term is defined in 42 C.F.R. §420.201 et seq.) involving and/or related to healthcare fraud and abuse, false claims under 31 U.S.C. §§3729-3731 or any similar contractual prohibition, or any qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.;

(d) No Credit Party, nor any director, officer, shareholder, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower or any other Credit Party or Manager (excluding any representation concerning the shareholders of Guarantor other than Persons holding more than twenty percent (20%) or more of the shares of Guarantor): (1) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a- 7a; (2) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b); (3) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b); (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (C) criminal offenses under Applicable Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any Governmental Authority; (D) Applicable Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in (1) through (3) above; or (E) criminal offenses under Applicable Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (4) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(e) Each Borrower and each other Credit Party and Operator is and shall continue to be in compliance with all Applicable Laws relating to its relationships with physicians providing Healthcare Services at the Healthcare Facilities;

(f) Each Borrower and Manager, and their employees, in the exercise of their duties on behalf of any Borrower or Manager, is and shall continue to be in compliance, in all material respects, with all Applicable Laws (including Healthcare Laws) applicable to the Collections on Accounts, any contracts relating thereto or any other Collateral, or otherwise applicable to its business and properties, a violation of which would be reasonably expected to materially affect any Borrower’s ability to collect on its Accounts or repay the Obligations;

(g) All Persons providing Healthcare Services for or on behalf of any Borrower or Operator (either as an employee or independent contractor) are, to Borrowers’ Knowledge, appropriately licensed, as may be required, in every jurisdiction in which such Persons provide Healthcare Services to the Healthcare Facilities;

(h) No Borrower (i) has retained any overpayment in excess of $100,000 received from, or failed to refund any overpayment in excess of $100,000 due to, any Third Party Payor in violation of any Healthcare Law or contract; or (ii) has received written notice of, or has knowledge of, any overpayment or refunds in excess of $100,000 due to any Third Party Payor;

(i) To the extent required by Applicable Law, each Borrower and each Operator has developed and implemented a current and effective corporate and health care regulatory compliance program (“CCP”) to ensure that all aspects of its operations, its employees and healthcare providers under contract comply with all applicable Healthcare Laws. No Borrower nor any other Credit Party (i) is a party to a corporate integrity agreement or (ii) has any reporting or other obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with a Governmental Authority.

6.28 Licensed Beds. As of the Restatement Date, the number of licensed beds authorized for use in each Healthcare Facility is set forth on Schedule 6.28 hereto.

6.29 Name; Principal Place of Business. Except for trade names set forth on Schedule 6.23 hereto, no Borrower uses or will use any trade name and has not done and will not do business under any name other than its actual name set forth herein. As of the Restatement Date, the principal place of business of each Borrower is its primary address for notices as set forth in Section 10.1, and no Borrower has any other place of business, except for the address of each Healthcare Facility set forth on Schedule 6.29.

6.30 Material Contracts and Affiliate Agreements. As of the Restatement Date, there are no Material Contracts or any agreements between any Borrower and any of their respective Affiliates other than those set forth on Schedule 6.30 hereto.

6.31 Patriot Act and OFAC Compliance. Neither any Borrower nor any other Credit Party nor any officer, director, or shareholder in any Borrower nor any direct or, to Borrowers’

knowledge, indirect interest in any Borrower (a) is listed on any Government Lists, (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, (d) is currently under investigation by any Governmental Authority for alleged criminal activity or (e) is currently the subject or target of any Sanctions or located, organized or resident in any country or territory targeted by any Sanctions.

6.32 Federal Employer Identification Number. Each Borrower’s and other Credit Party’s federal employer identification number is listed on Schedule 6.32.

6.33 Survival. All of the representations and warranties in this Article 6 and elsewhere in the Loan Documents or any Swap Agreement (a) shall survive until Payment in Full and the termination of this Agreement as described herein and (b) shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or any Lender, or on its or their behalf.

6.34 Borrowers’ Knowledge. “Borrowers’ Knowledge” means the knowledge of either Brandon Ribar or Tabitha Bailey (the President and Vice President, respectively, of each Borrower) after reasonable inquiry, including review of existing reports (e.g., Environmental Reports and Property Condition Reports) regarding the Healthcare Facilities and inquiry of the current Managers of the Healthcare Facilities.

ARTICLE 7

AFFIRMATIVE COVENANTS.

So long as the Term Loans or other Obligations hereunder shall remain unpaid or unsatisfied, each Borrower and each other Credit Party that is a party hereto covenants and agrees as follows:

7.1 Payment of Obligations(i) . Each Borrower shall pay and discharge as the same shall become due and payable, all its obligations and liabilities (except unsecured trade payables incurred in the ordinary course of a Borrower’s business and which do not remain unpaid more than ninety (90) days after the due date thereof), including (a) all Taxes, sewer use fees, water rates, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being reasonably contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such other Credit Party, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness. Borrowers shall furnish to Administrative Agent satisfactory evidence of payment of all Taxes at least thirty (30) days prior to the date such Taxes are due and payable.

7.2 Preservation of Existence, Etc. Each Borrower and each other Credit Party shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.3 Maintenance of Properties. Each Borrower and each other Credit Party shall (a) maintain, preserve and protect all of its Property (including Equipment) necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its Healthcare Facilities.

7.4 Access to Real Property. Each Borrower shall permit agents, representatives, consultants and employees of Administrative Agent to inspect the Real Property or any part thereof at reasonable hours upon reasonable advance notice.

7.5 Insurance.

(a) Coverage. Each Borrower, at its sole cost, for the mutual benefit of each Borrower, Administrative Agent and Lenders, shall obtain and maintain (or cause each Operator to obtain and maintain) during the term of the Term Loans the following policies of insurance:

(i) Property insurance against loss or damage by standard perils included within the classification “All Risks” or “Special Form” Causes of Loss, including coverage for damage caused by windstorm (including named storm) and hail. Such insurance shall (A) be in an amount equal to the full insurable value on a replacement cost basis of the Property and, if applicable, all related furniture, furnishings, equipment and fixtures (without deduction for physical depreciation); (B) have deductibles acceptable to Lender but in any event not in excess of $250,000 per occurrence for all such insurance coverage except in the case of windstorm/named storm and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the Property); (C) be paid annually in advance except as otherwise permitted; (D) be written on a “Replacement Cost” basis, waiving depreciation; (E) be written on a no coinsurance form or contain an “Agreed Amount” endorsement, waiving all coinsurance provisions; (F) include ordinance or law coverage on a replacement cost basis, with no co-insurance provisions, containing Coverage A: “Loss Due to Operation of Law” (with a limit equal to replacement cost), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages each with limits of no less than 10% of replacement cost or such lesser amounts as Lender may require in its sole discretion; and (G) permit that the improvements and other property covered by such insurance be rebuilt at another location in the event that such improvements and other property cannot be rebuilt at the location on which they are situated as of the date hereof. If such insurance excludes mold, then Borrower shall implement a mold prevention program satisfactory to Lender;

(ii) Flood insurance if any part of the Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Special Flood Hazard Area, or if Administrative Agent so requires in its sole discretion. Such policy shall (a) be in an amount equal to the maximum limit of coverage available under the National Flood Insurance Program, plus such additional excess limits as agreed to by Administrative Agent and (b) have a maximum permissible deductible of $25,000.

(iii) commercial general liability insurance, including terrorism, on a broad form coverage of property damage, contractual liability for insured contracts and personal injury (including bodily injury and death), to be on the so-called “occurrence” form containing minimum limits per occurrence of not less than $1,000,000 with not less than a $3,000,000 general aggregate for any policy year (with a per location aggregate if the Property is on a blanket policy), with a deductible not in excess of $150,000. Provided that, with respect to any professional liability policy, Borrowers shall be required to maintain insurance coverage under such professional liability policy in excess of $1,000,000 per occurrence and $3,000,000 in the aggregate (except that coverage may be provided under a claims made form, provided that such coverage continues in force, including renewals having a retroactive date to include the period of claims-made coverage or tail coverage, for a period of not less than sixty (60) days after the expiration of the term of the Loan). In addition, at least $5,000,000 excess and/or umbrella liability insurance shall be obtained and maintained on terms consistent with the commercial general liability insurance required above, for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements.

(iv) Rental loss and/or business income insurance (a) with Administrative Agent, on behalf of itself and the Lenders, being named as “Lender Loss Payee”, as agent for the Lenders, (b) in an amount equal to one hundred percent (100%) of the projected gross income from the Property during the event that caused the loss of income; and (d) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time during the term of the Term Loans as and when the estimated or actual Rents increase. Coverage shall include acts of foreign and domestic terrorism.

(v) Comprehensive equipment breakdown insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that each Borrower and Manager are required to insure pursuant to the lease on a replacement cost basis and in amounts as are generally available and acceptable to Administrative Agent.

(vi) If applicable, worker’s compensation and disability insurance with respect to any employees of any Manager, as required by any Legal Requirement.

(vii) During any period of repair or restoration, and only if the property or liability coverage forms do not otherwise apply, builder’s “all risk” insurance on the so called completed value basis in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Administrative Agent may request, in form and substance and with deductibles acceptable to Administrative Agent and commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required in Section 7.5(a)(iii).

(viii) Such other insurance (including, but not limited to earthquake insurance, sinkhole insurance, and windstorm/named storm insurance) and such higher limits as may from time to time be reasonably required by Administrative Agent in order to protect its interests.

(ix) Notwithstanding anything in subsection (i) above to the contrary, each Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the full replacement cost of the Property; provided that such coverage is commercially available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (i) above, each Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the full replacement cost of the Property; provided that such coverage is commercially available. Notwithstanding the foregoing, with respect to any such stand-alone policy covering terrorist acts, each Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Administrative Agent may, at its option (A) purchase such stand-alone terrorism Policy, with each Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and Administrative Agent paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (B) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. As used herein, “Terrorism Premium Cap” means an amount equal to 200% of the then current aggregate Insurance Premiums payable with respect to all the insurance coverage under Section 7.5(a)(i) and (v) on a standalone basis. Each Borrower shall obtain (or cause each Manager and Operator to obtain) the coverage required under this subsection (xi) from a carrier which otherwise satisfies the rating criteria specified in Section 7.5(b) (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, each Borrower shall obtain (or cause each Operator to obtain) such coverage from the highest rated insurance company providing such coverage.

(x) Any blanket insurance Policy shall be subject to Administrative Agent’s approval, which approval shall be conditioned upon, among other things, evidence satisfactory to Administrative Agent that such Policy provides the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 7.5(a)(i).

(xi) Notwithstanding anything in this subsection 7.5(a) to the contrary, any deductible limits or self-insured retention limits set forth herein may be increased in Administrative Agent’s commercially reasonable discretion.

(b) Policies. All Policies of insurance required pursuant to Section 7.5(a) shall (i) be issued by companies approved by Administrative Agent and licensed to do business in the states where the Real Property is located, and a rating of A-:VIII or better in the current AM Best’s Insurance Reports; (ii) name Administrative Agent and its successors and/or assigns, on behalf of itself and the Lenders, as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Administrative Agent, on behalf of itself and the Lenders, as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Administrative Agent; (v) be assigned and the complete copies thereof delivered to Administrative Agent; (vi) contain such provisions as Administrative Agent deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that no Borrower, Credit Party, Administrative Agent, any Lender nor any other party shall be a co-insurer under the Policies, (B) that Administrative Agent shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Administrative Agent, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Administrative Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Administrative Agent, such insurance policy shall not be invalidated by and shall insure Administrative Agent regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Administrative Agent pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Administrative Agent and approved by Administrative Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrowers and the other Credit Parties shall pay the Insurance Premiums for such Policies as the same become due and payable and furnish to Administrative Agent evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Administrative Agent pursuant to Section 3.6) receipts for or other evidence of the payment of the Insurance Premiums satisfactory to Administrative Agent. If each Borrower and each other Credit Party does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Administrative Agent may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and each Borrower and each other Credit Party shall reimburse Administrative Agent for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Each Borrower and each other Credit Party shall deliver to Administrative Agent (x) a certificate of insurance evidencing coverage within ten (10) days of a Policy’s effective date and (y) promptly, but in any event within thirty (30) days after request by Administrative Agent, a certified copy of any or all of the Policies. Within thirty (30) days after request by Administrative Agent, each Borrower and each other Credit Party shall obtain such increases in the amounts of coverage required hereunder as may be requested by Administrative Agent, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like. Notwithstanding anything to the contrary contained herein, Borrowers may finance the payment of property and liability Insurance Premiums through a third-party premium financing company under a premium finance agreement (a “Premium Finance Agreement”) through First Insurance Funding (the “Premium

Finance Company”), so long as (A) no Event of Default has occurred and is continuing; (B) Borrowers submit to Administrative Agent a copy of each Premium Finance Agreement (and renewal thereof) at least thirty (30) days prior to the effective date and/or renewal thereof; (C) Borrowers shall pay each installment due under a Premium Finance Agreement as each installment becomes due and payable and submit to Administrative Agent proof of payment of each installment payment as such installment payment becomes due and payable; and (D) the Premium Finance Company shall have agreed to provide Administrative Agent with notice in the event of cancellation of the Policies that are subject to the Premium Finance Agreement(s).

(c) Casualty.

(i) Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), each Borrower shall give notice thereof to Administrative Agent within five (5) Business Days. Following the occurrence of a Casualty, each Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

(ii) Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss is less than $750,000 (a “Minor Casualty”), provided no Default or Event of Default has occurred and is continuing, each Borrower may settle and adjust any claim without the prior consent of Administrative Agent; provided such adjustment is carried out in a competent and timely manner, and each Borrower is hereby authorized to collect and receive the insurance proceeds (the “Proceeds”), with respect to such Minor Casualty. In the event of an Insured Casualty where the loss equals or exceeds $750,000 (a “Significant Casualty”), Administrative Agent may, in its sole discretion, settle and adjust any claim without the consent of any Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Administrative Agent, for the benefit of itself and Lenders, and held by Administrative Agent in the Casualty/Condemnation Account and disbursed in accordance herewith. If any Borrower or any party other than Administrative Agent is a payee on any check representing Proceeds with respect to a Significant Casualty, any Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Administrative Agent. Each Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Administrative Agent. The expenses incurred by Administrative Agent in the settlement, adjustment and collection of the Proceeds shall become part of the Obligations and shall be reimbursed by each Borrower to Administrative Agent upon demand.

(d) Condemnation.

(i) Notice; Restoration. Borrowers shall give Administrative Agent written Notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property or affecting any material rights thereon, including any right of access (a “Condemnation”) within one (1) Business Day of actual constructive notice thereof, and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrowers and the other Credit Parties, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

(ii) Collection of Award. If a Condemnation covered by any of the Policies (an “Insured Condemnation”) occurs where the loss is less than $300,000 (a “Minor Condemnation”), provided no Default or Event of Default has occurred and is continuing, each Borrower has the power to collect, receive and retain any award or payment in respect of a Minor Condemnation. In the event of an Insured Condemnation where the loss equals or exceeds $300,000 (a “Significant Condemnation”), Administrative Agent is hereby irrevocably appointed as each Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Significant Condemnation (together with any right to receive and retain any award or payment in respect of a Minor Condemnation, an “Award”) and to make any compromise, adjustment or settlement in connection with such Significant Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrowers and the other Credit Parties shall continue to pay the Obligations at the time and in the manner provided for in the Loan Documents, and the Obligations shall not be reduced unless and until any Award shall have been actually received and applied by Administrative Agent to expenses of collecting the Award and to discharge of the Obligations. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided hereunder. If the Property or any part thereof is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of such Award, Administrative Agent shall have the right, whether or not a deficiency judgment under the Loan Documents shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Obligations. Borrowers and the other Credit Parties shall cause any Award that is payable to Borrowers and the other Credit Parties to be paid directly to Administrative Agent, for the benefit of itself and Lenders. Administrative Agent shall hold such Award in the Casualty/Condemnation Account and disburse such Award in accordance with the terms hereof.

(e) Application of Proceeds or Award.

(i) Application to Restoration. If an Insured Casualty or an Insured Condemnation occurs where (a) the loss is a Significant Casualty or a Significant Condemnation with Proceeds or an Award, as applicable, of less than $2,000,000, (b) in the reasonable judgment of Administrative Agent, the Property can be restored within six (6) months, and prior to six (6) months before the Scheduled Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Significant Casualty or Significant Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Significant Casualty or Significant Condemnation, and after such restoration will adequately secure the Obligations, (c) no Default shall exist and no Event of Default shall have occurred, and (d) the Debt Yield shall be no less than twelve percent (12.00%) (calculated on a pro forma basis to include any business or rent income interruption insurance for the applicable period, but excluding any Leases that have a termination right or rent holiday following a Casualty), then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Administrative Agent), shall be applied to reimburse Borrowers and the other Credit Parties (or to pay contractors or other third parties directly pursuant to Administrative Agent’s standard disbursement procedures and requirements) for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrowers shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Administrative Agent be obligated to apply the Proceeds or Award to reimburse Borrowers and the Credit Parties for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, Borrowers shall pay (and if required by Administrative Agent, Borrowers shall deposit with Administrative Agent in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and Administrative Agent shall have received evidence satisfactory to it that during the period of the Restoration, the Rents (including rental loss insurance and business interruption insurance) will be at least equal to the sum of the operating expenses and other reserve payments required hereunder, as determined by Administrative Agent.

(ii) Application to the Obligations. Except as provided in Section 7.5(e)(i) or during the existence of an Event of Default, any Proceeds and/or Award in connection with a Significant Casualty or a Significant Condemnation may, at the option of Administrative Agent in its discretion, be applied to the payment of (a) accrued but unpaid interest on the Obligations, (b) the unpaid principal of the Term Loan and (c) other charges due under any of the other Loan Documents or any Swap Agreement, or applied to reimburse Borrowers and the Credit Parties for the cost of any Restoration, in the manner set forth in Section 7.5(e)(iii). Notwithstanding anything to the contrary contained herein, no Prepayment Premium shall be due or payable with respect to any prepayment of the Term Loans required to be made with any Proceeds or Award pursuant to the provisions of this clause (e).

(iii) Procedure for Application to Restoration. If any Borrower is entitled to reimbursement under Section 7.5(e)(i) out of the Proceeds or an Award in connection with a Significant Casualty or Significant Condemnation held by Administrative Agent, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Account upon Administrative Agent being furnished with (a) evidence satisfactory to Administrative Agent of the estimated cost of completion of the Restoration, (b) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Administrative Agent, (c) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Administrative Agent’s judgment are required to complete the proposed Restoration, such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Administrative Agent may require and approve in Administrative Agent’s discretion, and all plans and specifications for such Restoration, such plans and specifications to be approved by Administrative Agent prior to commencement of any work. Administrative Agent may, at each Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payments made in the aggregate prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Administrative Agent, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Administrative Agent by or on behalf of Borrowers and the other Credit Parties for that purpose, shall be at least sufficient in the reasonable judgment of Administrative Agent to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Administrative Agent after payment of such costs of Restoration shall be paid to Borrowers and the other Credit Parties. Any surplus that remains out of the Award received by Administrative Agent after payment of such costs of Restoration shall, in the discretion of Administrative Agent, be retained by Administrative Agent and applied to payment of the Obligations or returned to Borrowers and the other Credit Parties. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, in its sole discretion, settle and adjust any claim with respect to any Casualty or Condemnation without the consent of any Borrower and may apply all proceeds and Awards to the Obligations in the manner set forth in Section 11.3.

(iv) Insurance Refinance. Notwithstanding the foregoing, if Administrative Agent desires to apply any insurance Proceeds in respect of the damaged Property to the prepayment of the Term Loans, then so long as no Event of Default exists and Borrowers are not required to deposit the Excess Cash Flow into the Equity Cure Fund pursuant to Section 9.4(b), (A) Administrative Agent will provide notice to Borrowers of such intent, (B) if Lenders desire to retain the insurance Proceeds, Borrower will have a period of at least one hundred twenty (120) days to arrange for separate financing to prepay the outstanding principal balance of the Term Loans (without Prepayment Premium), and (C) until the earlier of (1) such prepayment of the outstanding principal balance of the Term Loans, or (2) expiration of such 120-day period, neither Borrower nor Lender will settle any applicable claim without the other party’s consent (and for the avoidance of doubt, from and after the date that Borrowers the Term Loans is paid in full, any adjustment or settlement of any claim shall be made by Borrowers in its sole and absolute discretion).

7.6 Compliance With Laws. Each Borrower shall, and shall cause each Manager to comply with the requirements of all Applicable Laws (including any Environmental Laws and Healthcare Laws) and obtain, maintain and comply with all Governmental Approvals and Healthcare Authorizations, in each instance, applicable to it or to its business or property, in each case except to the extent any failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at any Healthcare Facility or any other properties of any Borrower, the applicable Borrower shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, to the extent required under any Environmental Laws.

7.7 Books and Records. Each Borrower and each Credit Party shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of such Borrower; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower. Each Borrower shall maintain or cause to be maintained at all times books and records pertaining to the Collateral in such detail, form and scope consistent with Borrower’s customary practice.

7.8 Inspection Rights; Field Audits. Each Borrower and each other Credit Party shall permit (and shall direct each Manager to permit) agents, representatives, consultants and other independent contractors of Administrative Agent to visit and inspect any of its Healthcare Facilities; to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom; to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants; to conduct field examinations and audits of the Collateral; and to perform, or cause to be performed, updates to any appraisals of the Properties, all at the expense of Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, and so long as no Event of Default exists, upon reasonable advance notice (which such notice may be provided by e-mail) to Borrower Representative; provided, however, that the Credit Parties shall not be responsible for reimbursing the expenses of Administrative Agent for more than one (1) field examination or audit of the Collateral per calendar year, so long as no Event of Default has occurred.

7.9 Environmental Matters.

(a) Hazardous Materials. So long as any Borrower owns or is in possession of the Real Property, such Borrower shall, and shall cause the Operator and tenants to (i) keep the Real Property free from Hazardous Materials (other than Hazardous Materials used in the ordinary course of operating the Healthcare Facilities and of the type and quantities that are in compliance with all Environmental Laws), (ii) promptly notify Administrative Agent if such Borrower shall become aware that (A) any Hazardous Material (other than Hazardous Materials used in the ordinary course of operating the Healthcare Facilities and of the type and quantities that are in compliance with all Environmental Laws) is on or near the Real Property, (B) the Real Property is in violation of any Environmental Laws or (C) any condition on or near the Real Property shall pose a material threat to the health, safety or welfare of humans and (iii) remove such Hazardous Materials and/or cure such violations and/or remove such threats, as applicable, as required by Applicable Law (or as shall be required by Administrative Agent in the case of removal which is not required by Applicable Law, but in response to the opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Administrative Agent (“Administrative Agent’s Consultant”)), promptly after such Borrower becomes aware of same, at Borrowers’ sole expense. Nothing herein shall prevent such Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

(b) Environmental Monitoring.

(i) Borrowers shall give prompt written notice to Administrative Agent of (i) Borrowers or their Affiliates receiving written notice of any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Material (other than Hazardous Materials used in the ordinary course of operating the Healthcare Facilities and of the type and quantities that are in compliance with all Environmental Laws) on, under, from or about any portion of the Real Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against such Borrower or the Real Property (or any portion thereof) or any party occupying the Real Property relating to any loss or injury resulting from any Hazardous Material, and (iii) such Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property (or any portion thereof) that could cause the Real Property (or any portion thereof) to be subject to any investigation or cleanup pursuant to any Environmental Law. Upon becoming aware of the presence of mold or fungus at the Real Property (or any portion thereof), such Borrower shall (i) promptly undertake an investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the Real Property affected by Toxic Mold, including providing any necessary moisture control systems at the Real Property), and (iii) provide evidence satisfactory to Administrative Agent of the foregoing. Such Borrower shall permit Administrative Agent to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Real Property in connection with any Environmental Law or Hazardous Material, and such Borrower shall pay all reasonable attorneys’ fees and disbursements incurred by Administrative Agent in connection therewith.

(ii) Upon Administrative Agent’s request, when (A) Administrative Agent has a reasonable belief that the Real Property is not in compliance with Environmental Laws or (B) if required by the applicable regulatory requirements, any Borrower shall provide an inspection or audit of the Real Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Administrative Agent assessing the presence or absence of Hazardous Materials on, in or near the any Real Property. Such inspections and audit may include soil borings and ground water monitoring. If such Borrower fails to provide any such inspection or audit within thirty (30) days after such request, Administrative Agent may order same, and such Borrower hereby grants to Administrative Agent and its employees and agents access to the Real Property and a license to undertake such inspection or audit.

(iii) If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Material, whether such Hazardous Material existed prior to the ownership of the Real Property by any Borrower, or presently exists or is reasonably suspected of existing, such Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon request of Administrative Agent, and with respect to any Toxic Mold, such Borrower shall take all action necessary to clean and disinfect any portions of the Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the Real Property. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), such Borrower shall commence all such Remedial Work within thirty (30) days after written demand by Administrative Agent and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under Applicable Law. All Remedial Work shall be performed by licensed contractors approved in advance by Administrative Agent and under the supervision of a consulting engineer approved by Administrative Agent. All costs of such Remedial Work shall be paid by such Borrower, including Administrative Agent’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If such Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Administrative Agent may (but shall not be obligated to) cause such Remedial Work to be performed at such Borrower’s expense. Notwithstanding the foregoing, such Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in such Borrower or such Remedial Work violating any Environmental Law, or (z) if such Borrower, at its expense and after prior written notice to Administrative Agent, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Such Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) such Borrower does not delay performance of the Remedial Work pending such proceedings beyond the earlier of (A) one hundred twenty (120) days and (B) the Scheduled Maturity Date, (2) neither the Real Property nor any part thereof or interest therein will be sold, forfeited or lost if such Borrower fails to promptly perform the Remedial Work being contested, and if such Borrower fails to prevail in contest, such Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Administrative Agent would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which such Borrower has not furnished additional security as provided in subclause (4) below, or to any risk of criminal liability, and neither the Real Property nor any interest therein would be subject to the imposition of any Lien for which such Borrower has not furnished additional security as provided in subclause (4) below, as a result of the failure to perform such Remedial Work and (4) such Borrower shall have furnished to Administrative Agent additional security in respect of the Remedial Work being contested and the loss or damage that may result from such Borrower’s failure to prevail in such contest in such amount as may be requested by Administrative Agent but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as estimated by Administrative Agent or Administrative Agent’s Consultant and any loss or damage that may result from such Borrower’s failure to prevail in such contest.

(iv) No Borrower shall install or permit to be installed on the Real Property any underground storage tank.

7.10 Management; Subordination of Management Fees.

(a) Each Borrower shall cause any Manager to enter into a Management Fee Subordination Agreement, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which (i) all compensation due to such Manager is subordinated in right and time of payment to all Obligations hereunder, (ii) each Management Agreement is collaterally assigned to the Administrative Agent for the benefit of itself and the Lenders, and (iii) Administrative Agent has the right to terminate, or require the Operators to terminate, the engagement of such Manager, as applicable, upon or following the occurrence of any Default or Event of Default.

(b) There is no default, breach or violation existing under any Management Agreement and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto. No Borrower may enter into any management agreement after the Closing Date, without the prior written consent of Administrative Agent in its commercially reasonable judgment.

7.11 Indemnity. Each Borrower shall defend, indemnify and hold harmless Administrative Agent, each Lender, each Lender Affiliate, each of their respective directors, officers, partners, members, shareholders, participants, employees, attorneys, professionals and agents, and each of their respective successors and assigns (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Administrative Agent or such Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the execution, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby, regardless of whether such matter is initiated by any Borrower, any Affiliate of a Borrower, or any other Person, including: (a) any breach by any Borrower or any other Credit Party of its obligations under, or any misrepresentation by any Borrower or any other Credit Party contained in, any Loan Document or Swap Agreement; (b) the use or intended use of the proceeds of the Term Loans; (c) any Environmental Release or the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Materials on, from or affecting the Collateral or any Healthcare Facility; (d) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Environmental Release or Hazardous Materials on, from or affecting the Collateral or any Healthcare Facility; (e) any lawsuit brought or threatened, settlement reached, or government order relating to such Environmental Release or Hazardous Materials or any violation of Healthcare Laws on, from or affecting the Collateral or any Healthcare Facility; (f) any violation of Environmental Laws which is based upon or in any way related to such Environmental Release or Hazardous Material or any violation of Healthcare Laws or any other violation of Applicable Laws from or affecting the Collateral or any Healthcare Facility, including in each case the fees and disbursements of legal counsel for Administrative Agent and Lenders, including the charges of internal legal counsel, the fees and disbursements of environmental engineers and consultants, investigation and laboratory fees, response and remediation costs, court costs and litigation expenses; and (g) any other matter arising out of or related to the Term Loans, the use of proceeds thereof; any Credit Party, any Healthcare Facility, any Real Property, or any other Collateral; provided, however, that Borrowers shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined by a court of competent jurisdiction that such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this Section 7.11 shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of each Borrower and each other Credit Party under this Section 7.11 shall survive the repayment of the Obligations, the termination of this Agreement and the exercise by Administrative Agent or any Lender of any of its rights or remedies under the Loan Documents in any of the Collateral or otherwise. Notwithstanding the foregoing, Borrowers shall not be required to indemnify an Indemnified Party for (i) the gross negligence and willful misconduct of any Indemnified Party; and (ii) environmental liabilities arising after indemnitee acquires title to or possession of any Healthcare Facility or a receiver is appointed by Administrative Agent, subject to the Environmental Indemnity Agreement.

7.12 Licenses. Each Borrower shall keep each license under which any Borrower is authorized to use any Intellectual Property in full force and effect, and pay all royalties, fees,

expense reimbursements and other amounts under any such license when due, except where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.13 Healthcare Operations.

(a) Except as set forth in Section 13.30 hereof, each Borrower and Manager shall maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Healthcare Facility for its current use, all Healthcare Authorizations necessary under Healthcare Laws (A) to carry on the business of Borrowers and Manager as it is conducted on the Closing Date, and (B) to continue to receive reimbursement thereunder in substantial compliance with all requirements for participation in, and for the licensure required to provide the Healthcare Services that are reimbursable under, any Third-Party Payor programs as to which any Borrower or Manager receives or has applied for reimbursement as part of its business.

(b) Each Borrower and Manager shall cause all Healthcare Authorizations and any other agreements necessary for the use and operation of the Healthcare Facilities or as may be necessary for participation in Third-Party Payor Programs to remain in full force and effect, and without reduction in the number of licensed beds authorized for use in any Healthcare Facility. Each Borrower and Manager shall provide to Administrative Agent upon request an accurate, complete and current list of all participation agreements and/or copies of payoff agreements with Third-Party Payors.

(c) Each Borrower and Manager shall following the occurrence and during the continuance of any Event of Default, upon Administrative Agent’s request, if permitted by Applicable Law, turn over to Administrative Agent all resident deposits (and any interest theretofore earned thereon) with respect to the Healthcare Facilities, to be held by Administrative Agent subject to the terms of their related agreements.

(d) To the extent required by Applicable Law, each Borrower and Manager shall maintain a CCP to ensure that all aspects of its operations, its employees and healthcare providers under contract comply with all applicable Healthcare Laws, and shall, upon request, allow Administrative Agent and/or any outside consultants from time to time to review such CCP.

(e) If any Healthcare Facility is currently accredited by the Joint Commission, each Borrower and Operator shall (i) maintain such accreditation in good standing and without limitation or impairment, (ii) promptly submit to the Joint Commission a plan of correction for any deficiencies listed on any Joint Commission accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such Joint Commission accreditation.

(f) Each Borrower and Manager shall timely file or cause the filing of all material cost reports, cost statements, documents, notices and other reports required to be filed by any Governmental Authority or any Third-Party Payor Program. All such filings shall be complete and accurate in all material respects and shall comply with all requirements of Applicable Law and all conditions of participation, conditions of payment, contracts, standards, policies, manuals, procedures, and other requirements of all applicable Third-Party Payor Programs.

(g) All documentation, coding, billing and collection practices of each Borrower and Manager, and of any billing or collection agent acting on behalf of any Borrower or Manager, shall be in material compliance with all Applicable Laws and all conditions of participation, and other requirements of all applicable Third-Party Payor Programs. Each Borrower and Manager shall document, code, bill and process claims for reimbursement and report and refund any overpayments received from Third-Party Payor Programs in material compliance with all Applicable Law and Third-Party Payor Programs.

7.14 Special Purpose Entity. Each Borrower shall at all times be a Special Purpose Entity. No Borrower shall directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in such Borrower not being a Special Purpose Entity.

7.15 Title to the Real Property. Borrowers will warrant and defend the title to the Real Property, and the validity and priority of all Liens granted or otherwise given to Administrative Agent, for the benefit of itself and Lenders, under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

7.16 Further Assurances. Each Borrower and each other Credit Party shall (a) execute and deliver to Administrative Agent or any Lender, as applicable, such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Administrative Agent may reasonably require from time to time including the filing of a financing statement or financing statement change to establish or maintain the validity, perfection and priority of the security interest granted herein and in the other Collateral Documents in the event of the name change of a Credit Party; (b) upon Administrative Agent’s request therefor given from time to time, pay for reports of UCC, federal tax Lien, state tax Lien, judgment and pending litigation searches with respect to each Borrower and each other Credit Party, each such search to be conducted by search firms designated by Administrative Agent in each of the locations designated by Administrative Agent; (c) comply with the requirements of all Applicable Laws in order to grant to Administrative Agent, for the benefit of itself and Lenders, valid and perfected First Priority security interests in the Collateral, with perfection, in the case of any Investment Property, deposit account or letter of credit, being effected by giving Administrative Agent control of such Investment Property or deposit account or letter of credit; and (d) do whatever Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Administrative Agent’s representatives; keeping stock records; and, paying claims which might, if unpaid, become a Lien on the Collateral (other than Permitted Liens). Administrative Agent is hereby authorized by each Borrower and each other Credit Party to file any UCC financing statements covering the Collateral whether or not such Borrower’s or such other Credit Party’s signature appear thereon.

7.17 Notice of Condemnation. Any relevant Borrower, immediately upon obtaining knowledge of the institution of any proceeding for the condemnation or requisition of the Real Property or any portion thereof, shall notify Administrative Agent of the pendency of such proceeding. Administrative Agent may participate in such proceeding, and such Borrower from time to time shall deliver to Administrative Agent all instruments requested by Administrative Agent to permit such participation, subject to Section 7.5.

7.18 Use of Proceeds. Each Borrower agrees that the proceeds of the Term Loan shall be used by Borrowers solely for: (i) providing a portion of the funds for the refinancing of certain existing Indebtedness of the Borrowers, (ii) to fund the escrows and Reserves set forth herein, (iii) payment of transaction fees and expenses incurred in connection with the Loan Documents, (iv) funding the Delayed Draw Loans which shall be used by Borrowers for general corporate purposes, and (v) with respect to the Restatement Date Loan, the purchase price and transaction costs of the acquisition of the Alpharetta Project.

7.19 Additional Guarantors/Borrowers; Additional Pledgors. Each Borrower and each Credit Party will at the time that any Person becomes a Subsidiary of any Borrower, or within ten (10) days thereafter (or such later date permitted in writing by Administrative Agent in its sole discretion), cause such Subsidiary to: (a) become a Borrower or a Guarantor, as designated by Administrative Agent in its sole discretion, by executing and delivering to Administrative Agent a loan party joinder or such other document as Administrative Agent shall deem appropriate for such purpose or a Guaranty, (b) execute and deliver to Administrative Agent documents necessary to grant and perfect a First Priority Lien to Administrative Agent, for the benefit of itself and the other Lenders, in all real and personal property held by such Subsidiary and in all issued and outstanding Equity Interests of such Subsidiary owned by such Borrower or such other Credit Party or Pledgor, and (c) deliver to Administrative Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Administrative Agent, which in the reasonable opinion of Administrative Agent is appropriate with respect to the execution and delivery of the applicable documentation referred to in clauses (a) and (b) above, all in form, content and scope reasonably satisfactory to Administrative Agent. Each Borrower shall cause any Person who acquires Equity Interests in a Borrower to become a Pledgor within thirty (30) days thereafter (or such later date permitted in writing by Administrative Agent in its sole discretion) by entering into a Pledge Agreement.

7.20 Intentionally Omitted.

7.21 Deposit Account Agreements. Without limiting anything in Section 3.2, each Borrower shall maintain at all times a valid and enforceable Deposit Account Control Agreement with respect to each Deposit Account of any such Borrower (other than payroll accounts and other restricted accounts), each in form and substance satisfactory to Administrative Agent in its reasonable discretion.

7.22 Post-Closing Items. Each Borrower shall satisfy the requirements, and provide to the Administrative Agent each of the agreements, instruments and documents, in each case described on Schedule 7.22 on or before the date specified for such requirement or delivery on Schedule 7.22 (or such later date as agreed to in writing by the Administrative Agent in its sole discretion), and any failure of the Borrowers to satisfy any such requirement or delivery shall constitute an immediate Event of Default.

7.23 Payroll Service. Each Borrower shall, upon Administrative Agent’s request following the occurrence of any Event of Default, utilize a third-party payroll tax service provider satisfactory to Administrative Agent.

7.24 Payroll Tax. Each Borrower shall notify Administrative Agent within five (5) Business Days of receipt of any notice or demand for payment of Payroll Taxes received by or on behalf of the Internal Revenue Service.

ARTICLE 8

NEGATIVE COVENANTS.

So long as any Lender shall have any commitment to make any Term Loan hereunder, or other Obligations hereunder shall remain unpaid or unsatisfied, each Borrower covenants and agrees as follows:

8.1 Liens. Each Borrower shall not create, incur, assume or suffer to exist any Lien upon any Collateral or any of its other property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens and Permitted Encumbrances, unless such Lien is involuntary and is being Properly Contested.

8.2 Investments. Each Borrower shall not make any Investments except for Permitted Investments.

8.3 Indebtedness. Each Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness.

8.4 Loans. Each Borrower shall not make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the ordinary course of business; (b) prepaid expenses and extensions of trade credit made in the ordinary course of business; and (c) deposits with financial institutions permitted hereunder.

8.5 Asset Dispositions; Settlement of Debts. Each Borrower shall not make any Asset Disposition, except a Permitted Asset Disposition (whereupon the Net Proceeds of any such Permitted Asset Disposition shall be promptly deposited into a Payment Account). Each Borrower shall not cancel or otherwise forgive or release any claim or debt owed to such Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower’s business.

8.6 Distributions. Each Borrower shall not declare or make, directly or indirectly, any Distribution, or incur any obligation (contingent or otherwise) to do so except for Permitted Distributions.

8.7 Fundamental Changes; Change to Organization Documents. No Borrower shall and no Credit Party shall:

(a) engage in any business activity not related to the ownership or operation of the Real Property or any business substantially related or incidental thereto;

(b) cease operating any material portion of its business as conducted on the Closing Date;

provided, that, clauses (a) and (b) of this Section 8.7 shall not apply with respect to Guarantor.

(c) amend any of their respective Organization Documents in a manner adverse to any Credit Party or the Lenders;

(d) change their jurisdiction of formation or organization or their type or form of organization (e.g., corporation or limited liability company);

(e) change their name or identity (including trade name);

(f) change their principal place of business, chief executive office, or location of any Collateral, without providing Administrative Agent at least thirty (30) days’ prior written notice of such change in location;

(g) merge, dissolve, liquidate, or consolidate with or into another Person;

Notwithstanding anything set forth herein, and without limiting any restrictions on any Change of Control set forth herein, if (A) excluding any open market trading, any proposed transfer of any direct or indirect Equity Interest in any Borrower or any Credit Party shall result in any Person not disclosed by name on Schedule 6.18 owning more than twenty percent (20%) of the direct or indirect legal, beneficial or economic interest in such Borrower or Credit Party, then Borrowers shall provide Administrative Agent with at least thirty (30) days prior written notice of such proposed transfer along with information regarding such transferee and the principals of such transferee sufficient to assure compliance (and Administrative Agent shall be satisfied with such compliance) by Administrative Agent and Lenders with all legal and regulatory requirements and Administrative Agent’s and Lenders’ policies relating to such transfer and transferee, including, without limitation, the Patriot Act and federal regulations issued with respect thereto and to ensure compliance with the representations in Section 6.31 hereof, and (B) any open market trading results in the transfer of any direct or indirect Equity Interest in any Borrower or any Credit Party owning more than twenty percent (20%) of the direct or indirect legal, beneficial or economic interest in such Borrower or Credit Party, then Borrowers shall, immediately upon Borrowers or any Credit Party being made aware of such transfer based upon a quarterly check by Borrowers of applicable SEC filings, deliver written notice of such transfer to Administrative Agent and promptly (but in any event no longer than thirty (30) days from the date of notice to Administrative Agent) provide Administrative Agent with information regarding such transferee and the principals of such transferee as provided by SEC filings.

8.8 Transactions With Affiliates. Each Borrower shall not enter into any transaction of any kind with any of such Borrower’s or such other Credit Party’s Affiliates, except (a) transactions expressly permitted by the Loan Documents; (b) payment of regularly scheduled compensation to officers and employees, and loans and advances permitted by Section 8.4; (c) payment of reasonable directors’ fees and directors’ indemnities to natural Persons; (d) transactions solely between Borrowers; and (e) transactions with Affiliates that were consummated on or prior to the Restatement Date, as shown on Schedule 8.8.

8.9 Zoning. No Borrower shall initiate or consent to any zoning reclassification of any portion of the Real Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Real Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Administrative Agent.

8.10 No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of the Real Property (i) with any other real property constituting a tax lot separate from the Real Property, and (ii) with any portion of the Real Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Real Property.

8.11 Use of Proceeds. Each Borrower shall not use the proceeds of the Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Laws or any Loan Document.

8.12 Leases; Residency Agreements; Assignments; Subordination.

(a) No Borrower shall lease the Real Property or any part thereof without the prior written consent of Administrative Agent other than (i) the Residency Agreements and (ii) the leases permitted in clause (g) of the definition of Permitted Asset Disposition (such leases permitted in such clause (g), “Non-Material Leases”). If Administrative Agent shall consent and any Borrower shall enter into a Lease, or sublease, such Borrower shall faithfully keep, observe and satisfy all the obligations on the part of the lessor to be kept, performed and satisfied under every Lease from time to time in force with reference to the Real Property, and shall not alter, amend, or modify any Lease in any way adverse to Lenders, or terminate any Lease (but specifically excluding the Residency Agreements and Non-Material Leases), or any guarantee of such Lease, or accept any rentals for more than one (1) month in advance. Such Borrower shall submit to Administrative Agent for its review and prior written approval all draft agreements, related materials and all other information relating to all proposed Leases of the Real Property or any portion thereof, all proposed Lease modifications relating to the Leases, and all proposed renewals of such Leases. Each Borrower hereby assigns to Administrative Agent, for the benefit of itself and Lenders, all rents and profits under any and all Leases of the Real Property; provided, however, that such Borrower shall be entitled to retain such rents and profits until an Event of Default exists. At any time on notice from Administrative Agent, such Borrower shall submit to Administrative Agent for examination all such Leases and on the demand of Administrative Agent, shall execute and deliver a separate instrument collaterally assigning any or all such Leases, or the rents and profits thereof, in form reasonably satisfactory to Administrative Agent. Administrative Agent shall have the right, by the execution of suitable written instruments from time to time, to subordinate any Mortgage, and the rights of Administrative Agent thereunder, to any Lease or Leases from time to time in force with reference to the Property, and, on the execution of any such instrument, such Mortgage shall be subordinate to the Lease for which such subordination is applicable with the same force and effect as if such Lease had been executed and delivered, and a notice thereof recorded to the extent required to give notice to third persons, prior to the execution, delivery and recording of such Mortgage. Nothing contained in this Section is intended, nor shall it be deemed, to constitute consent by Administrative Agent to a subordination of the lien of any Mortgage.

(b) Each Borrower shall not substitute or replace any Operator as operator of its respective Healthcare Facility without the prior written consent of Administrative Agent.

(c) Without the prior written approval of Administrative Agent, no Borrower shall permit any material improvements or alterations to be made to the Real Property other than in connection with any Restoration permitted pursuant to Section 7.5.

8.13 Certain Accounting Changes. Each Borrower shall not (a) change its Fiscal Year end or (b) make any change in its accounting treatment and reporting practices except as required or permitted by GAAP.

8.14 Healthcare Matters. Each Borrower shall not suffer or permit to occur any of the following:

(a) any transfer of a Healthcare Authorization or rights thereunder to any Person (other than a Borrower or Administrative Agent) or to any location other than a Healthcare Facility approved by Required Lenders in advance in writing;

(b) any rescission, withdrawal, revocation, material amendment or modification of or other material alteration to the nature, tenor or scope of any Healthcare Authorization without Administrative Agent’s prior written consent, including (i) any change to the authorized licensed beds or units capacity of any Healthcare Facility and/or the number of licensed beds or units approved by the applicable Governmental Authority, and (ii) any transfer of all or any part of any Healthcare Facility’s authorized units or licensed beds to another site or location; or

(c) any voluntary transfer of any resident of any Healthcare Facility to any other facility, unless such transfer is at the request of the resident (without economic incentives being given to the resident by an Affiliate of a Borrower or Manager) or the resident’s payor or is for reasons relating to non-payment, non-compliance with community rules or regulations, or the health, required level of medical care or safety of the resident to be transferred.

Notwithstanding the foregoing, no Borrower nor Manager shall enter into arrangements which (i) provide remuneration to Persons in return for referrals to any Borrower or Manager; (ii) receive remuneration from Persons in return for referrals by any Borrower or Manager; or (iii) otherwise violate the provisions of the Federal health care program exclusion provisions (42 U.S.C. §1320a 7); the Civil Monetary Penalties Act (42 U.S.C. §1320a 7a), the Federal health care program fraud and abuse provision (42 U.S.C. §1320 7b) and other such Healthcare Laws.

8.15 ERISA.

(a) Each Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any other Lender of any of its rights hereunder or the other Loan Documents or any Swap

Agreement) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Each Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of any Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Multiemployer Plan.

(c) Each Borrower shall deliver to Administrative Agent such certifications or other evidence from time to time, as requested by Administrative Agent in its sole discretion, that (A) no Borrower nor any ERISA Affiliate maintains or maintained, sponsors or sponsored, contributes to or contributed to, has or had any obligations to make contributions to a Plan, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) each Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of each Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

8.16 Management Agreement; Other Material Contracts.

(a) Each Borrower shall not substitute or replace the Manager or make or consent to any modification, amendment, assignment, termination or cancellation of the Management Agreement without the prior written consent of the Administrative Agent. The covenants, agreements and restrictions contained in this Section 8.16 are solely for the purposes of assuring that the Healthcare Facilities are managed and operated in a first-class manner consistent with Healthcare Laws and the preservation and protection of the Healthcare Facilities as security for the Obligations and shall not place responsibility for the control, care, management or repair of the Healthcare Facilities upon Administrative Agent or any Lender, or make Administrative Agent or any Lender responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Healthcare Facilities. No Borrower shall suffer or permit any material breach or default to occur in any of such Borrower’s obligations under the Management Agreement, nor suffer or permit the same to terminate by reason of any failure of such Borrower to meet any requirement thereof.

(b) No Borrower shall amend, otherwise modify or terminate any Material Contract except as approved by the Administrative Agent, which such approval shall not be unreasonably withheld.

8.17 Restrictive Agreements. Each Borrower shall not enter into any Restrictive Agreement, except (a) a Restrictive Agreement relating to secured Permitted Indebtedness, if such restrictions apply only to the collateral for such Permitted Indebtedness; and (b) customary provisions in Leases and other contracts restricting assignment thereof or Liens in the assets or real property covered thereby.

8.18 Swap Agreements. Each Borrower shall not enter into any Swap Agreement, other than (i) Swap Agreements required pursuant to Section 2.5 and (ii) those approved by Administrative Agent in writing.

ARTICLE 9

FINANCIAL COVENANTS.

9.1 Debt Yield. Borrowers shall not permit the Debt Yield, as of any Test Date, calculated for the Test Period ending on each such date, to be less than the percentage set forth with respect to such Test Date in the chart below:

Test Date	Minimum Debt Yield Covenant Threshold	Minimum Debt Yield ECF Threshold
September 30, 2025, and the last day of each Fiscal Quarter ending thereafter	9.50%	11.00%

9.2 Hedged Debt Service Coverage Ratio. Borrowers shall not permit the Hedged Debt Service Coverage Ratio as of any Test Date, calculated for the Test Period ending on each such date, to be less than 1.30 to 1.00 (the “Hedged Debt Service Coverage Ratio Covenant Threshold”).

9.3 Debt Service Coverage Ratio. Borrowers shall not permit the Debt Service Coverage Ratio as of any Test Date, calculated for the Test Period ending on each such date, to be less than 1.10 to 1.00 (the “Debt Service Coverage Ratio ECF Threshold”).

9.4 Equity Cure; Cash Sweep.

(a) Equity Cure. If a Resize Event exists on any Test Date, Administrative Agent shall deliver notice thereof to Borrowers and of any applicable Resize Amount and, within ten (10) Business Days after Borrowers’ receipt of such notice, Borrowers shall either (the “Equity Cure”): (i) make a partial prepayment of the Term Loans in an amount equal to such Resize Amount, (ii) (A) deposit into a Deposit Account, subject to a Deposit Account Control Agreement in favor of Administrative Agent, an amount equal to such Resize Amount, which such Deposit Account Control Agreement shall provide that the Deposit Account Bank shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent from any Borrower or (B) deposit with Administrative Agent an amount equal to such Resize Amount, which deposit shall be held without interest in Administrative Agent’s name, shall not be deemed to be held in trust for the benefit of any Borrower and may be commingled with the general funds of Administrative Agent (subclauses (A) and (B), collectively, the “Equity Cure Fund”), or (iii) deliver to Administrative Agent a Special Letter of Credit with a face amount equal to such Resize Amount.

(i) The Equity Cure shall not be exercised (1) more than two (2) times in any consecutive twelve (12) month period or (2) more than four (4) times during the term (including the Extension Period) of this Agreement.

(ii) Any Resize Amount may be applied towards the cure of more than one Resize Event for the Test Date for which such Equity Cure was made by Borrowers.

(b) Cash Sweep Period.

(i) Debt Yield. If, as of any Test Date, no Resize Event exists (x) but the Debt Yield ECF Threshold as of such Test Date is less than the minimum Debt Yield ECF Threshold set forth in Section 9.1 for such Test Date (calculated for the Test Period ending on each such date), or (y) unless being cured pursuant to Section 9.4(a) hereof, at all times from and after the occurrence of an Event of Default under Section 9.1 exists (each of (x), and (y), a “Debt Yield Excess Cash Flow Event”), then Borrowers shall, within ten (10) days after the end of each calendar month thereafter until such time as an Excess Cash Flow Termination Date shall have occurred (the “Cash Sweep Period”), (i) deliver to Administrative Agent (A) internally prepared income and cash flow statements for such month, (B) a monthly statement for each Deposit Account maintained by Borrowers, (C) a calculation of Excess Cash Flow for such month, and (D) a Special Compliance Certificate as of the end of such month (collectively, the “Cash Flow Requirements”), and (ii) deposit the Excess Cash Flow for such month into the Equity Cure Fund.

(ii) Debt Service Coverage Ratio. If, as of any Test Date, no Resize Event exists (x) but the Debt Service Coverage Ratio ECF Threshold as of such Test Date is less than the minimum ratio set forth in Section 9.3 for such Test Date (calculated for the Test Period ending on each such date), or (y) unless being cured pursuant to Section 9.4(a) hereof, at all times from and after the occurrence of an Event of Default under Section 9.2 exists (each of (x), and (y), a “Debt Service Coverage Ratio Excess Cash Flow Event” and collectively, with a Debt Yield Excess Cash Flow Event, an “Excess Cash Flow Event”), then Borrowers shall, at all times during the Cash Sweep Period, (i) deliver to Administrative Agent the Cash Flow Requirements, and (ii) deposit the Excess Cash Flow for such month into the Equity Cure Fund.

(iii) Following the occurrence of the Excess Cash Flow Release Date, Administrative Agent, upon Borrowers’ written request, shall release to Borrowers the amounts then on deposit in the Equity Cure Fund and take such steps as Borrowers may reasonably request (and at Borrowers’ expense) to effectuate termination of any then outstanding Special Letters of Credit.

(iv) Borrowers grant to Administrative Agent, as security for the Obligations, a security interest in the Equity Cure Fund which shall be effective at such time as such Deposit Account is established by Borrowers. If an Event of Default shall occur and be continuing, Administrative Agent may (i) cause any or all of the funds on deposit in the Equity Cure Fund to be withdrawn and (ii) draw all or any portion of any Special Letter of Credit then outstanding. Any amounts received by Administrative Agent as a result of the foregoing may be applied on account of the Obligations and the “Obligations” under the Affiliate Loan Agreement in any order and any manner determined by Administrative Agent in its sole discretion.

(v) If Borrowers deliver a Special Letter of Credit, Borrowers shall deliver to Administrative Agent not later than fifteen (15) days prior to the expiration date of such Special Letter of Credit and any renewal or replacement Special Letter of Credit, a renewal or replacement Special Letter of Credit identical in terms and amount. Failure to deliver any renewal or replacement Special Letter of Credit in accordance with the foregoing requirements shall constitute an immediate Event of Default without any further notice or opportunity to cure and Administrative Agent may, in its sole discretion, draw upon any Special Letter of Credit then in its possession and apply proceeds on account of the Obligations and the “Obligations” under the

Affiliate Loan Agreement in any order and any manner determined by Administrative Agent in its sole discretion. Administrative Agent reserves the right to periodically review the financial condition of the issuing financial institution for each Special Letter of Credit and any renewal or replacement Special Letter of Credit and if Administrative Agent reasonably determines that the issuing financial institution is no longer acceptable to Administrative Agent, Administrative Agent may require a replacement Special Letter of Credit in form and substance and from a United States bank acceptable to Administrative Agent, in its reasonable discretion within a commercially reasonable amount of time after written notice from Administrative Agent.

(vi) Other than for purposes of calculating the Resize Amount, when calculating the Debt Yield the outstanding principal balance of the Term Loans will not be deemed reduced by any amounts in the Equity Cure Fund or by the balance of any Special Letter of Credit.

(c) If Borrowers fail to perform their obligations under Section 9.4(a), or (b), or any other Event of Default is in effect, Administrative Agent may exercise its rights under each Deposit Account Control Agreement to cause all revenues generated by Borrowers and each Healthcare Facility to be deposited into the Equity Cure Fund. In such event, each Borrower hereby authorizes Administrative Agent to disburse such monies in the Equity Cure Fund for the payment of all debt service, impounds, escrows, reserves and other amounts required to be paid to Administrative Agent or Lenders under the Loan Documents.

ARTICLE 10

NOTICES AND REPORTING.

10.1 Notices.

(a) All notices, consents, approvals, demands and requests required or permitted hereunder or any other Loan Document shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Term Loans, or any notice that could affect Administrative Agent’s First Priority Lien on any Collateral) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Administrative Agent:

Ally Bank

3 Bethesda Metro Center, Suite 925

Bethesda, MD 20814

Attention: Portfolio Manager/Jeremy Bilson

Email: jeremy.bilson@ally.com

with a copy to:

Ally Bank

300 Park Avenue, 4th Floor

New York, New York 10022

Attention: Legal Services/Jorge Wagner

Telecopier No.: (212) 884-7189

Email: jorge.wagner@ally.com

and

Holland & Knight LLP

1180 West Peachtree Street, NW, Suite 1800

Atlanta, GA 30309

Attention: Cindy

Brazell, Esq.

Email: Cindy.Brazell@hklaw.com

If to a Lender, to the address of such Lender listed on the signature pages hereof;

If to Borrowers:

Sonida Senior Living, Inc.

14755 Preston Road, Suite 810

Dallas, Texas 75254

Attention: Brandon

Email Ribar: bribar@sonidaliving.com

and:

Sonida Senior Living, Inc.

14755 Preston Road, Suite 810

Dallas, Texas 75254

Attention: Tabitha Bailey, Esq.

Email: tabitha.bailey@sonidaliving.com

and a copy to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas,

Attention: Winston W.

Texas 75201Walp II

Email: win.walp@nortonrosefulbright.com

A notice given hereunder or any other Loan Document shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail, at the time of delivery.

(b) Notices and other communications to Administrative Agent and the other Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent;

provided that, the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWERS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWERS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWERS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of any materials or information provided by or on behalf of the Borrowers through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Any party hereto may change its address (including electronic mail address) for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

10.2 Required Notices from Credit Parties.

(a) Each Borrower and each other Credit Party shall promptly, and in any event within one (1) Business Day after such Person or any Authorized Officer of Such Person (as applicable) obtains knowledge thereof, provide written notice to Administrative Agent and each Lender following the occurrence of a breach of Section 12.6 of the Limited Payment Guaranty.

(b) Each Borrower and each other Credit Party shall promptly, and in any event within ten (10) Business Days after such Person or any Authorized Officer of such Person (as applicable) obtains knowledge thereof, provide written notice to Administrative Agent and each Lender of any of the following applicable to it/her/him:

(i) the commencement of any litigation, proceedings or investigations, and all actions and proceedings in any court or before any arbitrator against or involving any Borrower or any other Credit Party or any of its properties, assets or businesses in which the amount of claimed damages, fines or other liabilities is $500,000 or more;

(ii) any Material Citation or other notice of any material violation received by any Borrower or any other Credit Party from any Governmental Authority, including any notice of violation of Healthcare Laws or Environmental Laws or any rescission or threatened revocation of any Healthcare Authorization;

(iii) any labor controversy that has resulted in, or threatens to result in, a strike or other work stoppage against Borrower or Manager;

(iv) any attachment, judgment, Lien, levy or order exceeding $250,000 that may be assessed against any Borrower or other Credit Party;

(v) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the PBGC of any Plan covering any officers or employees of any Credit Party, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan;

(vi) the occurrence of any Default or Event of Default; provided, however, this Section 10.2(b)(vi) shall not conflict with any applicable cure periods set forth in Section 11.1(d);

(vii) any material Environmental Release by any Borrower or Manager or on any Healthcare Facility or any other property owned, leased or occupied by any Borrower or Manager; or receipt of any Environmental Notice;

(viii) copies of all material reports, if any, submitted to any Borrower, its Board of Directors or members by its independent public accountants in connection with their auditing function, including any management report and any management responses thereto or any notice given or received regarding the discharge of or any withdrawal or resignation by any Borrower’s or other Credit Party’s certified independent accountants;

(ix) promptly after any material property owned or used by any Borrower is materially damaged or destroyed, or suffers any other material loss in excess of $250,000;

(x) (i) the receipt of any complaint, notice or request from any Governmental Authority or Government Reimbursement Program regarding any investigation or survey or claim of liability, (ii) any pending, threatened or actual investigation of any Borrower, any other Credit Party, or their directors, officers or managing employees by any Third Party Payor, (iii) any Borrower or any other Credit Party becoming a party to a corporate integrity agreement, (iv) any Borrower or any other Credit Party entering into any settlement agreement with any Governmental Authority, (v) any Borrower or any other Credit Party becoming a defendant in any qui tam/False Claims Act litigation, (vi) any Borrower becoming subject to reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (vii) any Borrower being served with or received any search warrant, subpoena, civil or investigative demand or contact letter by or from any federal or state enforcement agency relating to an investigation, (viii) any Borrower becoming subject to any written complaint filed with or submitted to any Governmental Authority having jurisdiction over such Borrower or filed with or submitted to such Borrower pursuant to their policies relating to the filing or submissions of such types of complaints, from employees, independent contractors, vendors, physicians, or any other Person that would indicate that such Borrower has violated any Applicable Law;

(xi) any material written notice given or received by any Borrower under any Management Agreement, including any default notice or termination notice;

(xii) Borrowers shall, contemporaneously with the delivery of the financial statements referred to in Section 10.3(a), provide copies of all operating surveys, licensing reports, deficiency notices, and, if applicable, cost reports, rate reports, rate computation reports, and recoupment orders, or similar reports from any Government Reimbursement Program, each together with true and correct copies thereof, received for the prior calendar month. Notwithstanding the above provisions of this paragraph, during the continuance of an Event of Default, without limitation on any other rights or remedies, Administrative Agent may require delivery of all such reports and other items upon receipt or at such other times as Administrative Agent designates;

(xiii) any notice of any termination or default or any other material notice given or received by a Borrower or any other Credit Party under any Material Contract;

(xiv) copies of any change of ownership applications filed with any Governmental Authority and notices related thereto;

(xv) the occurrence of any event or circumstances that could reasonably be expected to result in a Material Adverse Effect; or

(xvi) any change in the information provided in the most recent Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification.

10.3 Financial Statements, Compliance Certificates and Projections.

(a) Quarterly.

(i) As soon as available, but in no event later than sixty (60) days after the last day of each Fiscal Quarter, Borrowers shall deliver to Administrative Agent and each Lender consolidated and consolidating financial statements of Borrowers for such Fiscal Quarter certified by an Authorized Officer, which consolidated and consolidating financial statements shall include: (A) the consolidated and consolidating balance sheet of Borrowers at the end of such Fiscal Quarter and the consolidated and consolidating statement of income for such Fiscal Quarter, all of which shall be in reasonable detail and prepared in accordance with GAAP (exclusive of footnote disclosure and inclusive of the Borrowers’ summary analysis of the quarter), (B) an updated rent roll with respect to the Leases, and (C) the statement of cash flows for such Fiscal Quarter, which shall be prepared in a manner consistent with GAAP (exclusive of footnote disclosure).

(ii) Contemporaneously with delivery of financial statements referred to in clause (i) above, Borrowers shall deliver to Administrative Agent and each Lender: (A) a Compliance Certificate executed by an Authorized Officer and (B) evidence satisfactory to Administrative Agent that all federal and state taxes to the extent such federal and state taxes are due, if any, have been paid in full, including payroll taxes, and (C) a reconciliation of accounts receivable to the balance of accounts receivable in each Borrower’s general ledgers.

(iii) Contemporaneously with delivery of financial statements referred to in clause (i) above, Borrowers shall deliver to Administrative Agent and each Lender an occupancy report detailing the quarter’s occupancy broken out by independent living, assisted living, skilled nursing, memory care, and (to the extent included in such occupancy report) adult day care and secondary residents, and, if applicable, broken out by Third Party Payor and private pay and, to the extent not reported previously to the Administrative Agent, any presumptively diagnosed or diagnosed coronavirus disease (“COVID-19”) of any resident or employee at any Healthcare Facility.

(b) Annually.

(i) As soon as available and in any event within one hundred twenty (120) days after the last day of each Fiscal Year, Borrowers shall deliver to Administrative Agent and each Lender (A) the consolidated and consolidating balance sheet of Borrowers and the other Credit Parties as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (B) a report with respect to the financial statements from a recognized firm of certified public accountants selected by Borrowers and reasonably acceptable to Administrative Agent, which report shall be issued pursuant to an audit of Guarantor prepared by such firm of certified public accountants in conformity with GAAP, all of which shall be certified by an Authorized Officer, provided, however, that copies of the audited statements of Guarantor filed with the Securities and Exchange Commission shall satisfy this requirement.

(ii) As soon as available and in any event within forty-five (45) days after the last day of each Fiscal Year, Borrowers shall deliver to Administrative Agent and each Lender, the budgeted income statement for each Borrower and a consolidated budgeted income statement for the Borrowers presented on a monthly and annual basis along with a summary of budgeted capital expenditures for such budget period. Such budgeted income statements shall include primary assumptions related to occupancy by level of care (e.g., independent living, assisted living, and memory care), and a summary of the Borrowers’ primary assumptions related to revenue, operating expenses, and other expenses. Such budgeted income statement shall also include a pro forma calculation of budgeted Debt Yield and budgeted Debt Service Coverage Ratio for the Borrowers for such Fiscal Year, in each case prepared in accordance with GAAP (exclusive of footnote disclosure).

(c) Monthly. As soon as available, but in no event later than five (5) Business Days after the last day of the calendar month, Borrowers shall deliver to Administrative Agent and each Lender proof of payment of amounts owed under any then in-place Premium Finance Agreement. In addition, as soon as available, but in no event later than thirty (30) days after the last day of the calendar month, Borrowers shall deliver to Administrative Agent and each Lender consolidated and consolidating financial statements of Borrowers, which consolidated and consolidating financial statements shall include the consolidated and consolidating balance sheet of Borrowers at the end of such month and the consolidated and consolidating statement of income for such month, all of which shall be in reasonable detail and prepared in accordance with GAAP (exclusive of footnote disclosure).

(d) Guarantor Financial Statements. The applicable Credit Parties shall deliver to Administrative Agent the financial statements, Guarantor Compliance Certificate, and other information required pursuant to Section 6.10 of the Limited Payment Guaranty in accordance with the timeframes set forth therein.

(e) Upon Request. Borrowers shall deliver to Administrative Agent such other financial reports and other information regarding the operations, business affairs and financial condition of Borrowers as Administrative Agent may reasonably request with reasonable advance notice and sufficient time to comply with any such requests.

(f) Census Reports. Borrowers shall deliver to Administrative Agent a Census Report for each Healthcare Facility within thirty (30) days after the end of each calendar month.

10.4 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of each Borrower to Administrative Agent and the other Lenders (other than financial forecasts and information prepared by third parties and required to be delivered to Administrative Agent by this Agreement) whether pursuant to this Article 10 or any other provision of this Agreement, or any of the Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects.

10.5 Protected Health Information. All written information, reports, statements and other papers and data furnished by or on behalf of each Borrower and each other Credit Party to Administrative Agent and Lenders shall be furnished by each Borrower and each other Credit Party in material compliance with all Applicable Laws regarding the use and/or disclosure of patient health information, including, but not limited to, regulations, standards and rules promulgated under the HIPAA. Each Borrower and each other Credit Party agrees not to include or disclose any “protected health information” in any such information, reports, statements and other papers or data furnished by or on behalf of each Borrower and each other Credit Party to Administrative Agent and Lenders and further agrees to indemnify Administrative Agent and each Lender pursuant to Section 7.11 for any Indemnified Liabilities Administrative Agent or any Lender may incur as a result of the provision of any “protected health information” by such Borrower to Administrative Agent or such Lender.

ARTICLE 11

DEFAULTS AND REMEDIES.

11.1 Events of Default. An “Event of Default” shall exist hereunder if any of the following shall occur:

(a) Payment. If any Borrower fails to make any payment of principal or interest or Prepayment Premium owing in respect to the Term Loans and the other Obligations or fails to make a deposit into any Reserve on the date such payment or deposit is due and payable and does not cure such failure within two (2) days after the date when due, or failure of Borrowers to pay the Term Loans at the Scheduled Maturity Date, whether by acceleration or otherwise;

(b) Other Obligations. If any Borrower fails to make any payment of fees, Expenses or other monetary obligations (other than as described in Section 11.1(a)), arising out of or incurred in connection with this Agreement and the other Loan Documents or any Swap Agreement on the date any such payment is due and payable, and such failure continues for a period of five (5) Business Days;

(c) Covenants. If any Borrower or any other Credit Party or any Affiliate of any of the foregoing that is a party thereto:

(i) shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in (A) Sections 2.5(a), 2.5(b), 3.2, 7.2, 7.4, 7.5(b), 7.5(c)(ii), 7.5(d)(ii), 7.8, 7.13, 7.16, 7.19, 7.21 or 7.22 of this Agreement, or (B) Articles 9 or 10 of this Agreement; or

(ii) shall be in violation, breach or default of, or shall fail to perform or comply with any covenant, obligation or agreement set forth in Section 7.14 or Article 8 of this Agreement, provided that Borrowers shall have a period of three (3) Business Days in which to cure such failure if (A) such provision is susceptible to cure and (B) Borrowers are diligently undertaking to cure such provision. The cure provision of this Section 11.1(c)(ii) does not apply to other Events of Default described in this Article 11; or

(iii) shall be in violation, breach or default of, or shall fail to perform, observe or comply with, any other covenant, obligation or agreement in this Agreement or any other Loan Document (other than any such covenant, obligation or agreement described in Sections 11.1(a), 11.1(b), or 11.1(c)(i) above), and such violation, breach, default or failure continues for a period of thirty (30) calendar days after the earlier of (i) the date on which any Authorized Officer of any Borrower or other Credit Party first became aware (or should have become aware) of such failure, violation, breach or default, and (ii) the date on which written notice thereof is given to Borrowers by Administrative Agent; provided, that the Lenders shall not have any obligation to make the Loans or otherwise extend credit during any such 30 day period.

(d) Representations, Warranties and Information. If any representation or warranty made, or financial or other information provided, by any Borrower or any other Credit Party or Affiliate thereof in this Agreement and any other Loan Document or any Swap Agreement, or in any report, certificate, financial statement or other instrument, agreement or document that is delivered in connection with the Loan Documents shall be false or misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date the representation or warranty was made or the financial or other information was provided;

(e) Uninsured Loss. If there shall occur an uninsured damage to or loss, theft or destruction in excess of $500,000 per individual Healthcare Facility or $750,000 in the aggregate for all Healthcare Facilities (which damage, loss, or destruction is not otherwise covered by Borrower’s self-insurance maintained in accordance with the terms of this Agreement), in each case, with respect to the Collateral or the other properties and assets of any Borrower which damage to or loss, theft or destruction is not otherwise repaired, restored, or replaced, as applicable, in accordance with the terms of this Agreement.

(f) Insolvency Proceedings. If a receiver, liquidator or trustee shall be appointed for any Borrower or Guarantor; or any Borrower or Guarantor shall make an assignment for the benefit of creditors or be adjudicated a bankrupt or insolvent under any Debtor Relief Law; or any Insolvency Proceeding shall be filed by or against, consented to, or acquiesced in by, any Borrower or any other Credit Party, as the case may be; provided, however, if such appointment, adjudication, or Insolvency Proceeding was involuntary and not consented to by any Borrower or any other Credit Party, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;

(g) Other Indebtedness. If (i) any Borrower shall default beyond any notice and/or grace period in the payment of principal or interest of any Indebtedness of such Borrower in excess of $500,000 in the aggregate to any Person (other than to the Administrative Agent and Lenders under Section 11.1(a) or (b)); or (ii) any Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Borrower’s obligations, thereunder, prior to the maturity date or prior to the regularly scheduled date of payment (without regard to the provisions of any intercreditor agreement that would restrict the ability of the holder to so accelerate or exercise any remedies);

(h) Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by any Borrower or any other Credit Party or any Affiliate thereof, or any Governmental Authority, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any other Credit Party or any Affiliate of any of the foregoing that is a party thereto shall deny that is has any liability or obligation purported to be created under any Loan Document or shall otherwise attempt to rescind any of their obligations under the Loan Documents.

(i) Certain Covenants. Any Borrower’s failure to maintain its status as a Special Purpose Entity; provided, however, that any ministerial default (as determined by Administrative Agent in its reasonable discretion) by Borrowers of a covenant in Section 7.14 shall not constitute an Event of Default so long as (A) such default would not cause a Material Adverse Effect; and (B) Borrowers promptly cure such default;

(j) Guarantor Covenants. Guarantor’s failure to (i) maintain the financial covenants set forth in Section 6.11 of the Limited Payment Guaranty or (ii) timely deliver the financial reporting required in Sections 6.10(a), (b) or (c) of the Limited Payment Guaranty;

(k) Loan Documents. The occurrence of any event identified in any other Loan Document as an Event of Default;

(l) Liens. If any Lien in favor of Administrative Agent shall cease to be a valid, enforceable First Priority Lien, or if any Borrower, any Operator, any other Credit Party, any Affiliate of any of the foregoing or any Governmental Authority shall assert any of the foregoing;

(m) Transfer in the Healthcare Facilities, Borrower or Guarantor. Any Transfer in any Healthcare Facility or Borrower in violation of the provisions of the Loan Documents;

(n) Healthcare Laws and Healthcare Authorizations. If any of the following shall occur:

(i) any Healthcare Authorization of any Borrower or Manager necessary for the operation of any Healthcare Facility as presently operated shall be revoked, fail to be renewed, suspended or terminated;

(ii) any Borrower or Manager that is eligible to participate in any Government Reimbursement Program shall fail to be eligible for any reason to participate in any Government Reimbursement Program or to accept assignments or rights to reimbursement thereunder;

(iii) any Non-Government Payor shall terminate, revoke or fail to renew any Borrower’s or Manager’s right to participate in any program that provides reimbursement for Healthcare Services, and such termination, revocation or failure to renew has or could reasonably be expected to have a Material Adverse Effect;

(iv) any Credit Party or any Authorized Officer shall have been found guilty of an act of fraud or shall have been indicted for or convicted of a felony crime that relates to any Healthcare Services, any Government Reimbursement Program or any other reimbursement program with a Third Party Payor; or

(v) If any Borrower or Manager with respect to any Healthcare Facility is found to have been overpaid by a Government Account Debtor by more than $500,000 during any period covered by an audit conducted by such Government Account Debtor, and such overpayment is not repaid within 30 days of its due date, unless the same is being contested in good faith and reserved for in a manner reasonably acceptable to the Administrative Agent.

(o) Management Agreements. (i) If a default or event of default by a Borrower shall occur under any Management Agreement that has not been cured within the time period set forth therein, or any Management Agreement shall be terminated by a Borrower without the consent of Administrative Agent (other than as expressly permitted hereunder) or (ii) if a default or event of default by any Manager shall occur under any Management Agreement that has not been cured within the time period set forth therein, or any Management Agreement shall be terminated by the applicable Manager without the consent of Administrative Agent in its commercially reasonable judgment, in the case of this clause (ii) and such Manager is not replaced within 30 days with a substitute manager acceptable to Administrative Agent in its commercially reasonable judgment;

(p) Change of Control: If any Change of Control shall occur after the Restatement Date;

(q) Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $500,000 or more (except to the extent fully covered by insurance (with any applicable deductible) pursuant to which the insurer has not denied coverage) is entered or filed against any Borrower or any other Credit Party, or with respect to any of their respective assets, and either (i) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award;

(r) Pension Benefits. If any Borrower any other Credit Party or Manager fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer any employee benefit plan or the PBGC institutes proceedings to appoint a trustee to administer such employee benefit plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs and such reportable event has or could reasonably be expected to have a Material Adverse Effect;

(s) Policies. If any of the Policies required by Section 7.5 hereof are (i) not kept in full force and effect, or (ii) are not delivered to Administrative Agent within five (5) Business Days upon request therefore;

(t) Admissions Default. At any time any Governmental Authority (i) ceases to permit new residents or tenants to be admitted to any two (2) or more Healthcare Facilities (and such cessation is continuing concurrently at such two (2) Healthcare Facilities) or (ii) orders the discharge of any residents or tenants from any two (2) or more Healthcare Facilities as a result of survey deficiencies occurring at the respective Healthcare Facilities and not general market conditions and, in the case of either (i) or (ii), such condition continues for more than thirty (30) days.

(u) Swap Agreements. If any termination payment shall be due by any Borrower under any Swap Agreement and such amount is not paid within thirty (30) days of the due date thereof or a default, event of default, termination event or other similar condition or event (howsoever described in respect of such Borrower) shall have occurred under any Swap Agreement;

(v) Premium Finance Agreement. Borrowers fail to pay any installment under any Premium Finance Agreement.

(w) Payroll Taxes. The creation or imposition of any Lien by the Internal Revenue Service relating to the outstanding Payroll Taxes for the Joinder Projects (as such term is defined in the Omnibus Joinder Agreement and Third Amendment to Term Loan Agreement and Other Loan Documents) and such Lien is not discharged within five (5) Business Days of the creation or imposition of such Lien.

11.2 Remedies.

(a) Acceleration. Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in paragraph (f) of Section 11.1) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents, any Swap Agreement or at law or in equity, Administrative Agent shall have the right in its sole discretion (or upon the written direction of the Required Lenders) to take such action, without notice or demand, that Administrative Agent deems advisable to protect and enforce Administrative Agent’s and Lenders’ rights against Borrowers and in and to the Real Property; including declaring the Obligations to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, Prepayment Premium, and any other amounts owing by Borrowers), but excluding any Obligations under or in connection with a Swap Agreement, without notice or demand; and upon any Event of Default described in paragraph (f) of Section 11.1, the Obligations (including unpaid interest, Default Rate interest, Late Payment Charges, Prepayment Premium, and any other amounts owing by Borrowers) shall immediately and automatically become due and payable, without notice or demand, and each Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

(b) Remedies Cumulative. Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent or any Lender against any Borrower or any of the other Credit Parties under the Loan Documents or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Obligations shall be declared, or be automatically, due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent and Lenders permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, each Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by Applicable Law, Administrative Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent and Lenders shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Real Property, the Real Property has been sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Administrative Agent to resort to any portion of the Real Property for the satisfaction of any of the Obligations in preference or priority to any other portion, and Administrative Agent may seek satisfaction out of the entire Real Property or any part thereof, in its discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Administrative Agent or any Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. Any suspension or waiver by Administrative Agent or Lenders, as applicable, of a Default or Event of Default shall not suspend, waive or affect any other Default or Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.

(c) Severance. Administrative Agent shall have the right from time to time to sever this Agreement, any Promissory Note and the other Loan Documents into one or more separate loan agreements, notes, mortgages and other security documents (as applicable) in such denominations and priorities of payment and Liens as Administrative Agent shall determine in its discretion for purposes of evidencing and enforcing the rights and remedies of the Administrative Agent and the other Lenders hereunder. Each Borrower shall execute and deliver to Administrative Agent from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Each Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, each Borrower ratifying all that such attorney shall do by virtue thereof.

(d) Administrative Agent’s Right to Perform. If any Borrower or any other Credit Party fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after any Borrower’s or any other Credit Party’s receipt of written notice thereof from Administrative Agent, without in any way limiting Administrative Agent’s and Lenders’ right to exercise any of their rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Administrative Agent may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Administrative Agent incurred or paid in connection therewith shall be payable by Borrowers to Administrative Agent upon demand and if not paid shall be added to the Obligations (and to the extent permitted under Applicable Laws, shall be secured by the Mortgages and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Administrative Agent shall have no obligation to send notice to Borrower Representative of any such failure.

11.3 Application of Payments After Event of Default or Exercise of Remedies.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuation of any Event of Default or after the exercise of remedies by Administrative Agent pursuant to Section 11.2 (or after the Term Loans (with accrued interest thereon) and all other Obligations under the Loan Documents shall have automatically become due and payable in accordance with the terms of such Section 11.2), all amounts collected or received by Administrative Agent on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be applied as follows (and each Borrower irrevocably waives the right to direct the application of any such amounts in any other manner):

FIRST, to the payment of all fees, costs and Expenses and indemnities (including the reasonable fees and disbursements of legal counsel for Administrative Agent, and the reasonable costs of internal legal counsel) of Administrative Agent in connection with enforcing the rights of Administrative Agent and Lenders under the Loan Documents, any Protective Advances made by Administrative Agent and any other Obligations owing to Administrative Agent in respect of sums advanced by Administrative Agent to preserve the Collateral or to preserve its security interest in the Collateral (or any other collateral provided pursuant to any other Loan Document);

SECOND, to payment of that portion of the Obligations consisting of other fees, costs, expenses and indemnities of Administrative Agent;

THIRD, to payment of that portion of the Obligations constituting fees, costs, Expenses and indemnities of the Lenders as provided herein, ratably among them in accordance with their Pro Rata Shares;

FOURTH, to the payment of all of the Obligations consisting of accrued and unpaid interest owing to the Lenders, ratably among them in accordance with their Pro Rata Shares;

FIFTH, to the payment on a pari passu basis of (1) of all Obligations consisting of principal owing to the Lenders, ratably among them in accordance with their Pro Rata Shares, and (2) any amounts due under the Swap Agreement;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and SEVENTH, to the payment of the surplus, if any, to any Borrower or whoever else may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided above until exhausted prior to application to the next succeeding category.

11.4 Rights to Appoint Receiver. Without limiting and in addition to any other rights, options and remedies Administrative Agent and Lenders have hereunder, the other Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default or the acceleration of the Term Loans pursuant to Section 11.2, Administrative Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction to enforce the rights and remedies of the Administrative Agent and the Lenders in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of Borrowers and the Credit Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. EACH BORROWER AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF RECEIVER AS

PROVIDED ABOVE. EACH BORROWER AND EACH OTHER CREDIT PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE ADMINISTRATIVE AGENT AND LENDERS IN CONNECTION WITH THE ENFORCEMENT OF ITS RIGHTS AND REMEDIES HEREUNDER AND THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING ADMINISTRATIVE AGENT AND LENDERS TO MAKE THE TERM LOANS; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH ADMINISTRATIVE AGENT AND LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL, THE HEALTHCARE FACILITIES OR ANY OTHER PROPERTY OF ANY BORROWER OR ANY OTHER CREDIT PARTY.

11.5 Assistance and Cooperation. Each Borrower agrees to assist and cooperate with Administrative Agent, and take any action which Administrative Agent may reasonably request or require of such Borrower, in order to enable Administrative Agent and Lenders to obtain and enjoy the full rights and benefits granted to Administrative Agent and Lenders by Borrowers under this Agreement and the other Loan Documents, including specifically, at the cost and expense of Borrowers, the use of their best efforts to assist in obtaining approval of any Governmental Authority for any transaction or action contemplated thereunder which is necessary under any Applicable Law or Contractual Obligation, and specifically, without limitation, the preparation, execution and filing with any such Person of any application for consent to assignment of Governmental Authorizations or otherwise.

11.6 License. Administrative Agent, on behalf of itself and the Lenders, is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of any Borrower or any other Credit Party, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s and each other Credit Party’s rights and interests under Intellectual Property shall inure to Administrative Agent’s and the other Lenders’ benefit.

11.7 Injunctive Relief. Each Borrower and each other Credit Party acknowledges and agrees that if any Borrower or other Credit Party fails to perform any covenant or obligation contained herein or under any of the other Loan Documents, Administrative Agent and Lenders may have no adequate remedy in monetary damages and, accordingly, shall be entitled to an injunction, (including a temporary restraining order, preliminary injunction, writ of attachment or order compelling performance) against such non-performance. Neither Administrative Agent nor Lenders shall be deemed to have waived any other legal or equitable remedies hereunder, the other Loan Documents or at law if Administrative Agent and Lenders shall seek injunctive relief under this Section 11.7. Each Borrower waives any requirement for the posting of a bond or other security by Administrative Agent and Lenders in connection with any such injunctive relief.

ARTICLE 12

PARTICIPATIONS AND ASSIGNMENTS.

12.1 Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.1(b), (ii) by way of participation in accordance with the provisions of Section 12.1(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.1(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and Participants to the extent provided in Section 12.1(d)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees (any such assignee, an “Assignee”) all or any portion of such Lender’s Pro Rata Share of the Term Loans and its other rights and obligations hereunder, with the prior written consent of Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, with the prior written consent of Borrowers (all of which consents shall not be unreasonably withheld, conditioned or delayed and shall not be required for an assignment by a Lender to another Lender or an Affiliate of a Lender). Except as Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to Five Million Dollars ($5,000,000) or, if less, the remaining portion of the Term Loan Commitment held by the assigning Lender. Borrowers and Administrative Agent shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received an Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee paid by such applicable parties of Three Thousand Five Hundred and No/100ths Dollars ($3,500.00). No assignment to any Ineligible Assignee shall be permitted hereunder. Any attempted assignment not made in accordance with this Section 12.1(b) shall be treated as the sale of a participation under Section 12.1(d).

(c) From and after the date on which the conditions described in Section 12.1(b) above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Promissory Note in the principal amount of the Assignee’s Pro Rata Share of the Term Loans (and, as applicable, a Promissory Note in the principal amount of the Term Loan Commitment retained by the assigning Lender). Each such Promissory Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Promissory Note, the assigning Lender shall return to Borrowers any prior Promissory Note held by it.

(d) Any Lender may at any time sell (without any required consent) to one or more Persons (other than a Person that is an Ineligible Assignee) participating interests in its respective Pro Rata Share of the Term Loans or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Administrative Agent and Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 13.4(b) expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Each Borrower agrees that if amounts outstanding hereunder are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing hereunder to the same extent as if the amount of its participating interest were owing directly to it as a Lender hereunder; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 14.13. Each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 2.13 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 2.13 as if it were an Assignee).

(e) Notwithstanding anything to the contrary set forth herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights hereunder and applicable Promissory Note to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank (including as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank), and such portion of the Term Loans and Promissory Note(s) shall be fully transferable as provided therein, and this Section 12.1 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Administrative Agent will maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of Lenders, the Pro Rata Share of each Lender and the portion of the Term Loans owing to each Lender and whether such Lender is the original Lender or the Assignee. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Term Loans. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register or for any failure to ensure that any assignment is made in accordance with the terms hereof. Upon the reasonable written request of Borrower Representative, Administrative Agent will furnish a copy of the Register to Borrower Representative or another Borrower (at the cost, if any, to Borrowers).

ARTICLE 13

MISCELLANEOUS.

13.1 Financial Advisors. Each Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Term Loans. Each Borrower shall indemnify and hold Administrative Agent and Lenders harmless from and against any and all claims, liabilities, costs and expenses (including the reasonable fees and disbursements of legal counsel for Administrative Agent and Lenders, including the reasonable charges of internal legal counsel, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of such Borrower in connection with the transactions contemplated herein.

13.2 Administrative Agent’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Administrative Agent exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Administrative Agent or is to be in Administrative Agent’s discretion, the decision of Administrative Agent to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Administrative Agent’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent (unless another standard is specified herein, in which event such other standard shall be applied) and shall be final and conclusive.

13.3 Governing Law.

(a) IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER AND, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW

PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH OTHER CREDIT PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, THE OTHER LOAN DOCUMENTS.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER, ANY BORROWER OR ANY OTHER CREDIT PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK AND EACH BORROWER AND EACH OTHER CREDIT PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT ADMINISTRATIVE AGENT DETERMINES THAT SUCH ACTION IS NECESSARY OR APPROPRIATE TO EXERCISE ITS RIGHTS OR REMEDIES UNDER THE LOAN DOCUMENTS, INCLUDING ANY FORECLOSURE OR RECEIVERSHIP ACTION.

13.4 Modification, Waiver in Writing.

(a) No Deemed Consent. Administrative Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by Borrowers and Credit Parties of any provision of this Agreement shall not waive, affect or diminish any right of Administrative Agent or Lenders thereafter to demand strict compliance and performance therewith. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount. None of the undertakings, agreements, warranties, covenants and representations of Borrowers and the other Credit Parties contained in this Agreement or any of the other Loan Documents and no Default or Event of Default shall be deemed to have been suspended or waived by Administrative Agent and Lenders unless such suspension or waiver is in writing signed by an officer of Administrative Agent and Required Lenders, and directed to Borrowers specifying such suspension or waiver.

(b) Amendments, Consents and Waivers Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by any Borrower or any other Credit Party of any terms of this Agreement or any other

Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders (or the Administrative Agent at the written direction of the Required Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Credit Party which is party thereto, provided that no such amendment, modification or waiver or consent shall:

(i) extend or increase the Term Loan Commitment of any Lender without the written consent of such Lender;

(ii) extend any date scheduled for the payment of principal or interest without the written consent of each Lender directly affected thereby;

(iii) extend the Scheduled Maturity Date without the written consent of all Lenders;

(iv) reduce the principal amount of the Term Loans, the rate of interest thereon (including applicable margins and interest rate floors) or any fees (including, without limitation, any extension fee payable pursuant to Section 2.10 of this Agreement or any Prepayment Premium) or any other monetary obligation payable hereunder, without the consent of each Lender directly affected thereby (except for any periodic adjustments of interest rates and fees as expressly provided for in this Agreement or any right to waive the Default Rate);

(v) release any Borrower or any Guarantor from its obligations hereunder or under any Guaranty;

(vi) release all or substantially all of the Collateral or any Real Property granted hereunder or under any of the Loan Documents (except as otherwise specifically permitted or provided in this Agreement);

(vii) change the payment application waterfall in Section 11.3, the definition of Required Lenders, any provision of this Section 13.4 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders; or

(viii) provide, or otherwise permit, the subordination of any Term Loan, or authorize Administrative Agent to subordinate its Lien in all or substantially all of the Collateral or any Real Property to a third party (except as otherwise specifically permitted or provided in this Agreement) without the written consent of each Lender.

(c) Administrative Agent Consent. This Agreement or any Loan Document may be amended or waived pursuant to an agreement in writing entered into by the Administrative Agent and the Borrower or other applicable Credit Parties (without the consent of any Lender) (1) to cure a defect or error, (2) to grant a new Lien for the benefit of the Administrative Agent and the Lenders or extend an existing Lien over additional property, (3) to make modifications required under Applicable Law that are not materially adverse to the Lenders, (4) with respect to any Loan Document other than this Agreement, to cause such Loan Document to be consistent with this Agreement and the other Loan Documents, or (5) to proportionately reduce the Term Loan

Commitments following a partial release as more specifically set forth in Section 2.7. No provision of Article 12 or other provision of this Agreement affecting Administrative Agent as such shall be amended, modified or waived without the prior written consent of Administrative Agent.

13.5 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. ADMINISTRATIVE AGENT AND EACH LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 13.5 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY ANY BORROWER AND EACH OTHER CREDIT PARTY.

13.6 Waiver of Consequential Damages, Etc.. To the fullest extent permitted by Applicable Law, each Borrower and each other Credit Party agrees not to assert, and hereby waive, in any legal action or other proceeding, any claim against Administrative Agent, any Lender or any Lender Affiliate, on any theory of liability, for special, indirect, consequential, special, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loans or the use of the proceeds thereof.

13.7 Headings/Exhibits. The section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

13.8 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.9 Preferences. To the extent Borrowers make a payment to Administrative Agent or any Lender hereunder, or Administrative Agent or any Lender receives proceeds of any Collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Indebtedness or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent or such Lender. This provision shall survive the expiration or termination of this Agreement and Payment in Full.

13.10 Waiver of Notice. Each Borrower and each other Credit Party hereby expressly waives the right to receive any notice from Administrative Agent or any Lender with respect to any matter, except to the extent that this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Administrative Agent or any Lender to any Borrower and except with respect to matters for which Borrowers are not, pursuant to Applicable Laws, permitted to waive the giving of notice.

13.11 Remedies of Borrowers. If a claim or adjudication is made that Administrative Agent or any Lender or any of their respective agents has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Administrative Agent, such Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, each Borrower and each other Credit Party agrees that neither Administrative Agent, any Lender nor its respective agents shall be liable for any monetary damages, and such Borrower’s or Credit Party’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Administrative Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Each Borrower and each other Credit Party specifically waives any claim against Administrative Agent, each Lender and its respective agents with respect to actions taken by Administrative Agent, each Lender or its respective agents on any Borrower’s or Credit Party’s behalf.

13.12 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents, except as may be set forth in the Fee Letter.

13.13 Offsets, Counterclaims and Defenses. Each Borrower and each other Credit Party hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, any Lender or their respective agents or otherwise offset any obligations to make payments required under the Loan Documents. Any Assignee of Administrative Agent’s or any Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which such Borrower or such other Credit Party may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by such Borrower or such other Credit Party in any action or proceeding brought by any such Assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by such Borrower or such other Credit Party.

13.14 Publicity. Neither any Borrower nor any other Credit Party shall, whether now or in the future issue any press releases or other public disclosure using the name “Ally Bank”, the name of any other Lender or the name of any of their respective Lender Affiliates or referring to this Agreement or any of the other Loan Documents without at least five (5) Business Days’ prior notice to Administrative Agent (and in the case of a disclosure of a Lender’s name, such Lender)

and without the prior written consent of Administrative Agent (and in the case of a disclosure of a Lender’s name, such Lender) unless (and only to the extent that) such requesting party is required to do so under Applicable Law and then, in any event, such Borrower or such other Credit Party will consult with Administrative Agent (and in the case of a disclosure of a Lender’s name, such Lender) before issuing such press release or other public disclosure. Each Borrower and each other Credit Party expressly consents to and authorizes the publication by Administrative Agent and Lenders of a summary description of the transaction(s) contemplated by this Agreement in any format (including tombstones, deal listings or similar advertising materials), which may be published in one or more of financial or other industry periodicals, newspapers, reporting services, trade organizations, written promotional materials, web site, or otherwise. In addition, each Borrower and each other Credit Party expressly consents to and authorizes Administrative Agent and Lenders to provide to financial or other industry periodicals, newspapers, reporting services or trade organizations information necessary and customary for inclusion of the transaction(s) in league table measurements, including the aggregate dollar value of the transaction.

13.15 Survival. All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Term Loans and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 2.9, 2.11, 2.12, 2.13, 7.11, 11.7, 13.1, 13.2, 13.3, 13.5, 13.6, 13.7, 13.9, 13.10, 13.13, 13.14, 13.15, 13.16, 13.17, 13.18, 13.20, 13.21, 13.22, 13.25, 13.26, 14.3, 14.6, 14.7, and 14.13 shall survive the termination of this Agreement and the other Loan Documents and any payment, in full or in part, of the Obligations.

13.16 No Usury. If Applicable Law is ever judicially interpreted so as to render usurious any amount called for hereunder or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Obligations, or if Administrative Agent’s and Lenders’ exercise of the option to accelerate the maturity of the Term Loans or any prepayment by any Borrower results in Borrowers having paid any interest in excess of that permitted by Applicable Law, then it is each Borrower’s, Administrative Agent’s and Lenders’ express intent that all excess amounts theretofore collected by Administrative Agent or any Lender shall be credited against the unpaid principal amount of the Obligations (or, if the Obligations have been or would thereby be paid in full, refunded to Borrowers), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with Applicable Law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lenders for the use, forbearance or detention of the Term Loans shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Term Loans until payment in full so that the rate or amount of interest on account of the Term Loans does not exceed the maximum lawful rate from time to time in effect and applicable to the Term Loans for so long as the Term Loans are outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

13.17 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this

Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

13.18 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrowers and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

13.19 Assignment. The Term Loans, the Promissory Notes, the Loan Documents and/or any Lender’s rights, title, obligations and interests therein may be assigned by such Lender and any of its successors and assigns in accordance with the terms and conditions set forth in Article 12. Neither any Borrower nor any other Credit Party may assign its rights, title, interests or obligations hereunder or under any of the other Loan Documents.

13.20 Set-Off . Subject in all events to Section 14.13 hereunder, if an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such other Credit Party now or hereafter existing hereunder or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand hereunder or any other Loan Document and although such obligations of such Borrower or such other Credit Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 14.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, and their respective Affiliates under this Section 13.20 are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may have. Each Lender agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

13.21 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 13.21, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights and obligations hereunder, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating any Credit Party or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrower Representative; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.21, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Term Loans.

For purposes of this Section 13.21, “Information” means all information received from the Borrowers or the other Credit Parties relating to the Borrowers or the other Credit Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 13.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.22 Patriot Act Compliance. Each Lender that is subject to the Patriot Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification number of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT

ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

13.23 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile machine, portable document format (“PDF”) or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement. The effectiveness of any such documents and signatures shall, subject to Applicable Laws, have the same force and effect as manually signed originals and shall be binding on Borrowers, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature. No party may raise the use of a telecopier, facsimile machine, PDF or other electronic means, or the fact that any signature was transmitted through the use of a telecopier, facsimile machine, PDF or other electronic means, as a defense to the enforcement of this Agreement.

13.24 Borrower Representative.

(a) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to (i) request and receive the proceeds of advances in respect of the Term Loans (and to otherwise act on behalf of such Borrower pursuant to this Agreement and the other Loan Documents) from Administrative Agent and Lenders in the name or on behalf of each such Credit Party, (ii) receive statements of account and all other notices from Administrative Agent or any Lender, as applicable, with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents, (iii) execute and deliver Compliance Certificates and all other notices, certificates and documents to be executed and/or delivered by any Credit Party hereunder or the other Loan Documents; and (iv) otherwise act on behalf each Borrower pursuant to this Agreement and the other Loan Documents. At any time and from time to time, Borrowers may change the Borrower Representative to any other Borrower by providing Administrative Agent ten (10) Business Days’ written notice of the change.

(b) The authorizations contained in this Section 13.24 are coupled with an interest and shall be irrevocable, and Administrative Agent and Lenders may rely on any notice, request, information supplied by Borrower Representative, every document executed by Borrower Representative, every agreement made by Borrower Representative or other action taken by Borrower Representative in respect of any Borrower or other Credit Party as if the same were supplied, made or taken by such Borrower or such other Credit Party. Without limiting the generality of the foregoing, the failure of one or more Borrowers or other Credit Parties to join in the execution of any writing in connection herewith shall not relieve any Borrower or other Credit Party from obligations in respect of such writing. No purported termination of the appointment of Borrower Representative as agent shall be effective without the prior written consent of Administrative Agent.

13.25 Joint and Several.

(a) Each Borrower shall be jointly and severally liable for all of the Obligations of Borrowers hereunder, regardless of which of Borrowers actually receives the proceeds or other benefits of the Term Loans or other extensions of credit hereunder or the manner in which Borrowers, the Administrative Agent or the Lenders account therefor in their respective books and records.

(b) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders hereunder, for the mutual benefit, directly and indirectly, of each Borrower and its consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(c) To the extent that Applicable Law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Person’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 13.25 were not a part of this Agreement.

(d) To the extent that any Borrower shall make a payment under this Section 13.25 of all or any of the Obligations (as used in this clause (g) a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Person’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations (other than contingent obligations that survive the repayment in full of the Term Loans and the termination of the Loan Documents and for which no claim has been asserted), such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 13.25 without rendering such claim voidable or avoidable under § 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(e) Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations, and of all other circumstances bearing upon the risk of nonpayment by such other Borrower of their Obligations, and each Borrower agrees that neither Administrative Agent nor any Lender has any duty to advise such Borrower of information known to Administrative Agent or any Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Administrative Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Administrative Agent or such Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower or any other Person on any subsequent occasion.

(f) Administrative Agent and Lenders are hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (A) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, Obligations incurred by any Borrower or other Credit Party, otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower or other Credit Party and delivered to Administrative Agent or any Lender; (B) accept partial payments on an Obligation incurred by any Borrower; (C) take and hold security or collateral for the payment of an Obligation incurred by any Borrower hereunder or for the payment of any guaranties of an Obligation incurred by any Borrower or other liabilities of any Borrower and exchange, enforce, waive and release any such security or collateral; (D) apply such security or collateral and direct the order or manner of sale thereof as Administrative Agent and Lenders may determine in their sole discretion; and (E) settle, release, compromise, collect or otherwise liquidate an Obligation incurred by any Borrower and any security or collateral therefor in any manner, without affecting or impairing the obligations of any other Borrower. Administrative Agent and Lenders shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on each Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of an Obligation incurred by any Borrower as Administrative Agent and Lenders shall determine in their sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

(g) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (and each Borrower hereby waives notice of) (A) the absence of any attempt to collect an Obligation incurred by a Borrower from any Borrower or any guarantor or other action to enforce the same; (B) the waiver or consent by Administrative Agent and Lenders with respect to any provision of any instrument evidencing an Obligation incurred by any other Borrower, or any part thereof, or any other agreement heretofore, now or hereafter executed by any other Borrower and delivered to Administrative Agent or any Lender; (C) failure by Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for an Obligation incurred by any Borrower; (D) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against any Borrower or other Credit Party, Administrative Agent’s or any Lender’s election in any such proceeding of the application of § 1111(b)(2) of the Bankruptcy Code; (E) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under § 364 of the Bankruptcy Code; (F) the disallowance, under § 502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s or any Lender’s claim(s) for repayment of any of an Obligation incurred by any Borrower; or (G) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(h) This Section 13.25 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 13.25 is intended to or shall impair the obligations of

Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section 13.25 shall limit the liability of any Borrower to pay the Term Loans made directly or indirectly to such Borrower and accrued interest, fees and Expenses with respect thereto for which such Borrower shall be primarily liable.

(i) No payment made by or for the account of any Borrower, including (A) a payment made by such Borrower on behalf of an Obligation of another Borrower or (B) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of property of such other Borrower and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder until the Obligations (other than contingent obligations that survive the repayment in full of the Term Loans and the termination of the Loan Documents and for which no claim has been asserted) are paid in full.

(j) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations (other than contingent obligations that survive the repayment in full of the Term Loans and the termination of the Loan Documents and for which no claim has been asserted) are paid in full. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Administrative Agent, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with Section 11.3.

(k) Additional Waivers. Each Borrower acknowledges that, if the Borrowers are comprised of more than one person or entity (individually, a “Borrower Party” and collectively, the “Borrower Parties”), none of the Borrower Parties constitutes a guarantor because each of such parties is fully responsible for the Obligations. In addition, and without limitation on the foregoing waiver or any other waivers contained in this Agreement or the other Loan Documents, each Borrower Party hereby unconditionally waives any defense to the enforcement of the Loan Documents based on the characterization of any such Borrower Party as a guarantor and without limitation, the obligations of such Borrower Party hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by the following, any of which may be taken without the consent of, or notice to, such Borrower Party, nor shall any of the following give such Borrower Party any recourse or right of action against Administrative Agent and Lenders:

(i) Any express or implied amendment, modification, renewal, addition, supplement, extension (including extensions beyond the original term) or acceleration of or to any of the Loan Documents;

(ii) Any exercise or non-exercise by Administrative Agent and Lenders of any right or privilege under the Loan Documents;

(iii) Any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Borrower Party or any other Borrower Party, or any guarantor (which term shall include any other party at any time directly or contingently liable for any of Borrower’s obligations under the Loan Documents) or any affiliate of any Borrower Party, or any action taken with respect to the Loan Documents by any trustee or receiver, or by any court, in any such proceeding, whether or not such Borrower Party shall have had notice or knowledge of any of the foregoing;

(iv) Any release or discharge of any other Borrower Party from its liability under any of the Loan Documents or any release or discharge of any endorser or guarantor or of any other party at any time directly or contingently liable for the Obligations;

(v) Any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection, or liquidation of any or all of the Property or other collateral described in any of the Loan Documents or otherwise in any manner, or any substitution with respect thereto;

(vi) Any assignment or other transfer of any of the Loan Documents;

(vii) Any acceptance of partial performance of the obligations;

(viii) Any transfer or consent to the transfer of the Property or any portion thereof or any other collateral described in the Loan Documents or otherwise (by one or more of the Borrower Parties); and

(ix) Any bid or purchase at any sale of the Property or any other collateral described in the Loan Documents or otherwise.

(l) Waivers. Each Borrower Party unconditionally waives any defense to the enforcement of the Loan Documents, including:

(i) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of the Loan Documents;

(ii) Any right to require Administrative Agent to proceed against any other Borrower Party or any guarantor at any time or to proceed against or exhaust any security held by Administrative Agent at any time or to pursue any other remedy whatsoever at any time;

(iii) The defense of any statute of limitations affecting the liability of such Borrower Party hereunder, the liability of any other Borrower Party or any guarantor under the Loan Documents, or the enforcement hereof, to the extent permitted by law;

(iv) Any defense arising by reason of any invalidity or unenforceability of (or any limitation of liability in) any of the Loan Documents or any disability of any Borrower Party or any guarantor or of any manner in which Administrative Agent and Lenders have exercised their rights and remedies under the Loan Documents, or by any cessation from any cause whatsoever of the liability of any Borrower Party or any guarantor;

(v) Without limitation on clause (iv) above, any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any Borrower Party or any principal of any Borrower Party or any defect in the formation of any Borrower Party or any principal of any Borrower Party;

(vi) Any defense based upon the application by any Borrower Party of the proceeds of the Term Loans for purposes other than the purposes represented by such Borrower Party to Administrative Agent and Lenders or intended or understood by Administrative Agent, Lenders or such Borrower Party;

(vii) Any defense based upon an election of remedies by Administrative Agent and Lenders, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of such Borrower Party or the rights of such Borrower Party to proceed against any other Borrower Party or any guarantor for reimbursement, or both;

(viii) Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

(ix) Any defense based upon Administrative Agent’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute;

(x) Any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code;

(xi) Any duty of Administrative Agent or any Lender to advise such Borrower Party of any information known to Administrative Agent or any Lender regarding the financial condition of any other Borrower Party and all other circumstances affecting any other Borrower Party’s ability to perform its obligations to Administrative Agent and Lenders, it being agreed that such Borrower Party assumes the responsibility for being and keeping informed regarding such condition or any such circumstances;

(xii) Any right of subrogation, reimbursement, exoneration, contribution or indemnity, or any right to enforce any remedy which Administrative Agent and Lenders now have or may hereafter have against any other Borrower Party or any benefit of, or any right to participate in, any security now or hereafter held by Administrative Agent; and

(xiii) Without limiting the generality of the foregoing or any other provision hereof, any rights and benefits which might otherwise be available to such Borrower Party.

(m) Subrogation. Each Borrower Party understands that the exercise by Administrative Agent and Lenders of certain rights and remedies may affect or eliminate such

Borrower Party’s right of subrogation against any other Borrower Party or any guarantor and that such Borrower Party may therefore incur partially or totally nonreimbursable liability hereunder. Nevertheless, each Borrower Party hereby authorizes and empowers Administrative Agent, Lenders and their successors, endorsees and assigns, to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of such Borrower Party that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances. Notwithstanding any other provision of the Loan Documents to the contrary, until all Obligations (other than contingent obligations that survive the repayment in full of the Term Loans and the termination of the Loan Documents and for which no claim has been asserted) have been repaid and the Liens in favor of Administrative Agent (including the Mortgages) have been released or reconveyed, each Borrower Party hereby waives and releases any claim or other rights which such Borrower Party may now have or hereafter acquire against any other Borrower Party or any guarantor of all or any of the obligations of such Borrower Party hereunder that arise from the existence or performance of such Borrower Party’s obligations hereunder or any of the other Loan Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, any right to participate in any claim or remedy of Administrative Agent and Lenders against any other Borrower Party or any collateral which Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including the right to take or receive from any other Borrower Party, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights.

(n) Additional Waivers. No Borrower Party shall be released or discharged, either in whole or in part, by Administrative Agent’s failure or delay to (i) perfect or continue the perfection of any lien or security interest in any collateral which secures the obligations of any other Borrower Party, such Borrower Party, or any Guarantor, or (ii) protect the property covered by such lien or security interest.

(o) Independent Obligations. The obligation of such Borrower Party hereunder is independent of the obligation of any other Borrower Party and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against such Borrower Party whether or not such Borrower Party is the alter ego of any other Borrower Party and whether or not any other Borrower Party is joined therein or a separate action or actions are brought against any other Borrower Party. Administrative Agent’s and Lenders’ rights hereunder shall not be exhausted until all of the Obligations have been fully paid and performed.

(p) Subordination. Without limitation on the waivers and releases set forth above:

(i) Each Borrower Party subordinates all present and future indebtedness owing by any other Borrower Party to such Borrower Party to the obligations at any time owing by any other Borrower Party to Administrative Agent and Lenders under the Loan Agreement and the other Loan Documents. Each Borrower Party assigns all such indebtedness to Administrative Agent (for the benefit of itself and the Lenders) as security for the Obligations.

(ii) Each Borrower Party agrees to make no claim on such indebtedness until all obligations of any other Borrower Party under the Loan Agreement and the other Loan Documents have been fully discharged.

(iii) Each Borrower Party further agrees not to assign all or any part of such indebtedness unless Administrative Agent is given prior notice and such assignment is expressly made subject to the terms of this Agreement and the other Loan Documents. If Administrative Agent so requests, (A) all instruments evidencing such indebtedness shall be duly endorsed and delivered to Administrative Agent, (B) all security for such indebtedness shall be duly assigned and delivered to Administrative Agent, (C) such indebtedness shall be enforced, collected and held by such Borrower Party as trustee for Administrative Agent and shall be paid over to Administrative Agent on account of the Term Loans but without reducing or affecting in any manner the liability of such Borrower Party under the other provisions of this Agreement and the other Loan Documents, and (D) such Borrower Party shall execute, file and record such documents and instruments and take such other action as Administrative Agent deems necessary or appropriate to perfect, preserve and enforce Administrative Agent’s rights in and to such indebtedness and any security therefor. If such Borrower Party fails to take any such action, Administrative Agent, as attorney in fact for such Borrower Party, is hereby authorized to do so in the name of such Borrower Party. The foregoing power of attorney is coupled with an interest and cannot be revoked.

(q) Bankruptcy No Discharge; Repayments. So long as any of the Obligations guaranteed hereunder shall be owing to Administrative Agent and Lenders, no Borrower Party shall, without the prior written consent of Administrative Agent, commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against any other Borrower Party. Each Borrower Party understands and acknowledges that by virtue of this Agreement, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to any other Borrower Party. As an example and not in any way of limitation, a subsequent modification of the Obligations in any reorganization case concerning any other Borrower Party shall not affect the obligation of each such Borrower Party to pay and perform the Obligations in accordance with its original terms. In any Insolvency Proceeding or other proceeding in which the filing of claims is required by law, each Borrower Party shall file all claims which such Borrower Party may have against any other Borrower Party relating to any indebtedness of any other Borrower Party to such Borrower Party and shall assign to Administrative Agent all rights of such Borrower Party thereunder. If any Borrower Party does not file any such claim, Administrative Agent, as attorney in fact for such Borrower Party, is hereby authorized to do so in the name of such Borrower Party or, in Administrative Agent’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Administrative Agent’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Administrative Agent or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Administrative Agent the amount payable on such claim and, to the full extent necessary for that purpose, each Borrower Party hereby assigns to Administrative Agent all of such Borrower Party’s rights to any such payments or distributions; provided, however, such Borrower Party’s obligations hereunder shall not be satisfied except to the extent that Administrative Agent receives cash by reason of any such payment or distribution. If Administrative Agent receives anything hereunder other than cash, the same shall be held as collateral for amounts due under the Loan Documents. Notwithstanding anything to the contrary herein, the liability of each Borrower Party hereunder shall be reinstated and revised, and the rights of Administrative Agent shall continue, with respect to any amount at any time paid by or on behalf of any Borrower Party on account of the Loan Agreement or the other Loan Documents which Administrative Agent shall restore or return by reason of the bankruptcy, insolvency or reorganization of any Borrower Party or for any other reasons, all as though such amount had not been paid.

13.26 Release of Claims. Each Borrower and each other Credit Party does hereby (i) waive any claim in tort, contract or otherwise which such Borrower or such other Credit Party may have against Administrative Agent, any Lender, any of their respective Affiliates or their respective officers, directors, agents, or employees (collectively, “Lender Agents”) which may arise out of the relationship between any such Borrower or such other Credit Party and any such Person prior to the Restatement Date; and (ii) absolutely and unconditionally releases and discharges the Administrative Agent, each Lender, each of their respective Affiliates and the Lender Agents from any and all claims, causes of action, losses, damages or expenses which may arise out of any relationship between it and the Administrative Agent, such Lender, any such Affiliate or the Lender Agents which such Borrower or such other Credit Party may have as of the Restatement Date. Each Borrower and each other Credit Party acknowledges that it makes this waiver and release knowingly, voluntarily and only after considering the ramifications of this waiver and release with its legal counsel.

13.27 Acting Through Agents. In exercising any rights under the Loan Documents or taking any actions provided for therein, Administrative Agent may act through its employees, agents or independent contractors as authorized by Administrative Agent. Each Borrower shall authorize its accounting firm and/or service bureaus, as applicable, to provide Administrative Agent with such information as is requested by Administrative Agent in accordance with this Agreement. Each Borrower authorizes Administrative Agent to contact directly any such accounting firm and/or service bureaus, as applicable, to obtain such information.

13.28 Qualified ECP Keepwell. Each Credit Party that is a Qualified ECP Guarantor at the time the guaranty by any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Credit Party”) or the grant of a security interest under the Loan Documents by any such Specified Credit Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13.28 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 13.28 or otherwise under its guarantee as it relates to such other Credit Party voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 13.28 shall remain in full force and effect until termination of all commitments of Administrative Agent and Lenders hereunder and payment in full of all Obligations. Each Qualified ECP Guarantor intends that this Section 13.28 constitute, and this Section 13.28 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

13.29 Effect of Amendment and Restatement. Upon the effectiveness of this Agreement, the debt, obligations and other liabilities (including, without limitation, interest and fees accrued on or prior to the Restatement Date) governed by the Existing Loan Agreement shall continue to be in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. All Obligations evidenced by the Existing Loan Agreement, together with any and all additional Obligations incurred by any Borrower hereunder or under any of the other Loan Documents (whether executed and/or delivered in connection with the Existing Loan Agreement, this Agreement or otherwise), shall continue to be secured by all of the pledges and grants of security interests and Liens provided in connection with the Existing Loan Agreement (and, from and after the Restatement Date, shall be secured by all of the pledges and grants of security interests and Liens provided in connection with this Agreement). Each Borrower hereby reaffirms its obligations under each Loan Document to which it is party (whether executed and/or delivered in connection with the Existing Loan Agreement, this Agreement or otherwise), in each case, as amended, restated, supplemented or otherwise modified from time to time. Each Borrower further agrees that all of the Loan Documents (whether executed and/or delivered in connection with the Existing Loan Agreement, this Agreement or otherwise) remain in full force and effect, as amended, restated, supplemented or otherwise modified, following the execution and delivery of this Agreement and that all references to the “Loan Agreement” and “Term Loan Agreement” in all such Loan Documents shall be deemed to refer to this Agreement. The execution and delivery of this Agreement shall constitute an amendment and restatement of, but not a novation or repayment of, the Obligations incurred prior to the Restatement Date, whether pursuant to the Original Loan Agreement or otherwise. Each Borrower, jointly and severally, represents and warrants that, as of the Restatement Date, there are no claims or offsets against, or defenses or counterclaims to, their obligations (or the obligations of any Guarantor) under the Existing Loan Agreement or any of the Loan Documents (and hereby expressly waives any and all such claims, offsets, defenses and counterclaims).

13.30 Waiver of Existing Events of Default. The parties hereto acknowledge and agree that certain Events of Default have occurred and are continuing hereunder as a result of (i) the failure of CSL Rose Arbor, LLC, to renew and maintain in full force and effect its legal existence and good standing under the Laws of the State of Minnesota as required under Section 7.2 hereof, (ii) the failure to notify Administrative Agent of one or more Material Citations at the Rose Arbor Facility and the impact of these Material Citations on the operations at Rose Arbor, (iii) the failure to notify Administrative Agent of the lawsuit filed against the Rose Arbor Facility, Case No. 27-CV-25-10376 in the Fourth Judicial District of Hennepin County, Minnesota (the “Rose Arbor Litigation”), (iv) Borrowers’ use of a Premium Finance Agreement after December 31, 2024, and (v) failure to comply with certain of the requirements set forth in Section 7.5 hereof, each of which failures constitutes an Event of Default under Article 11 (collectively, the “Specified Event of Default”). Subject to the satisfaction of the conditions precedent set forth in Article 5, the Lenders hereby waive (i) the Specified Event of Default and (ii) the right to exercise any rights and remedies arising hereunder as a result of the existence of the Specified Event of Default; provided, that (x) the Lenders do not waive, and specifically reserve, the right to exercise any rights and remedies arising hereunder as a result of the existence of any Event of Default other than the Specified Event of Default and (y) the foregoing waiver shall not apply to, and shall not be deemed to be a waiver of or otherwise modify, Borrowers’ covenants and obligations under Article 7 and Article 8. The waiver set forth herein shall not apply to any other past, present, or future noncompliance with any provision of this Agreement or any of the other Loan Documents or any other circumstances than those described herein and does not constitute any course of dealing between the Administrative Agent or the Lenders, on the one hand, and the Borrowers (or any of them), on the other hand.

ARTICLE 14

AGENCY.

Administrative Agent, Lenders, Borrowers, and each other Credit Party agree that, except for the rights expressly granted to Borrowers under Section 14.9, no Borrower nor any other Credit Party shall be a party to the agreements contained in this Article 14. Without limitation of the foregoing, Administrative Agent, Lenders, Borrowers, and each other Credit Party agree that in no event shall Borrowers or other Credit Parties be required to seek comment from, deliver notices to or otherwise deal with any Lender other than Administrative Agent (except as otherwise specifically stated in this Agreement). No Borrower or other Credit Party shall have any benefits or rights as a third party beneficiary of any term or condition contained in this Article 14.

14.1 Appointment and Authorization.

(a) Generally. Each Lender hereby irrevocably (subject to Section 14.9) appoints, designates and authorizes Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. The duties of Administrative Agent shall be mechanical and administrative in nature. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Specific Authorizations. Except as otherwise specified in this Agreement, Administrative Agent shall have the right to exercise its sole and absolute discretion to act or not to act under the Loan Documents. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to:

(i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with this Agreement and the Loan Documents relating to the Collateral securing the Term Loans;

(ii) make any subsequent advances to the Borrower for the purposes described in this Agreement;

(iii) approve or disapprove any form of Lease or other tenant Lease;

(iv) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Credit Parties;

(v) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein;

(vi) take such action as is necessary or desirable to maintain the perfection and priority of the security interest and Liens created or purported to be created by the Loan Documents;

(vii) release or assign (without recourse, representation or warranty, other than representations as to title and as to no encumbrances by Administrative Agent) any or all Collateral upon payment and satisfaction in full of the Term Loans;

(viii) select, engage and instruct a FIRREA-compliant appraiser with respect to any valuation of the Real Property; and

(ix) enter into any so-called “pre-negotiation agreement” with any Borrower or any other Credit Party (provided that as a condition precedent to such authority, all Lenders have been given a reasonable opportunity to (A) comment on the proposed form of pre-negotiation agreement and (B) discuss such comments with Administrative Agent).

14.2 Delegation of Duties. Administrative Agent may execute any of its duties hereunder or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of legal counsel and other consultants, independent public accountants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as finally determined in a non-appealable judicial proceeding.

14.3 Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees, Affiliates or agents shall (a) be liable to any Lender or any other Person for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Borrower, any Credit Party or any of their Affiliates, or any officer thereof, contained in this Agreement or in any other Loan

Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Borrower, any Credit Party or any other party to any Loan Document to perform its obligations and liabilities hereunder or thereunder, or be responsible for or have any duty to ascertain or verify the satisfaction of any conditions specified in this Agreement or any other Loan Document. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to (i) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Documents, (ii) the financial condition of any Credit Party, (iii) the contents of any certificate, report or other document delivered hereunder or any other Loan Document or in connection herewith or therewith, (iv) the existence or possible existence of any Default or Event of Default, or (v) the satisfaction of any condition set forth in Article 5 of this Agreement or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

14.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to Borrowers), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or any other Loan Document in accordance with a request or consent of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the Restatement Date specifying its objection thereto.

14.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 11.2(a);

provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

14.6 Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of Borrowers or the other Credit Parties, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and the other Credit Parties, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrowers and the other Credit Parties which may come into the possession of Administrative Agent. Each Lender hereby acknowledges and agrees that it is not entitled to rely upon any notice, report or other document furnished by the Administrative Agent from time to time in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby, and hereby release any and all claims it may have against Administrative Agent or any agent thereof as a result of any reliance by any Lender in any such notice, report, document or other information furnished by Administrative Agent.

14.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify, defend and hold harmless upon demand Administrative Agent and its directors, officers, employees, Affiliates and agents (each an “Indemnified Agent Party”) (to the extent not reimbursed by or on behalf of any Borrower and without limiting the obligation of any Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as defined in Section 7.11), provided, that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Indemnified Agent Party’s own gross negligence or willful misconduct. No action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all Expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrowers. If any indemnity furnished to Administrative Agent for any purpose shall, in the reasonable, good faith opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional reasonable indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional reasonable indemnity is furnished. The undertaking in this Section shall survive repayment of the Term Loans and other liabilities, cancellation of any promissory notes, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

14.8 Administrative Agent in Individual Capacity. Ally Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party and its Affiliates as though Ally Bank were not Administrative Agent hereunder and without notice to or consent of any Lender; provided, however, if Ally Bank acquires Equity Interests in any Credit Party or any Affiliate of any Credit Party and such Equity Interests are not publicly traded, Ally Bank will provide written notice to the Lenders. Each Lender acknowledges that, pursuant to such activities, Ally Bank or its Affiliates may receive information regarding a Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its portion of the Term Loans, Ally Bank and its Affiliates shall have the same rights and powers hereunder as any other Lender and may exercise the same as though Ally Bank were not Administrative Agent, and the terms “Lender” and “Lenders” include Ally Bank and its Affiliates, to the extent applicable, in their individual capacities.

14.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lender. If Administrative Agent resigns hereunder, Required Lenders shall, with (so long as no Default or Event of Default exists), the prior written consent of Borrowers (which shall not be unreasonably withheld, conditioned or delayed), appoint from among Lenders a successor agent for Lenders. Notwithstanding the immediately foregoing sentence, if no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrowers, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to and become vested with all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.

14.10 Collateral Matters; Restriction on Lenders.

(a) Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Administrative Agent and Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Administrative Agent or Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to take any action with respect to any Collateral and any of the other collateral pursuant to Loan Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral and the other collateral pursuant to the other Loan Documents. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (i) to release any Lien granted to or held by Administrative Agent hereunder and any other Loan Document (A) upon the termination of this Agreement in accordance with Section 2.11; or (B) constituting property sold or to be sold or disposed of, financed or refinanced, as part of or in connection with any sale, disposition, financing or refinancing which is expressly permitted by this Agreement at any time; or (ii) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement. Upon request by Administrative Agent at any time, Lenders will promptly confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.10. Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets and Collateral (and other collateral pursuant to other Loan Documents) which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets or Collateral, such Lender shall promptly notify Administrative Agent thereof in writing, and, promptly upon Administrative Agent’s written request therefor, shall deliver such assets or Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that, except as otherwise expressly provided herein, it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral for the liabilities unless instructed in writing to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

(b) Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the liabilities, any amounts owing by such Lender to a Credit Party or any deposit accounts of any Credit Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the a commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions hereunder and the other Loan Documents against the Credit Parties or any third party with respect to the liabilities or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

(c) If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than from the Administrative Agent in accordance with this Agreement and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by Applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

14.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Borrower or other Credit Party, Administrative Agent (irrespective of whether the principal of the Term Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on a Borrower or other Credit Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans, and all other liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and attorneys and all other amounts due Lenders and Administrative Agent hereunder) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and attorneys, and any other amounts due Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, affecting the liabilities or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.12 Return of Payments. If Administrative Agent pays an amount to a Lender hereunder in the belief or expectation that a related payment has been or will be received by Administrative Agent from any Borrower and such related payment is not received by Administrative Agent, or if Administrative Agent overpays an amount to a Lender hereunder or otherwise in error, then Administrative Agent shall be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Effective Rate. If Administrative Agent reasonably determines at any time that any amount received by Administrative Agent hereunder must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender shall repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.

14.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any portion of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portion of the Term Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 14.13 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Term Loans to any Assignee or Participant.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower and each other Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower and each other Credit Party in the amount of such participation.

14.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (ii) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any Affiliate of a Borrower, or any other Person and (ii) no Lender or any of its Affiliates has any obligation to any Borrower or any Affiliate of a Borrower with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty arising on or prior to the Restatement Date.

14.15 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and, subject to any Applicable Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, if so determined by Administrative Agent and Borrowers, held in such account as cash collateral for future funding obligations (if any) of the Defaulting Lender hereunder, (iii) third, pro rata, to the payment of any amounts owing to Borrowers, Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrowers, Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder, and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of the Term Loans, such payment shall be applied solely to prepay the Term Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Term Loans of any Defaulting Lender.

(ii) Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to this Agreement or any other Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to this Agreement or any other Loan Document except with respect to items described in Section 13.4(b) which require the vote or consent of all Lenders or all affected Lenders, and no Defaulting Lender shall have any other right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Required Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 13.4), provided that any waiver, amendment or modification described in Section 13.4(b) requiring the consent of all Lenders or each directly affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(iii) The failure of any Defaulting Lender to make any portion of the Term Loans, advance or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such portion of the Term Loans, advance or payment, but neither any Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a portion of the Term Loans, advance or make any other payment required hereunder.

(iv) At the written request of the Borrower Representative, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s written consent and in Administrative Agent’s sole discretion (but without any obligation whatsoever on Administrative Agent) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Administrative Agent’s written request, promptly sell and assign to Administrative Agent or such Person, all of the lending commitments and commitment interests of that Defaulting Lender for an amount equal to the principal balance of all Term Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated (if at all upon Administrative Agent’s election) pursuant to an executed Assignment Agreement.

14.16 Defaulting Lender Cure. If Borrowers and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

14.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.18 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (As set forth in such notice from Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 14.18 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 14.18(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 14.18(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 14.18(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its portion of the Loan (but not its Term Loan

Commitment) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the its portion of the Loan (but not its Term Loan Commitment), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Promissory Notes evidencing such portion of the Loan to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment); (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment; (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Term Loan Commitment which shall survive as to such assigning Lender; (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment; and (E) the Administrative Agent will reflect in the Register its ownership interest in the portion of the Loan subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Term Loan Commitment of any Lender and such Term Loan Commitment shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 12.1 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any portion of the Loan acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Transaction Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Transaction Party; provided that this Section 14.18(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 14.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Term Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

CSL CE ARLINGTON, LLC CSL CE COLLEGE STATION, LLC CSL CE CONROE, LLC

CSL REMINGTON, LLC

CSL CE STEPHENVILLE, LLC

CSL COTTONWOOD, LLC

CSL GEORGETOWNE, LLC

CSL AUTUMN GLEN, LLC

CSL ROSE ARBOR, LLC

CSL FITCHBURG, LLC

SONIDA BROWNSBURG IN, LLC

SONIDA PLAINFIELD IN, LLC

CSL WHISPERING PINES, LLC

CSL WISCONSIN RAPIDS, LLC

CSL COLBY, LLC

CSL PARK FALLS, LLC

CSL VIRGINIA BEACH, LLC

CSL CARPENTERS CREEK FL, LLC

SONIDA ALPHARETTA, LLC,

each, a Delaware limited liability company

By:	/s/ Brandon Mr. Ribar
Name:	Brandon M. Ribar
Title:	President

A&R TERM LOAN AGREEMENT

SIGNATURE PAGE

ADMINISTRATIVE AGENT:

ALLY BANK

By:	/s/ Scott Rossbach
Name:	Scott Rossbach
Title:	Authorized Signatory

A&R TERM LOAN AGREEMENT

SIGNATURE PAGE

LENDER:

ALLY BANK

By:	/s/ Scott Rossbach
Name:	Scott Rossbach
Title:	Authorized Signatory

A&R TERM LOAN AGREEMENT

SIGNATURE PAGE

ANNEX A

LIST OF BORROWERS

1.	CSL CE Arlington, LLC
2.	CSL CE College Station, LLC
3.	CSL CE Conroe, LLC
4.	CSL Remington, LLC
5.	CSL CE Stephenville, LLC
6.	CSL Cottonwood, LLC
7.	CSL Georgetowne, LLC
8.	CSL Autumn Glen, LLC
9.	CSL Rose Arbor, LLC
10.	CSL Fitchburg, LLC
11.	Sonida Brownsburg IN, LLC
12.	Sonida Plainfield IN, LLC
13.	CSL Whispering Pines, LLC
14.	CSL Wisconsin Rapids, LLC
15.	CSL Colby, LLC
16.	CSL Park Falls, LLC
17.	CSL Virginia Beach, LLC
18.	CSL Carpenters Creek FL, LLC
19.	Sonida Alpharetta, LLC

ANNEX B

Term Loan Commitments

Name of Lender	Original Term Loan	Delayed Draw Loans	Restatement Date Loan	Total Term Loan Commitment	Pro Rata Share
Ally Bank	$112,919,200.00	$15,000,000.00	$9,080,800.00	$137,000,000.00	100%
TOTAL	$112,919,200.00	$15,000,000.00	$9,080,800.00	$137,000,000.00	100%

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:_______, 20__

To: Ally Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Agreement, dated August 7, 2025 (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the “Loan Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto and ALLY BANK, as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used but not defined in this Certificate shall have the meanings given to such terms in the Loan Agreement.

The undersigned, hereby certifies as of the date hereof that he is the Authorized Signatory of the Borrower Representative, and that, as such, he is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of each Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Borrowers have delivered the consolidated and consolidating financial statements of Borrowers, required by Section 10.3(b) of the Loan Agreement for the fiscal year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section.

[Use following paragraph 1 for fiscal quarterly financial statements]

1. Borrowers have delivered the financial statements of Borrowers required by Section 10.3(a) of the Loan Agreement for the quarter ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrowers in accordance with GAAP as at such date and for such period.

2. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and condition (financial or otherwise) of each Borrower during the accounting period covered by such financial statements.

3. A review of the activities of the Borrowers during such [fiscal period] has been made under the supervision of the undersigned with a view to determining whether during such [fiscal period] Borrowers performed and observed all their obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period Borrowers performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

-or-

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The Borrower Representative, on behalf of each Borrower, hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) there exists no Default or Event of Default under the Loan Agreement;

(b) all representations, warranties and covenants made in the Loan Agreement are true and correct as of the date hereof, with the same effect as if made on and as of such date [except as described in reasonable detail below]1; provided, however, that any representation and warranty made as of an earlier date remains true and correct as of such earlier date;

(c) there is no material fact presently known to the Borrower Representative or any other Borrower that has not been disclosed to Administrative Agent that, individually or in the aggregate, could reasonably be expected to result in Material Adverse Effect;

(d) no Borrower has received any notice any change in the information provided in the most recent Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification; and

(e) with respect to all Distributions made during such fiscal period, all conditions specified in the definition of “Permitted Distributions” [and in Section 5.1]2 have been satisfied.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[1]

Solely for purposes of this Compliance Certificate, any reaffirmation of a representation or warranty that does not specifically refer to an earlier date may include a disclosure that such representation or warranty is no longer true as of the reaffirmation date to the extent that the change in circumstance making such representation or warranty untrue does not independently constitute an Event of Default; provided, however, any such disclosure of a change in circumstance shall not excuse any Borrower of its obligations under the Loan Documents or result in a waiver of any rights of Administrative Agent or any Lender thereunder.

[2]	To include in Compliance Certificate delivered at initial closing.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of this _____ day of _______________, 20 ___.

             [__________],

as Borrower Representative

By:
Name:
Title:	Authorized Signatory

EXHIBIT B

FORM OF PROMISSORY NOTE

$[___________]	____________________, 20___

FOR VALUE RECEIVED, the undersigned (each a “Borrower” and collectively, the “Borrowers”), hereby promises to pay to ALLY BANK, a Utah state charted bank, (together with its successors and assigns, “Lender”), the principal amount of [ ] AND [ ]/100 DOLLARS ($[_______]) as provided in accordance with the provisions of that certain Amended and Restated Term Loan Agreement by and between Borrowers and Lender of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”). All capitalized terms used but not defined in this Term Note (this “Term Note”) shall have the meanings given to such terms in the Agreement.

Borrowers promise to pay interest on the unpaid principal amount of the Term Loans from the date of this Term Note until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made in immediately available funds as provided in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is a Promissory Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranties (if any) and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of the Term Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Delivery of the executed signature pages of this Term Note by facsimile or other electronic transmission will constitute effective and binding execution and delivery.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIMS TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS TERM NOTE.

In addition to and without limitation of any of the foregoing, this Note shall be deemed to be a Loan Document and shall otherwise be subject to all of the general terms and conditions contained in Article 13 of the Agreement, mutatis mutandis.

[remainder of page intentionally left blank; signature page follows]

BORROWERS:

CSL CE ARLINGTON, LLC
CSL CE COLLEGE STATION, LLC
CSL CE CONROE, LLC
CSL REMINGTON, LLC
CSL CE STEPHENVILLE, LLC
CSL COTTONWOOD, LLC
CSL GEORGETOWNE, LLC
CSL AUTUMN GLEN, LLC
CSL ROSE ARBOR, LLC
CSL FITCHBURG, LLC
SONIDA BROWNSBURG IN, LLC
SONIDA PLAINFIELD IN, LLC
CSL WHISPERING PINES, LLC
CSL WISCONSIN RAPIDS, LLC
CSL COLBY, LLC
CSL PARK FALLS, LLC
CSL VIRGINIA BEACH, LLC
CSL CARPENTERS CREEK FL, LLC
SONIDA ALPHARETTA, LLC,
each, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Term Loan Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Guaranties) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Loan Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate of [identify Lender]][1]

3.	Borrower(s): CSL CE Arlington, LLC

CSL CE College Station, LLC

CSL CE Conroe, LLC

CSL Remington, LLC

CSL CE Stephenville, LLC

CSL Cottonwood, LLC

CSL Georgetowne, LLC

CSL Autumn Glen, LLC

CSL Rose Arbor, LLC

CSL Fitchburg, LLC

Sonida Brownsburg IN, LLC

Sonida Plainfield IN, LLC

CSL Whispering Pines, LLC

CSL Wisconsin Rapids, LLC

CSL Colby, LLC

CSL Park Falls, LLC

CSL Virginia Beach, LLC

CSL Carpenters Creek Fl, LLC

Sonida Alpharetta, LLC,

each, a Delaware limited liability company

4.	Administrative Agent:	ALLY BANK, as the administrative agent under the Loan
Agreement
5.	Loan Agreement:	Amended and Restated Term Loan Agreement, dated August 7,
2025, among Borrowers, the Guarantors identified therein, the
Lenders parties thereto, ALLY BANK, as Administrative Agent
6.	Assigned Interest:

1	Select as applicable.

Facility Assigned	Aggregate Amount of Term Loan Commitment/Loans for all Lenders		Amount of Term Loan Commitment/Loans Assigned		Percentage Assigned of Term Loan Commitment/Loans
	$	_________	$	_________	$	_________
	$	_________	$	_________	$	_________
	$	_________	$	_________	$	_________

Effective Date: , 20_____

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices: Attention: Telecopier:	Notices: Attention: Telecopier:
With a copy to: Attention: Telecopier:	With a copy to: Attention: Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]2 Accepted:

ALLY BANK, as Administrative Agent

By:
Name:
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is not an Ineligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.

Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic format shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT D

FORM OF SPECIAL COMPLIANCE CERTIFICATE

Financial Statement Date: ______________, ___________

To:	Ally Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Agreement, dated August 7, 2025 (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the “Loan Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto and ALLY BANK, as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used but not defined in this Certificate shall have the meanings given to such terms in the Loan Agreement.

The undersigned, hereby certifies as of the date hereof that he is the Authorized Signatory of the Borrower Representative, and that, as such, he is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of each Borrower, and that:

1. Borrowers have delivered the financial statements of Borrowers required by Section 10.3 of the Loan Agreement for the month ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrowers in accordance with GAAP as at such date and for such period.

2. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and condition (financial or otherwise) of each Borrower during the accounting period covered by such financial statements.

3. A review of the activities of the Borrowers during such [fiscal period] has been made under the supervision of the undersigned with a view to determining whether during such [fiscal period] Borrowers performed and observed all their obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period Borrowers performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

-or-

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The Borrower Representative, on behalf of each Borrower, hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) there exists no Default or Event of Default under the Loan Agreement; and

(b) all representations, warranties and covenants made in the Loan Agreement are true and correct as of the date hereof, with the same effect as if made on and as of such date [except as described in reasonable detail below]3; provided, however, that any representation and warranty made as of an earlier date remains true and correct as of such earlier date; and

(c) there is no material fact presently known to the Borrower Representative or any other Borrower that has not been disclosed to Administrative Agent that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Special Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Special Compliance Certificate as of this day of _____________, 20__.

        [_______],

as Borrower Representative

By:
Name:
Title:	Authorized Signatory

[3]

Solely for purposes of this Special Compliance Certificate, any reaffirmation of a representation or warranty that does not specifically refer to an earlier date may include a disclosure that such representation or warranty is no longer true as of the reaffirmation date to the extent that the change in circumstance making such representation or warranty untrue does not independently constitute an Event of Default; provided, however, any such disclosure of a change in circumstance shall not excuse any Borrower of its obligations under the Loan Documents or result in a waiver of any rights of Administrative Agent or any Lender thereunder.

EXHIBIT E

DELAYED DRAW LOAN ADVANCE REQUEST

BORROWER’S DELAYED DRAW LOAN ADVANCE REQUEST

FOR DISBURSEMENT OF THE DELAYED DRAW LOAN

Date:

Ally Bank

3 Bethesda Metro Center, Suite 925

Bethesda, Maryland 20814

Attention: Jeremy Bilson

The undersigned (collectively, “Borrowers”), hereby deliver this Delayed Draw Loan Advance Request (this “Request”) pursuant to that certain Amended and Restated Term Loan Agreement, dated August 7, 2025 (the “Agreement”), by and among Borrowers, Ally Bank, as Administrative Agent, and the financial institutions that are or may from time to time become parties thereto (collectively, “Lender”). All capitalized terms which are not defined herein shall have the meanings ascribed thereto in the Agreement.

1. Certification. Borrowers hereby certify to Administrative Agent on behalf of Lenders that as of the date hereof:

(i)	no Default or Event of Default exists under the Agreement.

(ii)

with respect to the Request, Borrower has complied with the covenants and obligations required to be performed under Section 2.1(b) of the Agreement and enclosed with this Request is evidence of compliance with each of the covenants and obligations of Section 2.1(b) of the Agreement.

(iii)	any and all of the requirements required to be satisfied pursuant to the Agreement in order to obtain the Delayed Draw Loan have been satisfied in full.

(iv)

Borrower has received no notice and has no knowledge of any liens or claims of lien either filed or threatened against the Property except the liens of Lender and those which are specifically identified in writing to Lender.

2. Advance. Borrowers hereby request the following disbursement of the Delayed Draw Loan:

Addresses of Properties for which the Delayed Draw Loan Advance is being made:

Total amount of requested Delayed Draw Loan Advance:
Total requested disbursement:	$	[_____	]
Total amount of Delayed Draw Loans previously advanced (prior to this request):	$	___________
Total amount of Delayed Draw Loans advanced (after this request):	$	___________

[NO FURTHER TEXT ON THIS PAGE]

BORROWERS:

CSL CE ARLINGTON, LLC
CSL CE COLLEGE STATION, LLC
CSL CE CONROE, LLC
CSL REMINGTON, LLC
CSL CE STEPHENVILLE, LLC
CSL COTTONWOOD, LLC
CSL GEORGETOWNE, LLC
CSL AUTUMN GLEN, LLC
CSL ROSE ARBOR, LLC
CSL FITCHBURG, LLC
SONIDA BROWNSBURG IN, LLC
SONIDA PLAINFIELD IN, LLC
CSL WHISPERING PINES, LLC
CSL WISCONSIN RAPIDS, LLC
CSL COLBY, LLC
CSL PARK FALLS, LLC
CSL VIRGINIA BEACH, LLC
CSL CARPENTERS CREEK FL, LLC
SONIDA ALPHARETTA, LLC,
each, a Delaware limited liability company

By:
Name:	Brandon M. Ribar
Title:	President